Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Seagate Technology Public Limited Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

September [    ], 2014

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 Annual General Meeting of Shareholders of Seagate Technology plc, which will be held at 9:30 a.m. local time on Wednesday, October 22, 2014, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

Details of the business to be presented at the meeting may be found in the Proxy Statement accompanying this letter.

We hope you are planning to attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, please take a moment and submit your proxy as soon as possible, so that your shares may be represented at the 2014 Annual General Meeting.

On behalf of the Board of Directors of Seagate Technology plc, I thank you for your continued support.

Sincerely,
Stephen J. Luczo Chairman and Chief Executive Officer

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

        The 2014 Annual General Meeting of Shareholders of Seagate Technology plc ("Seagate" or the "Company"), a company incorporated under the laws of Ireland, will be held on October 22, 2014, at 9:30 a.m. local time, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

        The purposes of the 2014 Annual General Meeting are:

  1.
  By separate resolutions, to elect as Directors the following individuals who shall retire in accordance with the Articles of Association and, being eligible, offer themselves for election:

(a) Stephen J. Luczo	(b) Frank J. Biondi, Jr.	(c) Michael R. Cannon
(d) Mei-Wei Cheng	(e) William T. Coleman	(f) Jay L. Geldmacher
(g) Kristen M. Onken	(h) Dr. Chong Sup Park	(i) Gregorio Reyes
(j) Stephanie Tilenius	(k) Edward J. Zander
  2.
  To grant the Directors authority to issue shares.

  3.
  To grant the Directors authority to issue shares for cash without first offering shares to existing shareholders. (Special Resolution).

  4.
  To determine the price range at which the Company can re-issue shares that it holds as treasury shares. (Special Resolution).

  5.
  To approve the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan, which includes, among other amendments, an increase in the shares reserved for issuance thereunder by 25,000,000.

  6.
  To approve, in a non-binding advisory vote, the compensation of the named executive officers.

  7.
  To authorize holding the 2015 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

  8.
  To ratify, in a non-binding vote, the appointment of Ernst & Young as the independent auditors of the Company and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors' remuneration.

  9.
  To conduct such other business properly brought before the meeting.

        The board of Directors recommends that you vote "for" proposals 1 through 8. The full text of these proposals is set forth in the accompanying proxy statement.

        Only shareholders of record as of the close of business on August 26, 2014, are entitled to receive notice of and to vote at the Annual General Meeting. Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.

        During the meeting, management will also present Seagate's Irish Statutory Accounts for the fiscal year ended June 27, 2014 and the reports of the Directors and auditors thereon.

By order of the Board of Directors

Kenneth M. Massaroni, Secretary

September [        ], 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 22, 2014:

        We will be relying on the U.S. Securities and Exchange Commission rule that allows companies to furnish Proxy Materials over the Internet instead of mailing printed copies of those materials to each shareholder. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of our Proxy Statement, our Irish Statutory Accounts for fiscal year 2014, the proxy card and our Annual Report on Form 10-K for fiscal year 2014 (collectively, the "Proxy Materials"). The Notice also contains instructions on how to request a paper copy of the Proxy Materials. If you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

        IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED.

SUMMARY INFORMATION

        This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about the topics summarized below, please review Seagate Technology plc's Annual Report on Form 10-K and the entire Proxy Statement.

2014 Annual General Meeting of Shareholders

Date and Time:	October 22, 2014 at 9:30am local time
Place:	The Four Seasons Hotel Simmonscourt Road Dublin 4, Ireland
Record Date:	August 26, 2014
Voting:	Shareholders as of the Record Date are entitled to vote on the proxy proposals. Each ordinary share is entitled to one vote for each Director nominee and each of the other proposals.
Attendance:	All shareholders as of the close of business on the Record Date may attend the meeting. You can attend and vote at the meeting even if you have completed and submitted a form of proxy.
Proxy Materials:	The Proxy Materials were first made available to shareholders on or about September [ ], 2014.

Proposals, voting recommendations and vote required:

        The Board of Directors recommends that you vote "FOR" each of the proposals that will be submitted for shareholder approval at the 2014 Annual General Meeting.

The proposals are:		Vote required:	Page:
1	Elect the 11 Director nominees named in the proxy statement.	Ordinary Resolution Majority of votes cast	13
2	To grant the Directors authority to issue shares.	Ordinary Resolution Majority of votes cast	19
3	To grant the Directors authority to issue shares for cash without first offering shares to existing shareholders.	Special Resolution At least 75% of votes cast	20
4	To determine the price range at which the Company can re-issue shares that it holds as treasury shares.	Special Resolution At least 75% of votes cast	22
5	To approve the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan to, among other things, increase the shares reserved for issuance thereunder by 25,000,000.	Ordinary Resolution Majority of votes cast	23
6	To approve, in a non-binding advisory vote, the compensation of the named executive officers.	Ordinary Resolution Majority of votes cast	36
7	To authorize holding the 2015 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.	Ordinary Resolution Majority of votes cast	37
8	To ratify, in a non-binding vote, the appointment of Ernst & Young as the independent auditors of the Company for the fiscal year ending July 3, 2015 ("fiscal year 2015") and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors' remuneration.	Ordinary Resolution Majority of votes cast	38

Seagate's Corporate Governance Highlights

• The Board consists of a substantial majority of independent Directors.	• The Board has a Lead Independent Director.
• Directors must receive a majority of shareholder votes cast to be elected.	• The non-executive Directors meet regularly in executive sessions.
• Executives and Directors are subject to share ownership guidelines.	• Executives are subject to a "clawback" policy.
• All Directors are elected annually.	• Maintain an anti-hedging policy for all Directors and employees.
• The Board and each committee perform a self-evaluation annually.	• The Board oversees enterprise risk management.
• The Board undertakes succession planning for all executive levels, including CEO, and the Board.

Director Nominees

        Following is a summary about each Director nominee:

Nominee	Age	Director Since	Principal Occupation	Independent	Current Committee Membership
Stephen J. Luczo	57	2000	Chairman and Chief Executive Officer of Seagate Technology plc	No	• None

Frank J. Biondi, Jr.	69	2005	Senior Managing Director of WaterView Advisors LLC	Yes	• Finance (Chair) • Compensation

Michael R. Cannon	61	2011	Former President, Global Operations, Dell, Inc.	Yes	• Finance • Nominating and Corporate Governance

Nominee	Age	Director Since	Principal Occupation	Independent	Current Committee Membership
Mei-Wei Cheng	64	2012	Former CEO Siemens North East Asia and President and former CEO of Siemens Ltd., China	Yes	• Audit • Finance

William Coleman	66	2012	Partner with Alsop Louie Partners	Yes	• Audit • Nominating and Corporate Governance

Jay L. Geldmacher	58	2012	CEO of Artesyn Embedded Technologies	Yes	• Compensation

Kristen M. Onken	65	2011	Former Senior Vice President, Finance and Chief Financial Officer of Logitech International, SA	Yes	• Audit (Chair) • Finance

Dr. Chong Sup Park	66	2006	Former Chairman and CEO of Maxtor	Yes	• Audit • Nominating and Corporate Governance

Nominee	Age	Director Since	Principal Occupation	Independent	Current Committee Membership
Gregorio Reyes	73	2004	Private Investor and Management Consultant	Yes	• Audit • Finance

Stephanie Tilenius	47	Nominee	Executive-in-Residence, Kleiner Perkins	Yes	• None
Edward J. Zander	67	2009	Former Chairman and CEO of Motorola, Inc.	Yes	• Compensation (Chair)

        For further biographical information about our Director nominees see pages 13 through 18 of this Proxy Statement.

Grant the Directors authority to issue shares.

        We are asking you to grant our Directors authority to issue shares under Irish law. This authority is fundamental to our business and granting the Board this authority is a routine matter for public companies incorporated in Ireland.

Grant the Directors authority to issue shares for cash without first offering shares to existing shareholders.

        We are asking you to grant the Directors authority to issue shares for cash without first offering shares to existing shareholders. This authority is fundamental to our business and granting the Board this authority is a routine matter for public companies incorporated in Ireland. As required under Irish law, this must be approved by special resolution, and requires the affirmative vote of at least 75% of the votes cast.

Determine the price at which the Company can reissue shares held as treasury shares.

        We are asking you to determine the price at which the Company can reissue shares held as treasury shares. From time to time the Company may acquire ordinary shares and hold them as treasury shares. The Company may reissue such treasury shares, and under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. As required under

Irish law, this must be approved by special resolution, and requires the affirmative vote of at least 75% of the votes cast.

Approval of Our Amended and Restated 2012 Equity Incentive Plan.

        We are asking you to approve our Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan, which increases the number of shares reserved for issuance under the current plan by 25,000,000, modifies the fungible share counting provision so that shares issued in respect of full-value share awards granted thereunder will count against the share reserve as 2.5 for every one share granted, and makes certain changes to the performance criteria on which performance goals will be based. A detailed discussion about the amendments is included under Proposal 5, starting on page 23.

Advisory Approval of Our Executive Compensation.

        We are asking for your advisory approval of the compensation of our named executive officers (our "NEOs."). While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

        Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation programs and the Compensation Committee's compensation decisions.

Approval to Hold 2015 AGM Outside Ireland.

        We are asking you to grant our Directors authority to hold the 2015 AGM outside of Ireland.

Ratification of Ernst & Young, and authorization to set auditors' remuneration.

        We are asking you to ratify the appointment of Ernst & Young LLP as our auditors, and to authorize the Audit Committee to set their remuneration.

Executive Compensation

Pay for Performance

        The general philosophy and structure of our executive compensation programs emphasize strong alignment between executive pay and corporate financial performance. In addition, our compensation philosophy is designed to align our executive compensation programs with long term shareholder interests. In fiscal year 2014, a majority of our long term equity incentive awards were granted in the form of performance based restricted share units, which vest dependent upon the achievement of pre-established performance objectives, including return on invested capital, relative total shareholder return and adjusted earnings per share, reflecting a strong emphasis on pay for performance and the alignment of interests between our NEOs and our shareholders. In addition, over 86% of our NEO total annual targeted compensation is subject to the achievement of specific performance conditions.

        Highlights of the Company's fiscal year ended June 27, 2014 ("fiscal year 2014") financial performance include:

  •
  Revenues were $13.7 billion, which represented a 4% decrease from revenues of $14.4 billion in fiscal year 2013 due to a decrease in units shipped and decrease in our average selling price per unit;

  •
  We shipped 220 million units during fiscal year 2014, which represented a 3% decrease over the prior fiscal year;

  •
  Gross margin as a percentage of revenue increased to 28% in fiscal year 2014 from 27% in fiscal year 2013;

  •
  We generated operating cash flow of $2.6 billion, used approximately $1.9 billion to repurchase 41 million of our ordinary shares and used $0.6 billion for capital expenditures; and

  •
  We paid approximately $0.7 billion for the repurchase and early redemption of long term debt, as well as approximately $0.6 billion of shareholder dividends.

        Please review our "Compensation Discussion and Analysis" for additional information and definitions of financial metrics.

2015 AGM

Deadline for shareholder proposals for inclusion in the proxy statement:	May [ ], 2015
Period for shareholder nomination of directors:	April [ ], 2015 to May [ ], 2015
Deadline for all other proposals:	July [ ], 2015

        For further information see the section entitled "Shareholder Proposals and Nominations" of this Proxy.

PROXY STATEMENT

        In this Proxy Statement, "Seagate Technology," "Seagate" the "Company," "we," "us" and "our" refer to Seagate Technology plc, an Irish public limited company. This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record at the close of business on August 26, 2014 (the "Record Date") on or about September [    ], 2014.

 GENERAL INFORMATION

        Following are questions and answers concerning Voting and Solicitation and other general information.

Why did I receive this Proxy Statement?	We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials ("Notice") on or around September [ ], 2014 because our Board of Directors is soliciting your proxy to vote at the Company's 2014 Annual General Meeting ("AGM").
This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why are there two sets of financial statements covering the same fiscal period?

U.S. securities laws require us to send you our 2014 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our fiscal year 2014, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are included as Appendix B to this Proxy Statement, are available at www.proxyvote.com, and, as required as a matter of Irish law, will be laid before the 2014 AGM.

What do I need to do to attend the 2014 AGM?

All shareholders as of the Record Date are invited to attend the 2014 AGM. In order to be admitted, you must present a form of personal identification and evidence of share ownership. If your shares are held beneficially in the name of a bank, broker or other holder of record, you may bring a bank or brokerage account statement as your proof of ownership of Seagate shares. Shareholders of record may provide identification matching that of a shareholder appearing on the Company's register, a copy of a share certificate or other evidence of share ownership.

Who may vote?

You are entitled to vote if you beneficially owned the Company's ordinary shares at the close of business on the Record Date. At that time, there were [      ] of the Company's ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the 2014 AGM.

How do I vote?	Shareholders of record can cast their votes by proxy by:
• using the Internet and voting at www.proxyvote.com;
• calling 1.800.690.6903 and following the telephone prompts; or
• completing, signing and returning a proxy card by mail.

The Notice you receive will contain a control number that will allow you to access the Proxy Materials online, including a proxy card. If you receive a paper copy of our Proxy Materials, a printed proxy card will be enclosed. If you have not received a paper copy of our Proxy Materials and wish to vote by mail, please follow the instructions included in the Notice to obtain a paper proxy card. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

The Notice is not a proxy card and it cannot be used to vote your shares.

Shareholders of record may also vote their shares directly by attending the 2014 AGM and casting their vote in person or appointing one or more proxies (who do not have to be shareholders) to attend the 2014 AGM and cast votes on their behalf in accordance with the shareholder's instructions.

Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. If you do not receive the voting instructions, please contact your bank, brokerage firm or nominee directly. Street name holders who wish to vote in person at the 2014 AGM must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the 2014 AGM and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the 2014 AGM without a legal proxy and a signed ballot.

Even if you plan to attend the 2014 AGM, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

In order to be timely processed, your vote must be received by 11:59 p.m. EST on October 20, 2014 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).

May I revoke my proxy?	If you are a registered holder of the Company's shares you may revoke your proxy at any time before it is voted at the 2014 AGM by:
• notifying the Company Secretary in writing: c/o Seagate Technology plc at 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attention: Corporate Secretary,
• submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or
• by voting in person at the 2014 AGM.
Merely attending the 2014 AGM does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
If you are not a registered holder but your shares are registered in the name of a nominee, you must contact the nominee to revoke your proxy.

How will my proxy get voted?

If your proxy is properly submitted, you are legally designating the person or persons named in the proxy card to vote your shares as you have directed. Unless you name a different person to act as your proxy, Dr. Chong Sup Park and Kenneth M. Massaroni (the "Company Designees") shall act as your proxies. If you sign and return your proxy without indicating how your shares are to be voted and name anyone other than a Company Designee as your proxy, that person may vote your shares at their discretion. If you name a Company Designee as your proxy without indicating how your shares are to be voted, the Company Designees shall vote your shares as the Board recommends on each proposal in this Proxy Statement and at their discretion regarding any other matter properly presented for a vote at the 2014 AGM. The Board of Directors currently does not know of any matters to be raised at the 2014 AGM other than the proposals contained in this Proxy Statement.

If you are a street name holder, the rules of the NASDAQ permit your bank, brokerage firm or nominee to vote your shares at their discretion on "routine" matters, which are Proposals 4 (determination of price range), 7 (2015 AGM outside Ireland) and 8 (ratification of auditors) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on "non-routine" matters, which are Proposals 1(a)-(k) (director elections), 2 (authority to issue shares), 3 (authority to issue shares without first offering to existing holders), 5 (adoption of the Amended and Restated 2012 Equity Incentive Plan) and 6 (ratification of named executive officer compensation) if it does not receive instructions from you ("broker non-votes"). Broker non-votes will be counted for purposes of a quorum, but will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.

What constitutes a quorum?

The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as "shares present" for the purposes of determining whether a quorum exists.

What vote is required to approve each of the proposals?

A majority of the votes cast at the 2014 AGM is required to approve each of Proposals 1, 2, 5, 6, 7, and 8. A majority of the votes cast means that the number of votes cast "for" a proposal must exceed the number of votes cast "against" that Proposal. Proposals 3 and 4 are special resolutions under Irish law and require at least 75% of the votes cast for approval.

Although abstentions and broker non-votes are counted as "shares present" at the 2014 AGM for the purpose of determining whether a quorum exists, they are not counted as votes cast either "for" or "against" the resolution and, accordingly, will not affect the outcome of the vote.

Who pays the expenses of this proxy statement?

We have hired Morrow & Co to assist in the distribution of Proxy Materials and the solicitation of proxies. We expect to pay Morrow & Co a fee for these services estimated at $10,000 plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding Proxy Materials to the persons for whom they hold shares.

How will voting be counted on any other matters that may be presented at the 2014 AGM?

Although we do not know of any matters to be presented or acted upon at the 2014 AGM other than the items described in this Proxy Statement, if any other matter is proposed and properly and validly presented at the 2014 AGM, the proxy holders will vote on such matters in accordance with their best judgment.

Board recommendations.	The Board recommends that you vote your shares "FOR" each of the proposals in this Proxy Statement.
Voting procedures and tabulation.

The Board has appointed an inspector of elections to act at the 2014 AGM and to make a written report thereof. Prior to the 2014 AGM, the inspector will sign an oath to perform her duties in an impartial manner and according to the best of her ability. The inspector will ascertain the number of ordinary shares outstanding, determine the ordinary shares represented at the 2014 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1(a) – 1(k) – ELECTION OF DIRECTORS
(Ordinary Resolutions)

        The Company uses a majority of votes cast standard for the election of Directors. A majority of the votes cast means that the number of votes cast "for" a Director nominee must exceed the number of votes cast "against" that Director nominee. Each of the Board's nominees is being nominated for election for a one-year term beginning at the end of the 2014 AGM to be held on October 22, 2014 and expiring at the end of the 2015 AGM.

        Under our Articles of Association, if a Director is not re-elected in a Director election, then that Director will not be appointed and the position on the Board that would have been elected or filled by the Director nominee will, except in limited circumstances, become vacant. The Board has the ability to fill the vacancy in accordance with the Articles of Association, subject to approval by the Company's shareholders at the next AGM of Shareholders.

        Notwithstanding the requirement that a Director nominee requires a majority of the votes cast, as Irish law requires a minimum of two Directors at all times, in the event that an election results in either only one or no Directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company's Articles of Association, hold office until his or her successor shall be elected.

        The Board recommends that you vote "FOR" each of the following nominees:

(a)	Stephen J. Luczo—age 57, Director since 2000	Mr. Luczo has been our CEO since January 2009 and Chairman of the Board since 2002. Mr. Luczo joined Seagate in October 1993 as Senior Vice President of Corporate Development. In September 1997, he was promoted to President and Chief Operating Officer of Seagate Technology (Seagate Technology plc's predecessor) and, in July 1998, he was promoted to CEO at which time he joined the Board as a director of Seagate Technology. Mr. Luczo resigned as CEO effective as of July 2004, but remained as Chairman of the Board. He served as non-employee Chairman from October 2006 to January 2009. From October 2006 until he rejoined us in January 2009, Mr. Luczo was a private investor. Mr. Luczo also served as our President from January 2009 until October 2013. Prior to joining Seagate in 1993, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993. Mr. Luczo served on the board of directors of Microsoft Corporation from May 2012 to March 2014.

As our CEO, Mr. Luczo brings to the Board significant financial, business development, technological and operations experience together with senior leadership experience, global experience and knowledge of competitive strategy, and competition. As CEO, Mr. Luczo has direct responsibility for the Company's strategy and operations. With his early career based in investment banking, Mr. Luczo also brings to the Board significant M&A and financial experience related to business and financial issues facing large companies.

(b)	Frank J. Biondi, Jr.—age 69, Director since 2005	Mr. Biondi is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since June 1999. He was Chairman and CEO of Universal Studios from April 1996 through November 1998. Mr. Biondi previously served as President and CEO of Viacom, Inc. from July 1987 through January 1996, and was a member of the Viacom board of directors. Mr. Biondi currently serves on the boards of directors of Amgen, Inc., Hasbro, Inc., Cablevision Systems Corporation and RealD, Inc. Within the past five years, Mr. Biondi has served as a member of the board of directors of Yahoo!, Inc.

As Senior Managing Director of a private equity firm, and as a former CEO of several companies with substantial media experience, Mr. Biondi brings to our Board significant financial, international, business development and operations expertise. Mr. Biondi's board service with other public companies provides cross-board experience.
(c)	Michael R. Cannon—age 61, Director since 2011
Mr. Cannon served as President, Global Operations of Dell Inc. from February 2007 until his retirement in January 2009, and as a consultant to Dell Inc. from January 2009 until January 2011. He was the President, Chief Executive Officer and a member of the board of directors of Solectron Corp., an electronic manufacturing services company, from January 2003 until February 2007. From July 1996 until January 2003, Mr. Cannon served as the Chief Executive Officer of Maxtor Corporation ("Maxtor"), a disk drive and storage systems manufacturer. He served on Maxtor's board of directors from July 1996 until Seagate acquired Maxtor in May 2006. Prior to joining Maxtor, Mr. Cannon held senior management positions at IBM. Mr. Cannon served on the Board from October 2006 until February 2007 and on the board of directors of Elster Group SE from September 2010 through August 2012. He has served on the board of directors of Adobe Systems since 2003 and on the board of directors of Lam Research Corporation since February 2011. He was appointed to the board of directors of Dialog Semiconductor plc in February 2013 and serves on its Compensation Committee and Nominating and Governance Committee. Mr. Cannon has extensive industry expertise, including expertise in the disk drive business that is invaluable to our Board.

Mr. Cannon brings international, technological, operations and research and development expertise to our Board through his service as a public company President, CEO and member of boards of directors, and his previous senior management positions. In addition, he has significant leadership experience due to his experience as a senior executive with other companies.

(d)	Mei-Wei Cheng—age 64, Director since 2012	Mr. Cheng served as CEO of Siemens North East Asia and President and CEO of Siemens Ltd., China from July 2010 until April 2014. Prior to joining Siemens in May 2010, he was Chairman and CEO of Ford Motor Company (China) Ltd. from 1998 to 2008, as well as a Corporate Vice President of Ford Motor Company, and served as Executive Chairman of Ford Motor Company (China), as well as Group Vice president of Ford Motor Company from 2009 to 2010. Previously, Mr. Cheng held executive positions at General Electric Corporation (GE), including Corporate Vice President, Regional Executive and President of GE Appliance—Asia, and Chairman and CEO of GE (China) Ltd. He began his career at AT&T, where he last served as President of AT&T China. Within the past five years, Mr. Cheng has served as a member of the board of directors of Diebold, Inc.

Mr. Cheng brings international, business development, technological and sales and marketing expertise to our Board through his service as a senior-level executive in the Asia region with several large multi-national corporations. In addition, his board service provides cross-board experience which supplements his significant international executive-level leadership experience.
(e)	William T Coleman—age 66, Director since 2012
Mr. Coleman has been a partner with Alsop Louie Partners, a venture capital firm that invests in early stage technology, since June of 2010. Mr. Coleman also served as the Chairman and CEO of Resilient Network Systems, Inc. from January 2013 until January 2014. Before joining Alsop Louie, Mr. Coleman was founder, Chairman of the Board and Chief Executive Officer of Cassatt Corporation from September 2003 to June 2009. Between June 2009 and June 2010, Mr. Coleman was a private investor.

Mr. Coleman previously founded BEA Systems, Inc., an enterprise application and service infrastructure software provider, where he served as Chairman of the Board from 1995 until 2002 and Chief Executive Officer from 1995 to October 2001. Prior to BEA, Mr. Coleman held various executive management positions at Sun Microsystems, Inc. He currently sits on the boards of directors of iControl, Inc. and Dreamfactory, Inc. Within the past five years, Mr. Coleman has also served on the boards of directors of Palm, Inc., Symantec Corp., Framehawk, Inc., and Resilient Network Systems, Inc.

As a partner of a private equity firm and former founder and/or CEO of several technology companies, Mr. Coleman brings to our Board significant business development, technological, sales & marketing and research & development expertise. Mr. Coleman's board service with other private and public companies provides cross-board experience.

(f)	Jay L. Geldmacher—age 58, Director since 2012	Mr. Geldmacher has served as CEO of Artesyn Embedded Technologies, a spin-off from the Embedded Computing and Power business of Emerson Electric Co., since November, 2013. Between 2007 and November 2013, Mr. Geldmacher served as Executive Vice President of Emerson Electric Company and President of Emerson Network Power's Embedded Computing & Power Group, which designs, manufactures and distributes embedded computing and embedded power products, systems and solutions. From 2006 to 2007, he served as Group Vice President and President of Emerson Network Power's Embedded Computing & Power Group. From 1998 to 2006, he served as President of Astec Power Solutions, an Emerson subsidiary. Mr. Geldmacher currently serves as a director of Owens-Illinois, Inc., which position he has held since 2008; he also serves as a member of the Audit and Nominating and Corporate Governance Committee of Owens-Illinois. Mr. Geldmacher has also served on the board of the University of Arizona Business School since 2002.

As a senior-level executive and public company board member, Mr. Geldmacher brings operational, international, technological and operational expertise to our Board. Mr. Geldmacher's board service with other public companies provides cross-board experience.
(g)	Kristen M. Onken—age 65, Director since 2011
Ms. Onken served on the board of Biosensors International Group, Ltd. from September 2006 through July 2008 and on the board of Silicon Laboratories Inc. from September 2007 through April 2013. Ms. Onken served as Senior Vice President, Finance, and Chief Financial Officer of Logitech International, S.A. from February 1999 through May 2006. From September 1996 to February 1999, Ms. Onken served as Vice President of Finance at Fujitsu PC Corporation. Ms. Onken held various positions at Sun Microsystems Inc. from 1991 through 1996.

Ms. Onken brings financial, international, technological and operational expertise to our Board through her service as a public company CFO and senior-level executive at several technology companies, as well as her service as a public company board member. Ms. Onken's board service with other public companies provides cross-board experience.

(h)	Chong Sup Park—age 66, Director since 2006	Dr. Park served as Chairman and CEO of Maxtor from November 2004 until May 2006, as Chairman of Maxtor's board of directors from May 1998 until May 2006, and as a member of its board from February 1994 to May 2006. Maxtor was acquired by Seagate in May 2006. Dr. Park served as Investment Partner and Senior Advisor at H&Q Asia Pacific, a private equity firm, from April 2004 until September 2004, and as a Managing Director for the firm from November 2002 to March 2004. Prior to joining H&Q Asia Pacific, Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman.

Within the past five years, Dr. Park has served as a member of the boards of directors of Computer Sciences Corporation, SMART Modular Technologies, Inc., Brooks Automation, Inc., Enphase Energy, Inc. and Ballard Power Systems, Inc.

As a former board chair and CEO, and having held other senior management positions with other companies, Dr. Park brings to our Board significant international, business development, technological and sales & marketing experience. In addition, Dr. Park has extensive industry expertise, including expertise in the disk drive business that is invaluable to our Board. Dr. Park's board service with other public companies provides cross-board experience.
(i)	Gregorio Reyes—age 73, Director since 2004
Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor and Eaton Corporation. From 1981 to 1984, he was President and CEO of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was Chairman and CEO of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies in 1985 and served as its non-executive Chairman from 1985 to 1990, and its Chairman and CEO from 1990 until 1994. In the past 5 years, Mr. Reyes has served as non-executive Chairman of LSI Corporation, and non-executive Chairman of Dialog Semiconductor plc. Mr. Reyes currently serves on the board of directors of RiverMeadow.

Mr. Reyes brings international, technological, sales & marketing and operational expertise to our Board from his career as a senior executive of technology companies. He brings cross-board experience from his service on other public company boards.

(j)	Stephanie Tilenius—age 47, Director nominee	Ms. Tilenius has been Executive-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2012, primarily focusing on companies within its Digital Growth Fund. From February 2010 until June 2012, Ms. Tilenius was vice president of global commerce and payments at Google, Inc., where she oversaw digital commerce, product search and payments. Prior to joining Google, she was at eBay Inc. from March 2001 until October 2009, ultimately as Senior Vice President of eBay.com and global products. Ms. Tilenius was also a co-founder of PlanetRx.com and has worked at other technology and business enterprises. Ms. Tilenius has served as a member of Coach Inc.'s Board of Directors since August 2012. She is on the Board of Tradesy, and RedBubble, and serves as Chair of the Advisory Board of the Harvard Business School California Research Center.

Ms. Tilenius would bring experience as a senior executive at several large public companies, in the consumer internet sector, including her varied digital and ecommerce expertise, along with strategic insight and leadership skills to our Board.
(k)	Edward J. Zander—age 67, Director since 2009
Mr. Zander served as Chairman and CEO of Motorola, Inc. from January 2004 until January 2008, when he retired as CEO and continued as Chairman. He resigned as Chairman in May 2008. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries from July 2003 to December 2003. Mr. Zander was President and COO of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from October 1987 until June 2002. Mr. Zander has served as a member of the board of directors of NetSuite, Inc. since 2009. He previously served on our Board from November 2002 to October 2004. Within the past five years, Mr. Zander has served as a member of the board of directors of Netezza Corporation.

Mr. Zander brings financial, technological, sales & marketing and research & development expertise to our Board from his career as a senior executive of technology companies, and financial expertise from his prior private equity experience. He brings cross-board experience from his service on other public company boards.

        Ms. Lydia Marshall and Dr. Seh-Woong Jeong, each of whom currently serves as a member of our Board have notified that Board that they do not wish to stand for reelection at the 2014 AGM. Neither Ms. Marshall's nor Dr. Jeong's decision was due to any disagreement with the Company's management or Board.

        There is no family relationship between any of the Directors or our executive officers, nor are any of our Directors or executive officers party to any legal proceedings adverse to us.

PROPOSAL 2 – GRANT DIRECTORS AUTHORITY TO ISSUE SHARES
(Ordinary Resolution)

        Under Irish law, directors of an Irish company must have authority from its shareholders to issue any of its authorized but unissued share capital. Our shareholders provided the Directors with this authorization for a period of five years when our Articles of Association were adopted in 2010. Because this five-year share authorization period will expire on July 1, 2015, we are presenting this proposal to grant the Directors authority to issue our authorized shares but unissued on the terms set forth below.

        We are seeking approval to authorize our Directors, upon expiration of our existing authority to issue up to 33% of our issued ordinary share capital as of August 1, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from July 1, 2015, unless previously renewed.

        Granting the Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Directors the authority to issue shares that are already authorized under our articles upon the terms below. In addition, we note that, because we are a NASDAQ Global Select Market ("NASDAQ") listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NASDAQ and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law only and is not otherwise required for other U.S. companies listed on the NASDAQ with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NASDAQ-listed companies.

        As required under Irish law, the resolution in respect of Proposal No. 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

        The text of this resolution is as follows:

        "That, on expiry of the existing authority contained in the Company's Articles of Association, the Directors be and are hereby generally and unconditionally authorized to exercise all powers of the Company to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act 1983) up to an aggregate nominal amount of $1,080.65 (108,065,116 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of August 1, 2014 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the date this authority takes effect, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

        The Board of Directors recommends that you vote "FOR" granting the Directors authority to issue shares.

PROPOSAL 3 – GRANT DIRECTORS AUTHORITY TO ISSUE SHARES FOR CASH WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS

(Special Resolution)

        Under Irish law, unless otherwise authorized, when an Irish company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Our shareholders provided the Directors with the authority to issue shares as if this statutory pre-emption right did not apply for a period of five years when our Articles of Association were adopted in 2010. Because this five-year share authorization period will expire on July 1, 2015, we are presenting this proposal to grant the Directors authority to opt-out of the pre-emption right on the terms set forth below.

        We are seeking approval to authorize our Directors, upon expiration of our existing authority, to opt-out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) any other issuance of shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of August 1, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from the date this authority takes effect, unless renewed.

        Granting the Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 2, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this Proposal will only grant the Directors the authority to issue shares in the manner already permitted under our articles upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could undermine the operation of our compensation plans and cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NASDAQ with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NASDAQ-listed companies.

        As required under Irish law, the resolution in respect of this Proposal is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

        The text of the resolution in respect of this Proposal is as follows:

        "As a special resolution, that, subject to the passing of the resolution in respect of Proposal 2 as set out above, on expiry of the existing authority contained in the Company's Articles of Association, the directors be and are hereby empowered pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by Proposal No. 2 as if sub-section (1) of Section 23 did not apply to any such allotment, provided that this power shall be limited to:

        (a)   the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

        (b)   the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $163.74 (16,373,502 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of August 1, 2014 (the latest practicable date before this proxy statement)) and the authority conferred by this resolution shall expire 18 months from date this authority takes effect, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

        The Board of Directors recommends that you vote "FOR" granting the Directors authority to opt-out of statutory pre-emption rights.

PROPOSAL 4 – DETERMINE THE PRICE RANGE AT WHICH THE COMPANY
CAN RE-ISSUE SHARES HELD AS TREASURY SHARES

(Special Resolution)

        Our open-market share repurchases and other share buyback activities, all effected by way of redemptions in accordance with our Articles of Association, may result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities including in connection with our executive and director compensation programs.

        Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this Proposal, that price range is expressed as a minimum and maximum percentage of the closing market price of our ordinary shares on the NASDAQ the day preceding the day on which the relevant share is re-issued. Under Irish law, this authorization must expire no later than 18 months after its passing unless renewed.

        "RESOLVED, that for purposes of Section 209 of the Companies Act of 1990, the re-issue price at which any treasury shares (as defined by Section 209 of the Companies Act of 1990) held by the Company may be reissued off-market shall be as follows:

        (a)   The maximum price at which a treasury share may be re-issued off-market shall be an amount equal to 120% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (b)   The minimum price at which a treasury share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined under Section 2(1) of the Companies (Amendment) Act 1983) or any share incentive plan operated by Seagate or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (c)   The re-issue price range as determined by paragraphs (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990."

        The affirmative vote of at least 75% of the votes cast by holders of ordinary shares represented in person or by proxy at the 2014 AGM is necessary to approve Proposal 2 regarding the price range at which Seagate may re-issue any Treasury Shares in off-market transactions.

        The Board of Directors recommends that shareholders vote "FOR" the proposal to determine the price at which the Company can reissue shares held as treasury shares.

PROPOSAL 5 – APPROVAL OF AMENDED AND RESTATED SEAGATE TECHNOLOGY PLC 2012
EQUITY INCENTIVE PLAN

(Ordinary Resolution)

        We are seeking the approval by our shareholders of the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan (the "Amended and Restated Plan"), which amends and restates in its entirety the Seagate Technology plc 2012 Equity Incentive Plan (the "2012 Plan") in the following material respects:

  •
  The Amended and Restated Plan increases the number of ordinary shares reserved for issuance under the Current Plan by an additional 25,000,000 shares, from 39,454,435 shares to an aggregate of 64,454,435 shares;

  •
  The Amended and Restated Plan modifies the fungible share counting provision so that shares issued in respect of any restricted share bonuses, restricted share units, phantom share units, performance share bonuses or performance share units ((i.e., any awards other than share options or share appreciation rights) collectively, "Full-Value Share Awards") granted thereunder will count against the Amended and Restated Plan's aggregate share reserve as 2.5 for every one share granted; and

  •
  The Amended and Restated Plan makes certain changes to the performance criteria on which performance goals will be based and the adjustments to such performance criteria for awards intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The 2012 Plan was approved by our shareholders on October 26, 2011. Upon the recommendation of the Compensation Committee, our Board unanimously approved the Amended and Restated Plan on July 23, 2014, subject to shareholder approval. We are now seeking shareholder approval of the Amended and Restated Plan with respect to the amendments described in this Proposal.

        Unless and until the Amended and Restated Plan is approved by our shareholders, we will continue to grant awards under the 2012 Plan using the shares available for issuance thereunder, and no awards may be granted under the 2012 Plan with respect to the additional 25,000,000 shares reserved for issuance under the Amended and Restated Plan. If the Amended and Restated Plan is not approved by our shareholders, the Amended and Restated Plan will not become effective, the 2012 Plan will continue in effect, and we may continue to grant awards under the 2012 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Background of Amendment to Increase Share Reserve

        As of June 27, 2014, grants covering approximately 11,325,551 ordinary shares were outstanding under the 2012 Plan, and 15,683,936 ordinary shares were reserved for issuance and available for future awards under the 2012 Plan. As a result of the limited number of shares remaining available for issuance under our share plans, and in order to have an appropriate supply of shares available for future equity awards under the 2012 Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, the Compensation Committee determined to recommend that the Board approve the Amended and Restated Plan which includes, among other amendments, an increase in the number of ordinary shares reserved for issuance under the 2012 Plan by an additional 25,000,000 shares. Upon the recommendation of the Compensation Committee, the Board unanimously approved the Amended and Restated Plan on July 23, 2014, subject to shareholder approval.

        In its determination to recommend that the Board approve the Amendment, the Compensation Committee analyzed various metrics, including burn rate and dilution, and considered information published by Institutional Shareholder Services ("ISS"), as well as the proxy voting guidelines of certain institutional advisors. In particular, the Compensation Committee considered:

  •
  Our burn rate. We manage long-term dilution by limiting the number of equity awards granted annually, commonly referred to as "burn rate." Burn rate differs from dilution as it does not account for equity awards that have been cancelled and other shares returned to the share reserve. Our three-year average gross burn rate using ISS's calculation methodology of 2.20% is within ISS's established cap for our industry gross burn rate of 5.49%.

  •
  Our prospective equity compensation requirements and the dilutive impact of the proposed share increase under the 2012 Plan. The potential dilution to current shareholders that could result from the future issuance of shares reserved under our equity plans, including the additional shares being considered by this Proposal, would be approximately 15.23% (expressed as a percentage where the numerator is the sum of 25,000,000 new shares reserved, plus 15,683,936 shares currently reserved but not issued, plus 17,960,703 shares subject to outstanding awards, and the denominator is the sum of numerator, plus the 326,539,322 shares outstanding). After considering the foregoing, we forecasted that our total share reserve resulting from this Proposal would be appropriate to satisfy expected equity compensation needs for approximately three years, based on our current compensation design and historical grant patterns, understanding that the share reserve could last for a longer or shorter period of time based on various factors which cannot be predicted at this time, e.g., growth of our employee population, future grant practices, and share price and prevailing market conditions, etc. If we do not increase the shares available for issuance under our equity plans, then based on historical usage rates of shares under our equity plans, we would expect to exhaust the share limit under the 2012 Plan by September, 2015, at which time we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent.

Summary of the Amended and Restated Plan

        The following is a summary of the material terms of the Amended and Restated Plan and is not a complete description thereof. The description in this Proposal is qualified in its entirety by reference to the full text of the Amended and Restated Plan. A copy of the Amended and Restated Plan is attached to this Proxy Statement as Appendix A and you are advised to review the actual terms of the Amended and Restated Plan.

Purpose

        The purpose of the Amended and Restated Plan is to promote our long-term growth and financial success by providing incentives to our employees, directors, and consultants through grants of share-based awards. These awards are intended to tie the Amended and Restated Plan participants' interests directly to shareholder interests and encourage individual and collective behavior that enhances our success. The provisions of the Amended and Restated Plan, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain our competitive ability to attract, retain and motivate participants for the benefit of us and our shareholders.

Corporate Governance and Plan Design

        We have designed the Amended and Restated Plan in accordance with currently accepted corporate governance standards for the design and implementation of employee equity incentive programs. The Amended and Restated Plan is the sole active plan for providing future equity incentives to eligible employees, directors and consultants; the Board believes that the Amended and Restated Plan is in the best interest of our shareholders and Seagate, as it will assist Seagate in attracting and retaining talented employees, linking employee compensation with our performance and maintaining a culture based on employee share ownership.

        The Amended and Restated Plan contains a number of provisions that the Board believes are consistent with the interests of our shareholders and sound corporate governance principles, as follows:

  •
  No Share Option Repricings.  The Amended and Restated Plan prohibits the repricing of options and share appreciation rights without the approval of our shareholders. This provision applies both to direct repricings—that is, lowering the exercise price of an option or share appreciation right—and to indirect repricings—that is, canceling an outstanding option or share appreciation right in exchange for cash or for a replacement award with a lower exercise price.

  •
  No Discounted Share Options.  The Amended and Restated Plan requires the exercise price of an option or share appreciation right to be not less than the fair market value of our ordinary shares on the date of grant.

  •
  No Annual "Evergreen" Provision.  The Amended and Restated Plan provides for a fixed number of shares available for grant and does not provide for any automatic increase of available shares for future issuances.

  •
  Conservative Share Counting Provisions.  The Amended and Restated Plan provides that each Full-Value Share Award will be counted as 2.5 shares for every one share granted for purposes of determining the number of shares remaining available for issuance under the Amended and Restated Plan. Without giving effect to the Amended and Restated Plan, each share that is subject to a Full-Value Share Award granted under the 2012 Plan will count against the share reserve as 2.1 shares for every one share granted. In addition, any shares tendered by a participant to pay the exercise price of an option and any shares withheld for payment of taxes will not be added back to the number of shares remaining available for issuance under the Amended and Restated Plan.

  •
  Conservative Burn Rate and Dilution.  For fiscal years 2012 through 2014, our three-year average annual share usage rate or "burn rate" was 2.20%, which is well below the average for our industry. Burn rate is defined by ISS as the total number of equity awards granted in a given year divided by the number of common shares outstanding. In addition, the dilutive impact of the 2012 Plan is within appropriate limits, representing approximately 7.66% (calculated as the number of new shares reserved under the 2012 Plan divided by the total number of our ordinary shares outstanding as of June 27, 2014).

  •
  "Double trigger" Change of Control Provisions.  Under the Amended and Restated Plan, awards do not accelerate upon a change of control unless the acquiring company does not assume the awards or if the acquiring company terminates the participant's employment within 24 months of the change of control (i.e., a "double trigger" change of control provision).

  •
  Limits on Dividend Equivalents.  It is our policy not to pay dividend equivalents unless and until the participant becomes vested in the underlying equity award.

Description of the Plan

        Eligibility.    All of our employees, including our executive officers, all of the members of the Board, and our consultants may participate in the Amended and Restated Plan.

        Types of Awards.    The types of awards that will be available for grant under the Amended and Restated Plan are as follows:

  •
  incentive stock options;

  •
  nonstatutory share options;

  •
  restricted share bonuses;

  •
  share appreciation rights;

  •
  phantom share units;

  •
  restricted share units (or "RSUs");

  •
  performance share bonuses;

  •
  performance share units (or "PSUs");

  •
  deferred share units;

  •
  dividend equivalent rights; and

  •
  other share-based awards.

        Share Reserve.    Subject to certain adjustments set forth in the plan, the maximum number of ordinary shares that may be issued pursuant to awards under the 2012 Plan, without giving effect to the Amended and Restated Plan increasing the number of shares available for grant thereunder, is 27,000,000, plus any shares remaining available for grant under the Seagate Technology plc 2004 Share Compensation Plan, as amended (the "2004 SCP") as of the effective date of the 2012 Plan. If the Amended and Restated Plan is approved by our shareholders, the maximum number of our ordinary shares that may be issued pursuant to awards thereunder will be increased by an additional 25,000,000 shares to an aggregate of 64,454,435 shares.

        Shares that are subject to options or share appreciation rights granted under the Amended and Restated Plan will be counted against the share reserve as one share for every one share granted. Each share that is subject to a Full-Value Share Award granted under the 2012 Plan will count against the share reserve as 2.1 shares for every one share granted. If the Amended and Restated Plan is approved by our shareholders, each share that is subject to a Full-Value Share Award granted under the Amended and Restated Plan will count against the share reserve as 2.5 shares for every one share granted.

        Shares covered by awards that expire, are canceled or otherwise terminated without having been exercised or redeemed, or are settled for cash rather than shares, will again be available for grant under the Amended and Restated Plan. Each share that becomes available for the grant of awards in this manner (including awards under the 2004 SCP) will be added back to the aggregate share reserve under the Amended and Restated Plan as one share if such share was subject to an option or share appreciation right, and according to the applicable ratio described above if such share was subject to a Full-Value Share Award.

        However, the following shares will not be added back to the share reserve under the Amended and Restated Plan: (i) shares tendered by the participant or withheld by the Company (if and to the extent permitted by applicable law) to satisfy (A) the exercise price of a share option or share appreciation right and/or (B) tax withholding obligations with respect to an award; (ii) shares repurchased on the open market with the proceeds of the option exercise price; or (iii) shares not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right.

        No employee will be eligible to be granted awards under the Amended and Restated Plan covering more than 10 million ordinary shares during any fiscal year or options and/or share appreciation rights covering more than 8 million ordinary shares during any fiscal year.

        Adjustments by the Board.    In the event of a corporate transaction such as a merger, consolidation, reorganizations, recapitalization, reincorporation, share split, spinoff, share dividend, extraordinary dividend, liquidating dividend, combination or exchange of shares, changes in corporate structure or other transaction in which we do not receive any consideration, the Board will adjust the class and maximum number of shares subject to the plan, the share limits on grants to a participant, and the number of shares and, if applicable, the exercise price of outstanding awards.

        Administration of the Plan.    The Board has the authority to, and intends to, delegate administration of the Amended and Restated Plan to the Compensation Committee, except that the Board will retain the authority to make grants of equity-based awards to our non-employee directors. The Compensation Committee, or the Board if the delegation of authority to the Compensation Committee is terminated or limited in the future, has the authority to, among other things:

  •
  designate participants in the Amended and Restated Plan;

  •
  determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

  •
  interpret the Amended and Restated Plan and establish, adopt or revise any rules and regulations to administer the Amended and Restated Plan; and

  •
  make all other decisions and determinations that may be required under the Amended and Restated Plan.

        Options.    The Amended and Restated Plan provides that share options must have an exercise price that is at least equal to 100% of the fair market value of our ordinary shares on the date the option is granted. To the extent permitted in his or her option agreement, an option holder may exercise an option by payment of the exercise price (1) in cash, (2) according to a deferred payment or similar arrangement, (3) pursuant to a "same day sale" program, (4) by the surrender of shares already owned by the option holder or (5) by a combination approved by the Board. In the event of the option holder's termination, the option holder will generally have up to three months (up to one year if the termination is due to disability and one year for the beneficiary if due to death) from termination to exercise his or her vested options.

        Restricted Share Bonuses and Performance Share Bonuses.    Restricted share bonuses and performance share bonuses are grants of ordinary shares not requiring the payment of any monetary consideration, but subject to restrictions, as determined by the Compensation Committee. Generally, unless the participant's award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant's name at the time of grant until those conditions are met. The vesting of restricted share bonus awards will generally be based on the participant's continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by us at no cost to us.

        Share Appreciation Rights.    The Compensation Committee may grant share appreciation rights independently of or in connection with an option grant. The base price per share of a share appreciation right shall be at least 100% of the fair market value of our ordinary shares on the date of grant. Generally, each share appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one ordinary share over (2) the base price, times (b) the number of ordinary shares covered by the share appreciation right being redeemed. To the extent a share appreciation right is granted concurrently with an option grant, the redemption of the share appreciation right will proportionately reduce the number of ordinary shares subject to the concurrently granted option. Payment shall be made in shares or in cash, or a combination of both, as determined by the Compensation Committee.

        Phantom Share Units.    A phantom share unit is the right to receive the value of one ordinary share, redeemable upon terms and conditions set by the Compensation Committee. Distributions upon redemption of phantom share units may be in shares valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by the Compensation Committee.

        Restricted Share Units and Performance Share Units.    The Compensation Committee may also award restricted share units or performance share units, both of which entitle the participant to receive the value of one ordinary share per unit at the time the unit vests, with delivery of such value (distributed in shares or in cash) on a date chosen by the participant to the extent permitted by law. For restricted share units, vesting will generally be based on the participant's continuous service; for performance share units, vesting will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be forfeited.

        Deferred Share Units.    Participants who are not non-employee directors may receive deferred share units by electing to defer receipt of restricted share unit awards and performance share unit awards in accordance with the requirements of applicable law and the terms of our deferred compensation plan.

        Dividend Equivalent Rights.    The Compensation Committee may determine that, subject to complying with Section 409A of the Code and the rules of the Amended and Restated Plan, amounts equal to the dividends that would have been received on the number of shares subject to a Full-Value Share Award if they had been issued shares, shall be paid on the shares subject to such Full-Value Share Award in cash, shares or other property as determined by the Compensation Committee. If the award is a performance-based award, the dividend equivalent rights will be subject to the same performance conditions of the award and the participant shall not be entitled to such dividend equivalent rights unless the performance conditions of the underlying award have been met. The Compensation Committee may also provide that such dividend equivalent rights shall be deemed to have been reinvested in additional shares or otherwise reinvested and may provide that such dividend equivalent rights are subject to the same vesting as the underlying award.

        Qualified Performance-Based Compensation Under Section 162(m).    The Amended and Restated Plan permits the Compensation Committee to specify that an award or a portion of an award is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the Compensation Committee to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code will be a measure based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted. However, nothing in the Amended and Restated Plan would require that awards granted under it be designated to satisfy the requirements under Section 162(m) of the Code for "qualified performance-based compensation," and the Compensation Committee may in its discretion grant or amend awards that may not be deductible by us.

        The Amended and Restated Plan permits the Compensation Committee to grant Full-Value Share Awards that are intended to satisfy the requirements of "qualified performance-based compensation" under Section 162(m), the grant, vesting or retention of which must be based on any one or more of the performance criteria set forth below. The Compensation Committee may also base the grant, vesting or retention of such awards on derivations of such performance criteria, either individually, alternatively or in any combination, applied to either Seagate as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Compensation Committee. The performance criteria to be utilized under the Amended and Restated Plan consist of one or more of the following:

  •
  pre- and after-tax income;

  •
  operating income;

  •
  net operating income or profit (before or after taxes);

  •
  net earnings;

  •
  net income (before or after taxes);

  •
  operating margin;

  •
  gross margin;

  •
  cash flow (before or after dividends);

  •
  earnings per share;

  •
  return on equity;

  •
  return on assets, net assets, investments or capital employed;

  •
  revenue;

  •
  market share;

  •
  cost reductions or savings;

  •
  funds from operations;

  •
  total shareholder return;

  •
  share price;

  •
  earnings before any one or more of the following items: interest, taxes, depreciation or amortization;

  •
  market capitalization;

  •
  economic value added;

  •
  operating ratio;

  •
  product development or release schedules;

  •
  new product innovation;

  •
  implementation of our critical processes or projects;

  •
  customer service or customer satisfaction;

  •
  product quality measures;

  •
  days sales outstanding or working capital management;

  •
  inventory or inventory turns;

  •
  pre-tax profit; and/or

  •
  cost reductions.

        Without giving effect to the Amended and Restated Plan, the performance criteria to be utilized under the 2012 Plan are the same as described above, except with respect to (i) net operating profit (before or after taxes), (ii) return on net assets, (iii) days sales outstanding or working capital management, and (iv) inventory or inventory turns, each of which were newly added pursuant to the Amended and Restated Plan.

        Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

        In addition, pursuant to the Amended and Restated Plan, the Compensation Committee may determine to adjust any of the performance criteria intended to satisfy the requirements of "qualified performance-based compensation" under Section 162(m) as follows:

  •
  to exclude restructuring and/or other non-recurring charges;

  •
  to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

  •
  to exclude the effects of changes to generally accepted accounting principles ("GAAP") required by the U.S. Financial Accounting Standards Board, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards);

  •
  to exclude the effects of any statutory adjustments to corporate tax rates;

  •
  to exclude the effects of any "extraordinary items" as determined under GAAP;

  •
  to exclude any other unusual, non-recurring gain or loss, or other extraordinary item;

  •
  to respond to any unusual or extraordinary transaction, event or development;

  •
  to respond to changes in applicable laws, regulations and/or accounting principles;

  •
  to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures;

  •
  to exclude the effect of any change in the outstanding shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

  •
  to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of shares or property by a corporation), or reorganization; and

  •
  to reflect any partial or completed corporate liquidation.

        Without giving effect to the Amended and Restated Plan, the permitted adjustments to the performance criteria under the 2012 Plan are generally the same as described above, except with respect to (i) exclusions for changes in accounting standards promulgated by other accounting standards setters to the extent applicable, and (ii) exclusions for the dilutive or accretive effects of any dispositions, each of which were newly added pursuant to the Amended and Restated Plan.

        Forfeiture Provisions.    The Compensation Committee may specify in an award agreement that a participant's rights, payments and/or benefits with respect to a share award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including termination for cause, violation of applicable company policies, breach of an agreement between the participant and the company or any other conduct by the participant that is detrimental to our business interests or reputation.

        Transferability.    Unless otherwise determined by the Compensation Committee or provided for in a written agreement evidencing an award, awards granted under the Amended and Restated Plan will not be transferable other than by will or by the laws of descent and distribution.

        Change of Control.    In the event of a "change of control" (as defined in the Amended and Restated Plan, other than a dissolution or liquidation), the Board may provide for the (1) assumption or continuation of any share awards outstanding under the Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) cash payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or share appreciation right prior to the change of control. Furthermore, at any time the Board may provide for the acceleration of exercisability and/or vesting of an award. In the event of the dissolution of the Company, all outstanding awards will terminate immediately prior to dissolution.

        No Repricing without Shareholder Approval.    The Amended and Restated Plan prohibits the Board from repricing options or share appreciation rights, or cashing out any such awards other than in connection with a change of control as described above, without first obtaining the approval of our shareholders.

        Amendment or Termination.    The Board may amend, suspend, or terminate the Amended and Restated Plan in any respect at any time, subject to shareholder approval, if such approval is required by applicable law of stock exchange rules. However, no amendment to the Amended and Restated Plan may materially impair any of the rights of a participant under any awards previously granted, without his or her consent.

        Term.    Unless earlier terminated by the Board, the Amended and Restated Plan will expire on July 27, 2021. No awards will be granted under the Amended and Restated Plan after that date.

        Share Price.    On August 7, 2014 the closing price of our ordinary shares on NASDAQ was $56.84 per share.

Certain Federal Income Tax Consequences

        We believe that, based on the laws as in effect on the date of this proxy statement, the following is a summary of the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the Amended and Restated Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. The laws governing the tax consequences of these awards are highly technical and such laws are subject to change. State, local, and foreign tax laws are not discussed.

        Share Options.    When a nonstatutory share option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory share option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

        If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (1) the fair market value of the underlying shares on the date the incentive option was exercised or, if less, the amount received on the disposition over (2) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        Share Appreciation Rights and Phantom Share Units.    When a share appreciation right or phantom share unit is granted, there are no income tax consequences for the participant or us. When a phantom share unit vests, generally the participant recognizes compensation equal to the cash and/or shares received, with the shares valued at fair market value as of the date of receipt. When a share appreciation right is redeemed, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon redemption. We are entitled to a deduction equal to the compensation recognized by the participant.

        Share Units and Restricted Share Awards.    Generally, when a share unit (whether as a restricted share unit or performance share unit) or a restricted share (whether as a restricted share bonus or performance share bonus) is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of share units or the lapse of restrictions on restricted share awards, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

        Dividend Equivalent Rights.    When a dividend equivalent right is granted, there are no income tax consequences for the participant or us. When a dividend equivalent right is paid, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received. We are entitled to a deduction equal to the compensation recognized by the participant.

        Section 162(m) of the Code.    Under Section 162(m) of the Code, compensation paid to our chief executive officer and the three most highly paid executive officers other than our chief executive officer and our chief financial officer (collectively, the "covered employees") in a particular year is limited to $1 million per person, except that compensation that constitutes "qualified performance-based compensation" under Section 162(m) will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any executive officer or employee who is not a covered employee is not affected by this provision.

        If approved by our shareholders, the Amended and Restated Plan will permit the Compensation Committee to grant awards which will qualify as "qualified performance-based compensation." Even if approved by our shareholders, the Amended and Restated Plan allows the Compensation Committee to make awards that would not be performance-based for purposes of the exemption from the limitations of Section 162(m) of the Code, and nothing precludes the Compensation Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m) of the Code.

        Section 280G of the Code.    Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the recipient.

        Section 409A of the Code.    Certain awards under the Amended and Restated Plan may be considered "non-qualified deferred compensation" for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to an additional income tax equal to 20% of the compensation required to be included in gross income, plus interest.

New Plan Benefits

        The number of awards that our employees, officers and consultants may receive under the Amended and Restated Plan is in the discretion of the Compensation Committee, and therefore, is not determinable at this time. As described above, pursuant to our director compensation program:

  •
  Each of our non-employee directors who is newly appointed or elected as a non-employee director will automatically receive an initial restricted share unit award equal in number to $250,000 divided by the average closing share price for the quarter prior to the award, rounded to the nearest whole share. If the appointment occurred other than in connection with the annual election of directors at an AGM this dollar amount would be pro-rated for the year of appointment. If, prior to commencement of Board service, the new director was an officer or member of the board of directors of an entity acquired by Seagate, the Board could award a lesser number of restricted share units. The grant date for each such award is the date of the director's election or appointment. Generally, each restricted share unit award will vest on the earlier of the one year anniversary of the grant date or the day prior to the next election of directors at an AGM. All restricted share unit awards will become fully vested in the event of a "change of control" (as defined in the Amended and Restated Plan).

  •
  Each year at the AGM, unless otherwise determined by the Board, each non-employee director who is elected to the Board automatically receives a restricted share unit award equal in number to $250,000 divided by the average closing share price for the quarter prior to the grant, rounded to the nearest share. The grant date for each such award will generally be the date of the AGM. Each restricted share unit award will vest on the earlier of the one year anniversary of the grant date or the day prior to the next election of directors at the AGM. All restricted share unit grants will become fully vested in the event of a "change of control" (as defined in the Amended and Restated Plan).

        By way of background, please see the "Compensation Discussion and Analysis" and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our NEOs in fiscal year 2014. In addition, the table below sets forth the estimated awards of all types to be made under the Amended and Restated Plan during the fiscal year ending July 3, 2015.

        Except with respect to the annual grants to our non-employee directors, awards under the Amended and Restated Plan are subject to the discretion of the Compensation Committee, and the Compensation Committee has not made any determination with respect to future grants to any individuals under the Amended and Restated Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by participants, except for the annual non-employee director grants.

 New Plan Benefits
Under Amended and Restated Plan
in 2015 Fiscal Year

Name	Dollar Value ($)		Number of Shares/Units Covered by Awards
Stephen J. Luczo,		(1)		(1)
Chairman and CEO
Patrick J. O'Malley,		(1)		(1)
Executive Vice President and Chief Financial Officer
James J. Lerner,		(1)		(1)
President, Cloud Systems and Solutions
William D. Mosley,		(1)		(1)
President, Operations and Technology
Albert A. Pimental,		(1)		(1)
President, Global Markets and Customers
All Current Executive Officers as a Group		(1)		(1)
All Current Directors Who Are Not Executive Officers as a Group	$2,500,000	(2)		(1)
All Employees Who Are Not Executive Officers as a Group		(1)		(1)

(1)
Not determinable at this time.

(2)
Assumes that each non-employee director nominee is elected and will receive an annual restricted share unit award with a value of $250,000 on the date of the AGM.

Grants under the 2012 Plan

        As of August 1, 2014, awards covering 13,484,542 shares of the Company's ordinary shares had been granted under the 2012 Plan since its inception on October 27, 2011. The following table shows information regarding the grants of such awards among the persons and groups identified below.

 Awards Granted under 2012 Plan
Since Inception Through August 1, 2014

Name and Position	Number of Shares Underlying Option Grants	Number of Shares Underlying Restricted Share Unit Grants
Stephen J. Luczo Chairman and CEO	398,160	486,260
Patrick J. O'Malley Executive Vice President and Chief Financial Officer	75,000	120,000
James J. Lerner President, Cloud Systems and Solutions	125,000	150,000
William D. Mosley President, Operations and Technology	90,000	144,000
Albert A. Pimental President, Global Markets and Customers	75,000	120,000
All Current Executive Officers as a Group	967,320	1,316,272
All Current Directors Who Are Not Executive Officers as a Group		266,360
Each Nominee for Election as a Director:
Frank J. Biondi, Jr.	—	29,905
Michael R. Cannon	—	29,905
Mei-Wei Cheng	—	16,044
William Coleman	—	18,238
Jay L. Geldmacher	—	18,238
Dr. Seh-Woong Jeong	—	6,099
Lydia M. Marshall	—	29,905
Kristen M. Onken	—	28,311
Dr. Chong Sup Park	—	29,905
Gregorio Reyes	—	29,905
Stephanie Tilenius	—	0
Edward J. Zander	—	29,905

        The Board of Directors recommends that you vote "FOR" the approval of the Amended and Restated Plan.

PROPOSAL 6 – NON-BINDING ADVISORY VOTE ON THE COMPANY'S
EXECUTIVE COMPENSATION

(Ordinary Resolution)

        The Board is presenting the following Proposal, commonly known as a "Say-on-Pay" proposal, which gives you as a shareholder the opportunity to endorse or not endorse, in an advisory, non-binding vote, the compensation of our named executive officers, as required by Section 14A of the Exchange Act and the related rules of the SEC. The Board currently intends to hold such votes annually. Accordingly, the next such vote will be held at the Company's 2015 AGM. You may endorse or not endorse, respectively, the compensation paid to our named executive officers by voting for or against the following resolution:

        RESOLVED, that, on an advisory (non-binding) basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related disclosure contained in the Company's proxy statement is hereby approved."

        While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding, and is advisory in nature.

        In considering your vote, please be advised that our compensation program for our named executive officers is guided by our design principles, as described in the Compensation Discussion and Analysis of this Proxy Statement:

  •
  Cash compensation tied to performance.    At least half of the cash compensation opportunity for our named executive officers is based on Company and individual performance. The cash compensation of our named executive officers has fluctuated from year to year, reflecting the Company's financial results. In addition, we have implemented a cap on annual bonus funding.

  •
  Long-term equity incentive compensation tied to performance.    In fiscal year 2014, a majority of our long-term equity incentive awards were granted in the form of performance-based restricted share units, which vest dependent upon the achievement of pre-established performance objectives, including return on invested capital, relative total shareholder return and adjusted earnings per share (as described in further detail in this Proxy Statement).

  •
  Compensation unrelated to performance is limited.    We do not have executive employment agreements, guaranteed incentive awards, "golden parachutes," single trigger change of control severance provisions, executive pensions or tax-gross ups for our named executive officers, except that we entered into an employment letter with Mr. Lerner in connection with his hiring which provides for certain additional severance and change of control benefits for a limited period of two years after his date of hire (as described in further detail in this Proxy Statement).

  •
  Share Ownership Guidelines.    Our share ownership guidelines for our named executive officers directly tie executive performance and retained value from our shares to the value returned to our shareholders.

        The Board of Directors recommends that you vote "FOR" the advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related disclosure contained in this Proxy Statement.

PROPOSAL 7 – AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF SEAGATE AT A LOCATION OUTSIDE OF IRELAND

(Ordinary Resolution)

        Under Section 140 of the Companies Act, 1963 and in accordance with Article 71 of the Company's Articles of Association, the shareholders of the Company may authorize the holding of any AGM of Shareholders at a location outside of Ireland. The Board may determine to hold the AGM of Shareholders for the fiscal year ending July 3, 2015 (the "2015 AGM") outside of Ireland, and is therefore asking our shareholders to authorize holding the 2015 AGM of Shareholders at a location outside of Ireland.

        The text of the resolution in respect of Proposal 7 is as follows:

        "RESOLVED, that the Annual General Meeting of Shareholders for the fiscal year ending July 3, 2015 may be held at such place, including outside Ireland, as may be determined by the Directors."

        The Board of Directors recommends that you vote "FOR" the authorization to hold the 2015 AGM at a location outside of Ireland.

PROPOSAL 8 – NON-BINDING RATIFICATION OF APPOINTMENT OF ERNST & YOUNG
AND BINDING AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS' REMUNERATION

(Ordinary Resolution)

        At the 2014 AGM, shareholders will be asked to approve the appointment of Ernst & Young LLP ("Ernst & Young") as our independent auditors for the fiscal year ending July 3, 2015, and to authorize the Audit Committee of our Board of Directors to set the independent auditors' remuneration. Ernst & Young has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company's affairs and its ability, is considered best qualified to perform this important function.

        Representatives of Ernst & Young will be present at the 2014 AGM and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

        The Board of Directors recommends a vote "FOR" the proposal to approve the appointment of Ernst & Young as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration.

  Audit Committee Report

        Our management is responsible for preparing and presenting our financial statements, and our independent auditors, Ernst & Young, are responsible for performing an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for auditing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended June 27, 2014, the Audit Committee performed the following tasks:

  (1)
  reviewed and discussed the audited financial statements for fiscal year 2014 with management and with Ernst & Young;

  (2)
  reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of June 27, 2014, which it made based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (the COSO Citeria);

  (3)
  reviewed and discussed with Ernst & Young its attestation report on the effectiveness of our internal control over financial reporting as of June 27, 2014, which report was included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2014;

  (4)
  discussed with Ernst & Young the matters required to be discussed by the PCAOB Auditing Standard No. 16 "Communications with Audit Committees (AS16)", including Ernst & Young's judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

  (5)
  received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with the independent accountants the independent accountant's independence.

        Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2014, for filing with the SEC.

Respectfully submitted, THE AUDIT COMMITTEE
Kristen M. Onken, Chair Mei-Wei Cheng William T. Coleman Dr. Chong Sup Park Gregorio Reyes

Fees of the Independent Auditors

        The aggregate fees paid or accrued by us for professional services provided by Ernst & Young in fiscal years ended June 27, 2014 and June 28, 2013 are set forth below.

	Fiscal Year
	2014	2013
	(In thousands)
Audit Fees	$6,438	$5,555
Audit-Related Fees	869	276
Tax Fees	309	148
All Other Fees	8	7

Total	$7,624	$5,986

        Audit Fees.    This category consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and the audit of internal control over financial reporting, the review of our unaudited quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees for fiscal year 2014 included audit activities related to the acquisition of Xyratex Ltd. and services in connection with our debt offerings, and in fiscal year 2013 included audit activities related to the acquisition of LaCie SA.

        Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under "Audit Fees". For fiscal years 2014 and 2013, this category includes: pension plan and grant or similar audits, agreed upon procedures engagements, and advisement on accounting matters that arose during those years in connection with the preparation of our annual and quarterly consolidated financial statements and fees related to due diligence procedures.

        Tax Fees.    This category consists primarily of professional services provided by Ernst & Young primarily for tax compliance for fiscal years 2014 and 2013.

        All Other Fees.    This category consists of fees for the use of Ernst & Young's online accounting research tool and iXBRL tagging services performed for fiscal years 2014 and 2013.

        In fiscal years 2014 and 2013, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company's principal accountant. We are in compliance with these SEC rules. In making its recommendation to ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2015, the Audit Committee considered whether the services provided to us by Ernst & Young are compatible with maintaining the independence of Ernst & Young from us. The Audit Committee has determined that the provision of these services by Ernst & Young is compatible with maintaining that independence.

Pre-Approval of Services by Independent Auditors

        The Audit Committee pre-approves all audit and other permitted non-audit services provided to us by our independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to the Audit Committee Chair when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. Our independent auditors and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Corporate Governance Guidelines, together with the Board Committee charters, provide the framework for the corporate governance of the Company. Following is a summary of our Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.seagate.com, under "Investors—Corporate Governance."

Role of the Board of Directors

        The Board, elected annually by our shareholders, directs and oversees the management of the business and affairs of the Company. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to the shareholders.

        The Board and its Committees have the primary responsibilities of:

  •
  Reviewing, monitoring and approving the Company's strategic direction, annual operating plan and major corporate actions.

  •
  Monitoring and evaluating the performance of the Company.

  •
  Evaluating the performance of our CEO.

  •
  Reviewing and approving CEO and senior management succession planning.

  •
  Advising and counseling the Company's management.

  •
  Overseeing the Company's ethics programs and legal compliance, including the Company's Code of Ethics, to which all directors are expected to adhere.

  •
  Overseeing the Company's risk enterprise risk management processes and programs.

Board Leadership Structure

        The Board generally believes that the offices of Chairman and CEO should be held by separate persons to aid in the oversight of management, unless it is in the best interests of the Company that the same person holds both offices. The Board believes that having Mr. Luczo serving in the combined role of Chairman and CEO is the most effective structure for the Company at this time, and that it has worked well for the Company. It is the Board of Directors' view that the Company's corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board's culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

        In addition, the Board of Directors has a Lead Independent Director and it believes this role addresses the need for independent leadership and an organizational structure for the independent directors. The Board of Directors appoints the Lead Independent Director each year after the AGM for a one-year term from among the Board's independent directors. The Lead Independent Director coordinates the activities of the other non-employee directors, presides over meetings of the Board at which the Chairman of the Board is not present and at each executive session, facilitates the CEO evaluation process, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

        Dr. Park has served as our Lead Independent Director since October 26, 2011.

Board Risk Oversight

        The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board and its committees focus on the Company's general risk management strategy and the most significant risks facing the Company and ensure that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning, and the committees oversee other categories of risk including:

  •
  risks associated with the Company's systems of disclosure controls and internal controls over financial reporting, risks associated with foreign exchange, insurance, credit and debt

  •
  risks associated with the Company's compliance with legal and regulatory requirements

  •
  risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements, and

  •
  risks associated with sustainability.

        Finally, as part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program and the incentives created by the compensation awards that it administers on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Compensation and Share Ownership

        It is the Board's practice to maintain a fair and straightforward compensation program at the Board level, which is designed to be competitive with compensation programs from comparable companies. The Compensation Committee recommends and administers the policies that govern the level and form of director compensation, with oversight from the independent directors. In addition, the Compensation Committee believes that a substantial portion of the total director compensation package should be in the form of equity in the Company in order to better align the interests of the Company's directors with the long-term interests of its shareholders. As such, the directors are subject to a share ownership requirement of four times the annual cash retainer paid to the directors as described in more detail later in this Proxy Statement.

Board Composition

        The Board of Directors consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the standing committees of the Board must be independent directors. The Board of Directors has the following four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance, and Finance Committee. The Board of Directors has determined that each member of each of these committees is "independent" as defined in the NASDAQ listing standards and that each member of the Compensation Committee and Audit Committee meet applicable NASDAQ and SEC independence standards for such committees. Committee memberships and chairs are rotated periodically.

Board Diversity

        While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are appropriately diverse and consists of members with various and relevant backgrounds, skills, knowledge and experience.

Board Advisors

        The Board of Directors and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.

Executive Sessions

        The Company's independent directors meet privately in regularly scheduled executive sessions of the Board and Committees, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are typically held at each Board and Committee meeting.

Board Evaluation

        The Nominating and Corporate Governance Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Director Orientation and Education

        The Company has developed an orientation program for new directors and provides continuing education for directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

        The Nominating and Corporate Governance Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own, with the assistance of other Board members or management, a search firm or others, identifies candidates with those qualifications. In considering candidates, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. The Nominating and Corporate Governance Committee seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Nominating and Corporate Governance Committee, care of the Company Secretary. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Term Limits and Retirement

        The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt arbitrary term limits for its directors.

Director Independence

        The Board of Directors has determined that all of our current directors and director nominees, except Stephen J. Luczo, who is an employee of the Company and Dr. Jeong, who will retire at our 2014 AGM, are independent under the NASDAQ listing standards and the Corporate Governance Guidelines, which are consistent with the NASDAQ listing standards. When assessing director independence, the Board considers the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors' questionnaires) that exist between the Company and the entities with which our directors or members of their immediate families are, or have been, affiliated. The Board evaluated certain transactions that arose in the ordinary course of business between the Company and such entities and which occurred on the same terms and conditions available to other customers and suppliers. After reviewing these transactions and such other information as the Board deemed advisable, the Board determined that Messrs. Biondi, Cannon, Cheng, Coleman and Geldmacher, Mses. Marshall and Onken, Dr. Park, Mr. Reyes, Ms. Tilenius and Mr. Zander are independent under both the Company's Governance Guidelines and the applicable NASDAQ rules.

Director Changes

        On July 22, Lydia Marshall and Dr. Seh-Woong Jeong each informed the board that they would not stand for reelection at the 2014 AGM. Both Ms. Marshall and Dr. Jeong will serve out the remainder of their terms, retiring effective as of the 2014 AGM. There were no other changes to our board's membership during the year.

Communications with Directors

        Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Independent Director and any Committee Chair) may do so by sending a communication to the Board and/or a particular Board member, care of the Company Secretary. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Ethics

        The Company has adopted a Code of Ethics applicable to all of our directors, officers and employees, including our CEO, CFO, and Principal Accounting Officer. The Code is available at www.seagate.com, under "Investors". Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website or on a current report on Form 8-K. No such waivers were requested or granted in the fiscal year 2014.

Securities Trading Policy and Other Restrictions

        The Company prohibits its directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities and

(ii) engaging in any form of short-term speculative trading in Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Senior Vice President and General Counsel provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Committees of the Board

Audit Committee

Members:    Kristen M. Onken, Chair
Bill Coleman
Mei-Wei Cheng
Gregorio Reyes
C.S. Park

Key Functions:

  •
  Review annual audited and quarterly financial statements, as well as the Company's disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations," with management and the independent auditors.

  •
  Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company's internal controls and procedures for financial reporting.

  •
  Review the Company's processes to assure compliance with all applicable laws, regulations and corporate policy.

  •
  Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

  •
  Review the scope of the audit and the findings and approve the fees of the independent auditors.

  •
  Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

  •
  Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

        The Board of Directors has determined that all current members of the Audit Committee meet the applicable NASDAQ and SEC standards for membership on the Audit Committee, and that each of Mr. Coleman, Dr. Park and Ms. Onken is an audit committee financial expert, as that term is defined by rules of the SEC.

        A copy of the charter of the Audit Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Compensation Committee

Members:    Edward J. Zander, Chair
Frank J. Biondi, Jr.
Jay Geldmacher
Lydia Marshall

Key Functions:

  •
  Establish executive compensation policies.

  •
  Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance against those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation. The Compensation Committee Chair presents all compensation decisions pertaining to the Chief Executive Officer to the full Board of Directors.

  •
  Approve compensation of officers and key employees.

  •
  Review and approve executive compensation and benefit programs.

  •
  Administer the Company's equity compensation plans.

  •
  Review and recommend significant changes in principal employee benefit programs.

  •
  Approve and oversee Compensation Committee consultants.

        For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see "Compensation Discussion and Analysis" and "Compensation of Directors," respectively.

        The Board of Directors has determined that each member of the Compensation Committee meets all applicable NASDAQ and SEC standards for membership on the Compensation Committee. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a "Non-Employee Director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Code.

        A copy of the charter of the Compensation Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Nominating and Corporate Governance Committee

Members:    Lydia M. Marshall, Chair
C.S. Park
Michael R. Cannon
Bill Coleman

Key Functions:

  •
  Identify individuals qualified to become directors and recommend candidates for all directorships, and committee memberships.

  •
  Review the Company's Corporate Governance Guidelines and Committee charters, and make recommendations for changes.

  •
  Consider questions of independence, related party transactions, and potential conflicts of interest of directors and executive officers.

  •
  Take a leadership role in shaping the corporate governance of the Company.

        The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is "independent" as defined in the NASDAQ listing standards and the Company's Corporate Governance Guidelines.

        A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Finance Committee

Members:    Frank J. Biondi, Jr., Jr, Chair
Michael R. Cannon
Gregorio Reyes
Mei-Wei Cheng
Kristen M. Onken

Key Functions:

  •
  Consider the Company's cash management plans and activities; capital structure and strategies; capital asset plan and requirements and capital expenditures; equity and/or debt financing and other financing strategies.

  •
  Consider the Company's dividend policy, share repurchase programs, securities issuances; and corporate development plans.

  •
  Evaluate and authorize potential strategic or financial transactions in amounts up to $100 million.

  •
  Review potential strategic or financial transaction in excess of $100 million, and make recommendations to the Board.

        The Board of Directors has determined that each member of the Finance Committee is "independent" as defined in the NASDAQ listing standards and the Company's Corporate Governance Guidelines.

        A copy of the charter of the Finance Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Board, Committee and Annual Meeting Attendance

        The Board of Directors and its committees held the following number of meetings during the fiscal year ended June 27, 2014:

Board	5
Audit Committee	5
Compensation Committee	9
Nominating and Corporate Governance Committee	6
Finance Committee	4

        Each incumbent director attended over 90% or more of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. The Company's non-employee directors held 4 executive sessions without management present during the fiscal year 2014. It is the Board's general practice to hold executive sessions of the independent directors in connection with regularly scheduled Board meetings.

        The Company expects all Board members to attend the AGM, but from time to time other commitments prevent all directors from attending the meeting. Five of our directors attended the most recent AGM (the "2013 AGM"), which was held on October 30, 2013 in Cupertino, California. Certain of our directors faced logistical challenges attending the 2013 AGM due to the close proximity of the 2013 AGM to a Board meeting which was held in Ireland. The Company expects all Board members will be in attendance at the 2014 AGM, except Ms. Marshall and Dr. Jeong, each of whom will retire as of the 2014 AGM.

COMPENSATION OF DIRECTORS

        Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company's Board of Directors. Employee-directors do not receive any additional compensation for serving as a director.

        Our 2014 director compensation program for non-employee directors consisted of the following elements:

Board or Board Committee	Membership	Retainer as of October 22, 2014
Board of Directors	Non-executive Chairperson	$150,000
	Member	$80,000
Audit Committee	Chairperson	$35,000
	Member	$15,000
Compensation Committee	Chairperson	$30,000
	Member	$10,000
Nominating and Corporate Governance Committee	Chairperson	$20,000
	Member	$10,000
Finance Committee	Chairperson	$20,000
	Member	$10,000
Lead Independent Director		$30,000
Annual Restricted Share Unit Award		$250,000

        Each newly appointed or elected non-employee director (including non- employee directors reelected at the AGM) receives an initial restricted share unit award equal in number to $250,000 divided by the average closing share price for the quarter prior to the award, rounded to the nearest whole share. If the appointment occurred other than in connection with the annual election of directors at an AGM this dollar amount would be pro-rated for the year of appointment. If, prior to commencement of Board service, the new director was an officer or member of the board of directors of an entity acquired by Seagate, the Board could award a lesser number of restricted share units. The grant date for each such award is the date of the director's election or appointment. Generally, each restricted share unit award will vest on the earlier of the one year anniversary of the grant date or the day prior to the next election of directors at an AGM. All restricted share unit awards will become fully vested in the event of a "Change of Control" of Seagate (as such term is defined in the 2012 Plan).

        In addition to the cash compensation and equity awards, all members of the Board are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending Board or committee meetings.

Share Ownership Requirement

        To align the interests of directors with shareholders, the Board adopted a share ownership requirement of four times the annual board cash retainer for non-executive directors. Until a director satisfies the mandatory ownership level, he or she may not sell more than that number of (i) shares that vest pursuant to any outstanding restricted share award or restricted share unit award or (ii) shares that are obtained upon the exercise of any option as is necessary, in each case, to cover the tax liability associated with the vesting or exercise of the equity award. Once attaining the minimum level of Company share ownership, a director must retain this minimum level of Company share ownership until his or her resignation or retirement from the Board. In setting the share ownership requirement, the Board of Directors considered the input of the independent compensation consultant, the Company's current share price and the period of time it would take a director to reach the required ownership level. Executive directors are subject to the share ownership requirements described in the Compensation Discussion and Analysis section of this Proxy Statement.

2014 Director Compensation

        The compensation paid or awarded to our non-management directors for fiscal year 2014 is summarized in the table below:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frank J. Biondi, Jr.	110,000	294,684	404,684
Michael R. Cannon	100,000	294,684	394,684
Mei Wei Cheng	99,931	294,684	394,615
William T. Coleman	101,621	294,684	396,305
Jay L. Geldmacher	90,000	294,684	384,684
Seh-Woong Jeong(2)	54,945	301,750	356,695
Lydia M. Marshall	110,000	294,684	404,684
Kristen M. Onken	119,931	294,684	414,615
Chong Sup Park	135,000	294,684	429,684
Gregorio Reyes	105,000	294,684	399,684
Edward J. Zander	106,621	294,684	401,305

(1)
The amounts shown represent the aggregate grant date fair value of restricted share unit awards granted in fiscal year 2013 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation ("ASC 718"). Such amounts do not represent amounts paid to or realized by the non employee director. See Note 11, "Compensation" of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10 K for fiscal year 2014 regarding assumptions underlying valuation of equity awards. Additional information regarding the restricted share units awarded to or held by each non management director on the last day of fiscal year 2014 is set forth in the table below.

(2)
Dr. Jeong received no payment for his Board service through October 20, 2013 pursuant to the terms of a shareholders agreement that was terminated on that date. He received pro rata cash fees, an equity award for his services for the remainder of fiscal year 2014.

        The aggregate number of awards outstanding for each of our non-employee directors as of the fiscal year ended June 27, 2014 is set forth in the table below:

Director	Number of RSUs Granted in fiscal year 2014	Aggregate Number of RSUs	Aggregate Number of Restricted Shares	Aggregate Number of Options
Frank J. Biondi, Jr.	5,952	5,952	—	1,251
Michael R. Cannon	5,952	5,952	—	—
Mei Wei Cheng	5,952	5,952	—	—
William T. Coleman	5,952	5,952	—	—
Jay L. Geldmacher	5,952	5,952	—	—
Seh-Woong Jeong	6,099	5,952	—	—
Lydia M. Marshall	5,952	5,952	—	—
Kristen M. Onken	5,952	5,952	—	—
Chong Sup Park	5,952	5,952	—	1,251
Gregorio Reyes	5,952	5,952	—	1,459
Edward J. Zander	5,952	5,952	—	65,000

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of August 1, 2014 2014, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Directors and named executive officers:
Stephen J. Luczo	2,088,511	(2)	*
Patrick J. O'Malley	688,887	(3)	*
Albert A. Pimentel	728,822	(4)	*
James J. Lerner	37,500	(5)	*
David Mosley	387,476	(6)	*
Frank J. Biondi, Jr.	53,501	(7)	*
Michael R. Cannon	18,789	(8)	*
Mei-Wei Cheng	16,810	(9)	*
William T. Coleman	22,670	(10)	*
Jay L. Geldmacher	15,750	(11)	*
Seh-Woong Jeong	12,012	(12)	*
Lydia M. Marshall	32,630	(13)	*
Kristen M. Onken	25,798	(14)	*
Chong Sup Park	45,721	(15)	*
Gregorio Reyes	15,107	(16)	*
Stephanie Tilenius	0		*
Edward J. Zander	127,890	(17)	*
All directors and executives as a group (21 persons)	5,034,861	(18)	1.54%

*
Less than 1% of Seagate's ordinary shares outstanding.

        The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company as of August 1, 2014 based solely on the information filed by such shareholder on Schedule 13D or filed by such shareholder in 2014 for the year ended December 31, 2013 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Greater than five percent holders:
FMR LLC	31,505,930	(19)	9.62%
245 Summer Street
Boston, MA 02210
Vanguard Group, Inc.	22,822,971	(20)	6.97%
100 Vanguard Blvd.,
Malvern, PA 19355
Clearbridge Investments, LLC	20,109,079	(21)	6.14%
620 8th Ave.
New York, NY 10018

*
Less than 1% of Seagate's ordinary shares outstanding.

(1)
Percentage of class beneficially owned is based on 327,470,048 ordinary shares outstanding as of August 1, 2014. Each ordinary share is entitled to one vote. Ordinary shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of August 1, 2014, RSUs and PSUs vesting within 60 days of August 1, 2014, and all restricted shares and performance shares, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, RSUs, PSUs, restricted shares and/or performance shares, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Includes 54,361 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 65,000 PSUs vesting within 60 days of August 1, 2014, 122,485 ordinary shares held directly by Mr. Luczo, and 1,365,265 ordinary shares held by the Stephen J. Luczo Revocable Trust. Mr. Luczo holds PSUs pursuant to which he is eligible to vest in up to an additional 481,400 ordinary shares within 60 days of August 1, 2014.

(3)
Includes 76,146 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 25,875 PSUs vesting within 60 days of August 1, 2014, 4,000 performance shares, and 33,802 ordinary shares held directly by Mr. O'Malley, and 440,664 ordinary shares held by the Patrick J. O'Malley III Separate Property Trust. Mr. O'Malley holds PSUs pursuant to which he is eligible to vest in up to an additional 108,400 ordinary shares within 60 days of August 1, 2014.

(4)
Includes 621,874 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 11,250 PSUs vesting within 60 days of August 1, 2014, 27,750 performance shares, and 19,300 ordinary shares held directly by Mr. Pimentel and 48,648 ordinary shares held by the Pimentel Family Trust.

(5)
Includes 37,500 PSUs vesting within 60 days of August 1, 2014.

(6)
Includes 188,698 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 28,125 PSUs vesting within 60 days of August 1, 2014, and 5,500 performance shares and 56,753 ordinary shares held directly by Mr. Mosely. Mr. Mosely holds PSUs pursuant to which he is eligible to vest in up to an additional 108,400 ordinary shares within 60 days of August 1, 2014.

(7)
Includes 1,251 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 5,952 RSUs vesting within 60 days of August 1, 2014, 5,952 ordinary shares held directly by Mr. Biondi, Jr., and 40,346 ordinary shares held by the Biondi, Jr. Family Trust.

(8)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014, 5,952 ordinary shares held directly by Mr. Cannon, and 6,885 ordinary shares held by the Michael R. Cannon Trust.

(9)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014 and 10,858 ordinary shares held directly by Mr. Cheng.

(10)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014, 16,265 ordinary shares held directly by Mr. Coleman and 453 ordinary shares held through Mr. Coleman's 401(k) plan.

(11)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014 and 9,798 ordinary shares held directly by Mr. Geldmacher.

(12)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014 and 6,060 ordinary shares held directly by Mr. Jeong.

(13)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014, and 26,678 ordinary shares held directly by Ms. Marshall.

(14)
Includes 5,952 RSUs vesting within 60 days of August 1, 2014 and 19,846 ordinary shares held directly by Ms. Onken.

(15)
Includes 1,251 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 5,952 RSUs vesting within 60 days of August 1, 2014, 5,952 ordinary shares held directly by Dr. C.S. Park, and 32,566 ordinary shares held by the Park Family Trust.

(16)
Includes 1,459 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 5,952 RSUs vesting within 60 days of August 1, 2014, 5,952 ordinary shares held directly by Mr. Reyes, and 1,744 ordinary shares held by the Gregorio & Vanessa Reyes Trust.

(17)
Includes 65,000 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 1, 2014, 5,952 RSUs vesting within 60 days of August 1, 2014, 5,952 ordinary shares held directly by Mr. Zander, and 41,196 ordinary shares held by Zanadu Capital Partners, LLC and 9,790 ordinary shares held by the Edward and Mona Zander Living Trust.

(18)
Executives, other than our NEOs, as a group, hold PSUs pursuant to which they are eligible to vest in up to an additional 274,200 ordinary shares within 60 days of August 1, 2014.

(19)
Based solely on information reported by FMR LLC ("FMR") on the fifth amendment to Schedule 13G filed with the SEC on February 14, 2014 and reporting ownership as of December 31, 2013. FMR has sole voting power over 125,254 ordinary shares and sole dispositive power over 31,505,930 ordinary shares.

(20)
Based solely on information reported by The Vanguard Group, Inc. ("Vanguard") on the first amendment to Schedule 13G filed with the SEC on February 11, 2014, and reporting ownership as of December 31, 2013. Vanguard has sole voting power over 482,673 ordinary shares, sole dispositive power over 22,375,941 ordinary shares and shared dispositive power over 447,030 ordinary shares.

(21)
Based solely on information reported by Clearbridge Investments, LLC ("Clearbridge") on the first amendment to Schedule 13G filed with the SEC on February 14, 2014, and reporting ownership as of December 31, 2013. Clearbridge has sole voting power over 19,621,074 ordinary shares and sole dispositive power over 20,109,079 ordinary shares.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

  Fiscal Year 2014 Highlights

        On October 28, 2013, Mr. William D. Mosley, who recently served as Executive Vice President of Operations and R&D, was named President, Operations and Technology and Mr. Albert "Rocky" Pimentel, who recently served as Executive Vice President and Chief Sales and Marketing Officer, was named President, Global Markets and Customers;

        On December 23, 2013, Seagate announced the acquisition of Xyratex, a leading provider of data storage technology. The acquisition of this business will further strengthen Seagate's vertically integrated supply and manufacturing chain for disk drives and ensure uninterrupted access to important capital equipment. It also expands Seagate's storage solutions portfolio by adding Xyratex's industry-leading enterprise data storage systems and high-performance computing business;

        On March 10, 2014, Mr. James J. Lerner joined us as President, Cloud Systems and Solutions.

        Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report for a more detailed description of our fiscal year 2014 financial results.

        Highlights of the Company's fiscal year 2014 financial performance include:

  •
  Revenues were $13.7 billion, which represented a 4% decrease from revenues of $14.4 billion in fiscal year 2013 due to a decrease in units shipped and decrease in our average selling price per unit;

  •
  We shipped 220 million units during fiscal year 2014, which represented a 3% decrease over the prior fiscal year;

  •
  Gross margin as a percentage of revenue increased to 28% in fiscal year 2014 from 27% in fiscal year 2013;

  •
  We generated operating cash flow of $2.6 billion, used approximately $1.9 billion to repurchase 41 million of our ordinary shares and used $0.6 billion for capital expenditures; and

  •
  We paid approximately $0.7 billion for the repurchase and early redemption of long term debt, as well as approximately $0.6 billion of shareholder dividends.

        The following table presents certain key financial metrics for the past three fiscal years:

	Fiscal 2014 (in millions except EPS)	Fiscal 2013 (in millions except EPS)	Fiscal 2012 (in millions except EPS)
Units shipped	220	226	224
Revenues	$13,724	$14,351	$14,939
Gross margin	$3,846	$3,940	$4,684
Operating income	$1,776	$2,091	$3,108
Net income	$1,570	$1,838	$2,862
Diluted earnings per share	$4.52	$4.81	$6.49

  2014 Executive Compensation Highlights

        The key executive compensation decisions for fiscal year 2014 were as follows:

  •
  Continued the general philosophy and structure of our executive compensation programs, emphasizing strong alignment between executive pay and corporate financial performance, as approved by a substantial majority of our shareholders at the 2013 AGM pursuant to the shareholder advisory vote;

  •
  Hiring of Mr. James J. Lerner as President of Cloud Systems and Solutions, with a total compensation package comprised of base salary, annual bonus opportunity, an additional MBO Bonus opportunity (as described below) and long-term equity incentives in the form of options and performance-based equity awards;

  •
  Increases in base pay for Messrs. Luczo, O'Malley and Mosley. Mr. Luczo's and Mr. Mosley's base salaries were increased by approximately 14% and Mr. O'Malley's base salary was increased by 3%. These increases were in recognition of competitive market practice and executive performance, as well as recognition for Mr. Mosley's promotion to the position of President, Operations and Technology;

  •
  The addition of a MBO Bonus opportunity (as described in the section below entitled "Compensation Discussion and Analysis—How We Determine Individual Compensation Amounts—Management-Based Objectives") payable in cash based on individual goals up to 25% of base salary for each of Messrs. Mosley and Pimentel in connection with their respective promotions to President, Operations and Technology and President, Global Markets and Customers, and for Mr. Lerner in connection with his hiring as President, Cloud Systems and Solutions;

  •
  Fiscal year 2014 annual bonus funding at 81% of target as a result of the Company's financial performance;

  •
  Long-term equity incentives delivered in the form of options and performance-based equity awards to enhance long-term strategic incentives for our NEOs (other than Mr. Luczo) that promote alignment with shareholder interests; and

  •
  In fiscal year 2014, Mr. Luczo did not receive a long-term incentive award as his fiscal year 2013 award was intended to serve as the equity incentive award for a period of two fiscal years.

  Pay Practices Aligned with Shareholder Interests

        Our compensation philosophy is designed to align our executive compensation programs with long-term shareholder interests, which include the following:

  •
  Our NEOs have no employment agreements and are not guaranteed salary increases or bonus payments, except that we entered into an employment letter with Mr. Lerner in connection with his hiring which provides for certain additional severance and change of control benefits for a limited period of two years after his date of hire (as described in further detail in this Proxy Statement);

  •
  Over 86% of our NEO total annual targeted compensation is subject to the achievement of specific performance conditions;

  •
  A cap of 200% of the target cash bonus opportunity for funding under the annual bonus plan;

  •
  In fiscal year 2014, a majority of our long-term equity incentive awards were granted in the form of performance-based restricted share units, which vest dependent upon the achievement of pre-established performance objectives, including return on invested capital, relative total shareholder return and adjusted earnings per share (as described in further detail in this Proxy Statement);

  •
  No defined benefit pension plan or supplemental executive pension plan;

  •
  No "single trigger" payouts under our severance and change in control plan, and market-competitive levels of severance benefits;

  •
  No excise tax reimbursements or tax "gross-ups" in connection with a change in control;

  •
  Share ownership guidelines for officers and directors, including the requirement for our NEOs to hold a number of shares approximately equal to a multiple of 3 to 6 times their annual salary;

  •
  No repricing of options without shareholder approval;

  •
  Balance of financial and operating performance metrics in annual and long-term incentive plans;

  •
  A "clawback" policy that permits us to recoup cash and equity awards in the event that our financial results are required to be restated due to the fraud or willful misconduct of an executive;

  •
  No payment of dividends on unvested performance shares until the award has vested; and

  •
  No dividend equivalents are provided on unvested performance share units.

  2014 Corporate Governance Highlights

        In addition to implementing performance-based pay practices designed to align our compensation programs with shareholder interests, we also endeavor to maintain good governance standards, including the oversight of our executive compensation policies and practices. The following key policies and practices were in effect during the fiscal year 2014:

  •
  We maintain a non-classified Board structure, such that all Board members are elected annually by a majority vote of our shareholders;

  •
  Our Compensation Committee retained an independent compensation consultant, F.W. Cook, who performed no other work for Seagate or any member of the Compensation Committee;

  •
  We prohibit our directors, Executives and all other employees from engaging in short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") or in hedging and other monetization transactions with respect to our securities; we likewise caution such persons against establishing margin accounts or pledging their Seagate shares; and our Securities Trading Policy provides, among other things, that the first trade under a new plan established pursuant to Rule 10b5-1 promulgated under the Exchange Act will take place after a reasonable "seasoning period" has passed from the time of adoption of the plan, and an insider will only be permitted to use one 10b5-1 plan at a time; and

  •
  Our Compensation Committee directs an annual risk assessment of our compensation programs and practices to ensure that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

  Named Executive Officers

        The NEOs for fiscal year 2014 are:

Name	Job Title
Stephen J. Luczo	Chairman and Chief Executive Officer
Patrick J. O'Malley	Executive Vice President and Chief Financial Officer
James J. Lerner	President, Cloud Systems and Solutions
William D. Mosley	President, Operations and Technology
Albert A. Pimentel	President, Global Markets and Customers

Our Executive Compensation Strategy

        Our executive compensation strategy is designed to drive high performance, strengthen our market position, and increase shareholder value. The goals of our executive compensation programs are to:

  •
  attract and retain talented leaders through competitive pay programs;

  •
  motivate Executives to achieve and exceed business objectives as approved by the Board;

  •
  align Executive and shareholder interests to optimize long-term shareholder return with acceptable risk; and

  •
  manage total compensation costs in support of our financial performance.

Our Executive Compensation Programs

Compensation Element	Designed to Reward	Relationship to Compensation Strategy
Base Salary	Related job experience, knowledge of Seagate and our industry, and continued dedicated employment with sustained performance	Attract and retain talented Executives through competitive pay programs
Annual Incentive Executive Officer Performance Bonus Plan	Achievement of Company annual financial and operational goals and attainment of management-based objectives for Presidents	Motivate Executives to achieve and exceed annual business objectives Manage total compensation costs in support of financial performance
Long-term Equity Incentives Equity Awards	Increased shareholder value through achievement of long-term strategic goals such as EPS, return on invested capital and total shareholder return relative to peers	Align Executive and shareholder interests to optimize shareholder return Motivate Executives to achieve and exceed long-term business objectives

Role of Our Compensation Committee

        The Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee,

which consists of independent directors, is responsible for the review and approval of all aspects of our executive compensation programs and approving all compensation recommendations for our Executives, including:

  •
  review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  evaluation of executive performance results in light of such goals and objectives;

  •
  evaluation of the competitiveness of each Executive's total compensation package; and

  •
  approval of any changes to the total compensation package, including base salary, annual and long-term incentive award opportunities, share ownership guidelines and retention programs.

        The Compensation Committee recommends to the independent directors of the Board the compensation, compensation plans and equity grants specific to our CEO, and the independent directors of the Board determine the overall compensation package of our CEO. The Compensation Committee is supported in its work by our Senior Vice President of Human Resources, her staff and an executive compensation consultant, as described below.

Role of the Compensation Consultant

        The Compensation Committee retained F.W. Cook, its own independent consultant, for advice and counsel throughout fiscal year 2014 to provide an external review of compensation proposals and to help align compensation to our executive compensation strategy. F.W. Cook's consulting during fiscal year 2014 included oversight on the risk assessment of compensation programs directed by the Compensation Committee, as well as consultation in support of the Compensation Committee's decisions regarding compensation programs involving NEOs, including salary changes, determination of equity awards, annual incentive plan design, and annual review of our severance plan and share ownership guidelines. F.W. Cook also developed recommendations to the Compensation Committee for the compensation of our CEO.

        F.W. Cook also provided advice to the Compensation Committee regarding non-employee director compensation. F.W. Cook is not permitted to provide services to Company management except as directed by the Compensation Committee, and did not provide any such services in fiscal year 2014. The Compensation Committee retains sole authority to hire the compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

        In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors in determining F.W. Cook's independence including, but not limited to, the amount of fees received by F.W. Cook from Seagate as a percentage of F.W. Cook's total revenue, F.W. Cook's policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact F.W. Cook's independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest.

Role of our CEO and Management in the Decision-Making Process

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive practices, each year our CEO, Mr. Luczo, recommends the amount of base salary increase (if any), the amount of the annual incentive bonus opportunity and the long-term incentive award value for our Executives, including the other NEOs. These recommendations are based upon his assessment of each Executive's performance, as well as the Company's performance as a whole, and individual retention considerations. The Compensation Committee reviews Mr. Luczo's recommendations and approves our Executives' compensation, including any changes to such compensation, as it determines in its sole discretion. Mr. Luczo does not play any role with respect to any matter affecting his own compensation.

        Our Senior Vice President of Human Resources, along with members of her staff, assists the Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters.

Prior Year's Shareholder Advisory Vote

        At the 2013 AGM, the Company's shareholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the 2013 Proxy Statement. Shareholders overwhelmingly approved the proposal with approximately 95% of the votes cast in favor of our executive compensation programs (excluding abstentions). The Compensation Committee appreciates the shareholders' continued strong support of the Company's compensation philosophy and objectives, which reaffirms to the Board the appropriateness and effectiveness of the Company's executive compensation programs, including continued emphasis on programs that reward our Executives for generating sustainable profitability and delivering long-term value for our shareholders. No significant changes were made to the Company's executive compensation strategy in fiscal year 2014. The Board and the Compensation Committee will continue to consider the results of the Company's shareholder advisor votes when making future compensation decisions for the NEOs. The shareholder advisory vote occurs on an annual basis. We currently expect to hold the next shareholder vote on the frequency of "Say-on-Pay" proposals at the Company's 2017 AGM of Shareholders.

Executive Market Comparison Peer Group

        The Compensation Committee reviews NEO assignments and establishes ranges for each element of executive pay after reviewing similar information for a defined group of companies (the "NEO Peer Group") that compete for comparable executive talent. The Compensation Committee relies on analyses of disclosures and published surveys of compensation among the NEO Peer Group companies when considering compensation for Executives in similar roles.

        As part of our annual review cycle, the Compensation Committee reviewed the NEO Peer Group and made no changes to the selection criteria for fiscal year 2014. Peer group companies were selected based on a similar industry classification (as defined by Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment, excluding companies that are not subject to U.S. securities reporting requirements and wholesale distributors), having a minimum market value of $3 billion, and $4-$35 billion in trailing twelve-month sales. Specifically, for fiscal year 2014, the NEO Peer Group included the following companies:

Peer Group for Fiscal Year 2014(1)

	Sales
Company Name	TTM ($M)	FYE ($M)	Market Value ($M)
Amphenol Corp.	$4,095	$3,940	$9,680
Applied Materials Inc.	$9,254	$10,517	$13,117
Broadcom Corp.	$7,746	$7,389	$16,148
Corning Inc.	$7,753	$7,890	$17,365
EMC Corp.	$21,258	$20,008	$51,445
Flextronics International Ltd.	$25,946	$29,388	$3,827
Harris Corp.	$5,253	$5,451	$5,157
Jabil Circuit Inc.	$17,152	$17,152	$3,564
Juniper Networks Inc.	$4,345	$4,449	$8,726
Micron Technology Inc.	$8,292	$8,292	$5,520
Motorola Solutions Inc.	$8,557	$8,203	$14,496
NCR Corp	$5,726	$5,443	$3,403
NetApp Inc.	$6,220	$6,233	$9,777
QUALCOMM Inc.	$18,368	$14,556	$99,833
SanDisk Corp.	$5,088	$5,662	$10,092
TE Connectivity Ltd.	$13,829	$14,312	$13,767
Texas Instruments Inc.	$13,115	$13,697	$31,960
Western Digital Corp.	$13,819	$12,478	$8,393
Xerox Corp.	$22,431	$22,626	$8,195
Peer Group Median	$8,557	$8,292	$9,777
Peer Group Average	$11,487	$11,457	$17,603
Seagate Technology plc	$14,939	$14,939	$10,715

(1)
The following table is based on information available as of October 31, 2012.

How We Determine Individual Compensation Amounts

  Current Named Executive Officers

        As discussed above in greater detail under the heading "Role of our CEO and Management in the Decision-Making Process," Mr. Luczo and the Senior Vice President of Human Resources review with the Compensation Committee all compensation elements for our NEOs at least annually, and the Compensation Committee determines the value of each compensation element as described below. The proportion of each pay element value (i.e., the compensation mix) relative to total compensation varies by individual, although for all NEOs the largest portion of pay is variable and contingent on our financial performance. Variations in the compensation mix among NEOs reflect differences in scope of responsibility as well as NEO Peer Group market data. For fiscal year 2014, Mr. Luczo's total annual target compensation is lower than the other NEOs' total annual target compensation, reflecting the fact that he did not receive an equity award in fiscal year 2014. As a result, for fiscal year 2014, the mix of total annual target compensation for Mr. Luczo was 40% annual base salary and 60% target annual incentive, and the average mix of total annual target compensation for our other NEOs was 12% annual base salary, 14% target annual incentives and 74% long-term equity incentives.

Total Annual Target Compensation Mix

Mr. Luczo

Other NEOs (Average)

        We do not benchmark the total annual compensation of our Executives to a specific market percentile, although the total annual target compensation (including base salary, target annual incentive and long-term incentives) for the NEOs generally falls near the median for similar positions within the NEO Peer Group. We believe the total executive pay opportunity is appropriate to attract and retain top leadership talent in a competitive labor market in our industry segment, particularly given our size relative to the Peer Group and in light of the uncertainty of the actual amount of pay that each NEO can earn given the volatility of our business. Due to our emphasis on performance-based pay, the amounts actually received by our NEOs are heavily dependent on the Company's financial performance.

        While we consider the pay practices of our NEO Peer Group companies in determining target compensation for our Executives, we did not compare our performance with the performance of the NEO Peer Group companies when evaluating salary levels or determining the size of particular incentive awards. The target amounts and compensation mix vary for each NEO on the basis of various factors, none of which is specifically weighted, including the importance of the position to our organization, length of service, overall retention value, internal pay equity, and projected future value of the total compensation package.

  New Hire Named Executive Officer

        We entered into an employment letter with Mr. James J. Lerner in connection with his hiring as our President, Cloud Systems and Solutions, effective March 10, 2014. The Compensation Committee approved an annual base salary of $525,012, a target bonus opportunity of 100% of base salary and an additional MBO Bonus opportunity (as described in the section below entitled "Compensation

Discussion and Analysis—How We Determine Individual Compensation Amounts—Management-Based Objectives") of up to 25% of base salary. In addition, Mr. Lerner was granted 150,000 threshold performance share units and options to acquire 125,000 of the Company's ordinary shares under the Company's 2012 Equity Incentive Plan. In negotiating the new hire equity awards for Mr. Lerner, the Committee considered multiple factors, including Mr. Lerner's experience and background, his broad base of expertise in Cloud systems and solutions and the market value of new hire compensation packages offered by companies in the Company's NEO Peer Group for executive positions. Additional terms of Mr. Lerner's employment can be found in the section titled "Severance and Change in Control Benefits" below.

Base Salary

        Base salaries are the fixed annual cash amounts paid to our NEOs on a biweekly basis. In reviewing and determining base salaries, the Compensation Committee considers:

  •
  competitive market levels for comparable positions in the NEO Peer Group;

  •
  related experience;

  •
  expected future contributions;

  •
  overall ability to influence our financial performance and the strategic impact of the role; and

  •
  the ease or difficulty of replacing the incumbent.

        The strategic positioning for our NEOs' base salaries is at or near the 50th percentile of the NEO Peer Group. Salaries are reviewed annually and may be revised to reflect significant changes in the scope of an NEO's responsibilities and/or market conditions. Our goal is to be competitive with respect to base salary while distinguishing ourselves from the NEO Peer Group by providing a greater emphasis on compensating our Executives through the use of performance-based incentives that are consistent with our strategy of motivating Executives to achieve and exceed annual and multi-year business objectives.

        During fiscal year 2014, Mr. Luczo's base salary was increased from $1,050,000 to $1,200,000, Mr. O'Malley's base salary was increased from $549,000 to $565,000 and Mr. Mosley's base salary was increased from $524,000 to $600,000. These increases were made to maintain a competitive market salary at approximately the median range for their respective positions and to recognize Mr. Mosley's promotion to the position of President, Operations and Technology. The base salaries of the other NEOs were not changed during fiscal year 2014.

Annual Bonus Plan

  Executive Officer Performance Bonus

        All NEOs participate in our shareholder-approved Executive Officer Performance Bonus Plan ("EOPB"), which is designed to promote achievement of our annual financial and operational goals as approved by the Compensation Committee. The general target bonus for each NEO reflects competitive market levels for comparable positions in the NEO Peer Group at or near the 60th percentile, as well as taking internal pay equity into consideration. Actual payments under the EOPB may be above or below this level, based on performance results. Individual awards paid to each NEO following the end of the performance period are determined by the Compensation Committee after certifying our financial and operational performance. The Compensation Committee, together with the other independent directors of the Board, determine the material terms of Mr. Luczo's bonus opportunity under the EOPB, including the amount of Mr. Luczo's target bonus opportunity, and the payout level based on performance results.

        On August 23, 2013, the Compensation Committee approved the performance metrics and funding targets to be used for calculating annual bonus awards for each Executive for fiscal year 2014 under the EOPB. Funding of the EOPB for fiscal year 2014 was determined based on the Company's performance with respect to the following metrics:

  •
  revenues,

  •
  operating margin (defined as adjusted earnings before interest, taxes and bonus, divided by revenues), and

  •
  a quality metric, referred to as Reliability Quality Competitiveness Best in Class ("RQC BiC"), which is a measure of how our key customers view Seagate's product quality compared with the product quality of our competitors.

While we track many operational and strategic performance goals throughout the year, operating margin and revenue together are considered an important measure of our success in achieving profitable growth and were selected for fiscal year 2014 to continue to align payouts under the EOPB with the Company's profitability year over year. Adjustments to earnings for purposes of determining the operating margin excluded the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not budgeted and/or foreseen at the time the performance targets were established, and included estimated interest expenses, taxes and variable cash compensation. The adjustments are reviewed and approved by the Compensation Committee. RQC BiC was retained as a modifier to the overall bonus funding calculation for fiscal year 2014 because quality is considered a critical part of our overall business performance.

        The combination of the three performance metrics noted above was used to determine the applicable percentage of our annual revenues that would be allocated to the overall bonus pool to be used for the payment of bonuses to all eligible employees, including to our Executives under the EOPB. For purposes of illustration, the range of overall bonus funding as a percentage of target for fiscal year 2014, assuming annual revenues of $15 billion and the achievement of the minimum level of RQC BiC of 80%, would be as indicated below for the achievement of operating margin at the threshold, target and maximum levels for fiscal year 2014:

Performance Level	Operating Margin	Funding as % of Target
Threshold	12.0%	50%
Target	15.8%	99%
Maximum	21.8%	200%

        Actual funding is determined based on the adjusted operating margin, the level of revenues and RQC BiC actually achieved during fiscal year 2014. Once the Company achieves or exceeds the threshold operating margin, the combination of actual operating margin and revenues determines preliminary funding. This amount is then reduced by 1.25% for each of our five key markets each quarter that does not achieve the minimum RQC BiC, with up to 25% of the funding subject to quality performance.

        The funded amount, once approved by the Committee, is allocated among eligible participants. Funding for individual bonuses paid to our NEOs is based upon each executive's target bonus expressed as a percentage of base salary. For fiscal year 2014, Mr. Luczo had a target bonus equal to 150% of his annual base salary (reflecting that a larger portion of his total annual target compensation is subject to performance conditions than is the case for the other NEOs) and the other NEOs had a target bonus equal to 100% of their individual annual base salaries. The Compensation Committee, with respect to all NEOs except our CEO, and the independent directors of the Board, with respect to our CEO, retain the discretion to reduce the amount of the bonus payout based on their overall assessment of the Company's performance generally, including factors such as revenues, profitability, product quality, cost containment and expense management, market share, strategic objectives and legal and regulatory compliance.

        Based on our actual performance for fiscal year 2014, funding was set at 81% of target, on the basis of our adjusted operating margin of 15.5%, revenues of $13.7 billion and an RQC BiC modifier of 95%. Based on the funded amount, the Compensation Committee determined to award the following bonuses for fiscal year 2014: Mr. Luczo, $1,458,068; Mr. O'Malley, $457,659; Mr. Lerner, $128,272; Mr. Mosley, $486,014; and Mr. Pimentel, $486,014.

  Management-Based Objectives

        As part of our strategic performance-based cash incentive program, in fiscal year 2014 the Committee approved a cash bonus opportunity for each of our Presidents, Messrs. Lerner, Mosley and Pimentel to earn up to 25% of the executive's annual base salary based on achievement of key operational goals (the "MBO Bonus"). The payout was based on the level of funding of the EOPB for the Company's fiscal year 2014, up to target, as well as the CEO's assessment of achievement of individual goals tied to strategic objectives for each President's organization during the fiscal year 2014 as follows:

  •
  Mr. Lerner's goals consisted of the (1) approval of a company-wide Cloud strategy, weighted at 40%, (2) development of a Cloud organization, weighted at 40% and (3) Xyratex post-merger integration, weighted at 20%. At the end of fiscal year 2014, it was determined that Mr. Lerner achieved 100%, 100% and 50% against each of these goals, respectively, for a weighted payout at 90% of the funded target;

  •
  Mr. Mosley's goals consisted of the (1) development and improvement of certain new and existing technologies, weighted at 50%, and (2) implementation of various operational strategies in the Company's global manufacturing operations, weighted at 50%. At the end of fiscal year 2014, it was determined that Mr. Mosley achieved 43% and 100% against each of these goals, respectively, for a weighted payout at 72% of the funded target; and

  •
  Mr. Pimentel's goals consisted of the (1) development of pricing strategies, weighted at 45%, (2) development of an elite sales force, weighted at 30%, and (3) creation of focused strategies for sales of the Company's products in various markets weighted at 25%. At the end of fiscal year 2014, it was determined that Mr. Pimentel achieved 85%, 85% and 65% against each of these goals, respectively, for a weighted payout at 80% of the funded target.

In each case, we did not specify a quantitative target that must be achieved, but we considered the goals aggressive yet attainable within the fiscal year.

        Based on the achievement of the applicable goals, the Compensation Committee determined to award the following MBO Bonuses for fiscal year 2014: Mr. Lerner, $28,861; Mr. Mosley, $87,483; and Mr. Pimentel, $97,203.

Long-Term Equity Incentives

        In fiscal year 2014, the Compensation Committee awarded equity awards to the NEOs (other than the CEO) under the terms of the 2012 Plan. The 2012 Plan is designed to:

  •
  focus Executives on achieving longer-term business performance goals;

  •
  provide significant reward potential for outstanding cumulative performance by the Company;

  •
  enhance the Company's ability to attract and retain highly talented Executives; and

  •
  provide the Executive team with an opportunity for greater equity ownership and related incentives to increase shareholder return.

        The Compensation Committee approves annual guidelines to help determine the type and size of equity awards for all Executives, and considers median, 60th and 75th percentiles for comparable positions in the NEO Peer Group. Our equity award guidelines and mix of the type of awards granted are based on an analysis of unvested equity, the practices of NEO Peer Group companies in awarding equity for similar positions (including equity mix and award values), potential impact on earnings, and the pool of available shares. In determining the award for each NEO, the Compensation Committee also considers the Company's goals for retaining the NEO for the long term and the following factors related to each NEO including:

  •
  potential future contributions to the Company's overall success;

  •
  past equity award history; and

  •
  potential future value (holding power) of unvested equity.

        NEOs are generally awarded equity on an annual basis, typically in mid-September, as part of our annual award cycle. Mr. Luczo was not awarded equity in fiscal year 2014, as his fiscal year 2013 equity awards were intended to serve as the equity incentive awards for a period of two fiscal years. For fiscal year 2014, all NEOs' annual equity awards, excluding Messrs. Luczo and Lerner, consisted of a mix of Time Vesting Options, Threshold Performance Share Units and Performance Share Units (as defined and described more fully below), reflecting a strong emphasis on pay for performance and the alignment of interests between our NEOs and our shareholders.

        For all NEOs, except Mr. Luczo (who did not receive an award) and Mr. Lerner, the mix of long-term equity incentives, 20% options and 80% performance-based restricted share units, reflected the Compensation Committee's review and assessment of market practices at peer companies, as well as its determination that a mix of options and full-value equity awards would provide an appropriate blend of incentives to sustain and improve the Company's financial performance and shareholder value. The equity incentives awarded to Mr. Lerner reflected a grant of full-value equity awards that were intended to replace the value of RSUs that he forfeited from his prior employer. As a result, the mix of Mr. Lerner's long-term equity incentive was 25% options and 75% performance-based restricted share units.

Options

  Time-Vesting Options

        Options generally vest over four years and have a seven-year term. Options are awarded with an exercise price equal to the fair market value of the Company's ordinary shares on the grant date. Fair market value is defined as the closing price of the Company's ordinary shares on NASDAQ on the grant date. The grant date and vesting schedule for options granted to our NEOs are generally the same as for other employees receiving options during the annual award process, but may be different in the case of a new hire or change in position.

  TSR Performance-Vesting Options

        In fiscal year 2013, we granted our CEO performance-vesting options (the "TSR Options") that cliff vest after three years, contingent on continued service and the attainment of at least a 40% total shareholder return ("TSR"), inclusive of dividends and share price appreciation, over the three-year performance period from August 1, 2012 through July 31, 2015. The minimum 40% TSR must be sustained for a minimum of 30 consecutive trading days for the performance condition to be satisfied. The TSR Options have a seven-year term. On July 23, 2013, the Compensation Committee certified that the performance target for the TSR Options had been achieved; therefore, subject to our CEO's continuous service through the end of the three-year vesting period, the TSR Options will vest on the third anniversary of their grant date.

Share Awards

  Restricted Share Units

        Restricted share units ("RSUs") generally vest in equal annual installments over four years, contingent on continued service. Due to the strong emphasis on pay for performance, our NEOs are not eligible to receive RSUs. We believe that long-term equity awards made to our NEOs should consist only of options and performance-vesting shares or units.

  Threshold Performance Shares and Threshold Performance Share Units

        Threshold performance shares ("TPS") and threshold performance share units ("TPSUs") are equity awards with a maximum seven-year vesting period, contingent on continued service and the achievement of specified performance goals. TPS awards were granted in fiscal year 2011, with 25% annual vesting starting on the first anniversary of the grant date and 25% per year thereafter, subject to the satisfaction of the applicable performance goal, as discussed below. Beginning in fiscal year 2012, our NEOs were granted TPSU awards in lieu of TPS awards in order to facilitate the global administration of our equity programs; however, the vesting criteria for this type of award remained the same as in prior years. Each TPSU represents the right to receive one of our ordinary shares. Under the terms of the TPSU award agreement, no dividend equivalent payments will be made on any of the ordinary shares underlying the TPSUs.

        For each tranche of a TPS or TPSU award that is eligible to vest on a vesting date, vesting is contingent on the Company achieving a threshold adjusted earnings per share ("AEPS") goal of $1.00 for the fiscal year prior to the fiscal year in which the vesting date occurs. If the threshold goal is not achieved, vesting of that tranche is delayed to the next scheduled vesting date for which the AEPS goal is achieved. Unvested awards from prior years may vest cumulatively on the scheduled vesting date for a future year within the seven-year vesting period if the annual AEPS threshold for that year is achieved. For example, if AEPS performance prior to the first vesting date is below threshold, then vesting will be delayed. If the AEPS threshold is achieved prior to the second vesting opportunity, then 50% of the award will vest (25% from the first vesting date and 25% from the second vesting date due to the cumulative feature of the award). TPS and TPSU awards may become fully vested as early as four years from the grant date and, as noted above, remain eligible to vest for up to seven years following the grant date. If the AEPS threshold level has not been met by the end of the seven-year period, any unvested TPS or TPSUs will be forfeited. While still uncertain, vesting for these awards is considered likely if the NEO remains employed throughout the seven-year performance period due to the cumulative vesting feature. For market comparison purposes, we compare the value of TPS and TPSU awards for our NEOs with time-based RS or RSUs awarded by other companies in the NEO Peer Group. For purposes of the TPS and TPSU awards, AEPS is based on diluted earnings per share, calculated in accordance with US GAAP, excluding the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not foreseen at the time the performance target was established, and includes estimated interest expenses, taxes and variable compensation.

        Our AEPS performance for fiscal year 2014 was above the $1.00 AEPS threshold; therefore, an additional 25% of each of the outstanding TPS and TPSU awards will vest on their next scheduled vesting date following the end of fiscal year 2014.

  Performance Share Units

        Performance share units ("PSUs") are performance-based RSUs that vest after the end of a three-year performance period, subject to continued employment and the achievement of annual return on invested capital ("ROIC") over the performance period, modified by a factor based on the Company's relative total shareholder return percentile compared with a selected peer group, defined below. ROIC was selected as a key metric because of its ability to measure the efficiency of our use of capital and delivery of earnings above investment, considered a critical factor in the Company's long-term success. In addition, the relative TSR metric rewards financial performance as measured by the change in our share price and the dividends declared during the performance period relative to the performance of the select group of peers. Payout of the targeted number of PSUs will occur if target ROIC is attained over the three-year measurement period and relative TSR is at least at the median of the selected peer group. For PSUs awarded for fiscal years 2010 through 2013, the number of PSUs that will be earned will be determined on the basis of actual ROIC achieved, calculated by linear interpolation between a preset minimum and maximum, and increased or decreased on the basis of whether the relative TSR achieved is below median, between the 50th to 75th percentile, or above the 75th percentile in relation to the selected peer group. For PSUs awarded beginning fiscal year 2014, ROIC achieved will be calculated based on a range rather than by linear interpolation between a preset minimum and maximum. The final ROIC metric is calculated as the average annual ROIC over the prior three fiscal years. Annual ROIC is calculated as (i) adjusted operating income multiplied by 1 minus the average tax rate, divided by (ii) (x) net plant, property and equipment plus total current assets minus cash, minus (y) total current liabilities. Adjustments to operating income exclude the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not foreseen at the time the performance target was established.

        Each PSU represents the right to receive one of our ordinary shares. The Compensation Committee will determine the number of PSUs that will vest at the end of the three-year performance period according to a pre-established vesting matrix. Assuming the minimum performance threshold is achieved, the actual number of ordinary shares that may vest ranges from 38% of the target number of PSUs (for an ROIC of approximately 50% of target and relative TSR below the selected peer group median) to 200% of the target number of PSUs (for an ROIC in excess of approximately 143% of target and relative TSR equal to or above the 75th percentile of the selected peer group). Under the terms of the PSU award agreement, no dividend equivalent payments will be made on any of the ordinary shares underlying the PSUs.

        The selected peer group for PSUs awarded in September 2013 included a broader range of companies than the NEO Peer Group to allow for comparison of our performance against a wider range of technology companies than the companies with whom we frequently compete for executive talent. The selected peer group for purposes of measuring our relative TSR performance consisted of the 27 companies listed in the table below, meeting the following criteria:

  •
  Similar industry classification (defined as companies in Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment), excluding companies that are not subject to U.S. securities reporting requirements and wholesale distributors, and

  •
  Trailing twelve-month sales at least $4 billion.

 PSU Peer Group

Advanced Micro Devices, Inc.	Jabil Circuit Inc.
Amphenol Corp.	Juniper Networks, Inc.
Apple Inc.	Micron Technology Inc.
Applied Materials Inc	Motorola Solutions In.
Broadcom Corp.	NCR Corp
Cisco Systems, Inc.	NetApp, Inc.
Corning Inc.	QUALCOMM Incorporated
Dell Inc.	SanDisk Corp.
EMC Corporation	Sanmina-Sci Corp
Flextronics International Ltd.	TE Connectivity Ltd.
Freescale Semiconductor Holding	Texas Instruments Inc.
Harris Corp.	Western Digital Corp.
Hewlett-Packard Company	Xerox Corp.
Intel Corporation

        As the certification of our financial performance could not be completed in advance of the filing date of this Proxy Statement, the vesting of these awards (if any) will be disclosed on Form 8-K within four business days following written certification by the Compensation Committee.

  TSR Performance Share Units

        In fiscal year 2013, in addition to the TSR Options, we granted our CEO performance-vesting restricted share units (the "TSR PSUs") that cliff vest after three years, contingent on continued service and the attainment of at least a 40% TSR, inclusive of dividends and share price appreciation, over the three-year performance period from August 1, 2012 through July 31, 2015. The minimum 40% TSR must be sustained for a minimum of 30 consecutive trading days for the performance condition to be satisfied. On July 23, 2013, the Compensation Committee certified that the performance target for the TSR PSUs had been achieved; therefore, subject to our CEO's continuous service through the end of the three-year vesting period, the TSR PSUs will vest on the third anniversary of their grant date.

Share Ownership Guidelines

        We established share ownership guidelines to ensure that our NEOs hold a meaningful equity stake in the Company and, by doing so, to link their interests with those of our shareholders. Shares directly or indirectly owned (for example, through a trust), along with unvested RSUs that do not have a performance requirement, are included in the calculation of ordinary shares owned for purposes of the ownership guidelines, but time-based and performance-based options, unvested TPS, unvested TPSUs, unvested performance shares, unvested PSUs and unvested TSR PSUs are not counted until they are exercised or vested, as applicable. NEOs are expected to meet the ownership requirements within five years of becoming subject to the guidelines. NEOs are measured against the applicable guideline on the last day of each fiscal year, and the results are reported to the Compensation Committee.

        Executives will be required to own shares in an amount equal to an applicable target value based on a multiple of annual salary. Our NEOs are required to meet the guidelines by July 1, 2015, with the exception of Mr. Lerner who is required to meet the guidelines by March 10, 2019. The share ownership guidelines are as follows:

Role	Ownership Guideline– Multiple of Salary	Equivalent Dollar Value(1)
CEO	6x	$7,200,300
President	4x	$2,400,000
Other NEOs	3x	$2,260,000

(1)
Based on average salaries of Executives in each roll for fiscal year 2014.

        All of the NEOs are on track to meet ownership guidelines by the applicable deadline.

Benefits and Perquisites

        Our NEOs are eligible to participate in a broad range of benefits in the same manner as non-executive employees. Seagate does not offer separate benefits for Executives, other than vacation and severance benefits (see "Severance and Change in Control Benefits," below).

        We do not generally provide perquisites to our NEOs except that we provide the use of our corporate aircraft to our NEOs which may be used for travel with a personal element, provided they fully reimburse us for the aggregate incremental cost of any such usage. We do however consider the value of perquisites, to the extent provided at the NEO Peer Group companies, in assessing the competitiveness of our total compensation package for our NEOs. Two of our NEOs continue to participate in a group replacement life insurance plan that was closed to new participants as of January 2002.

Nonqualified Deferred Compensation Plan

        Seagate's Restated Deferred Compensation Plan, as amended (the "SDCP") allows our NEOs (and other eligible employees with an annual base pay rate of more than $165,000) to defer on a pre-tax basis up to 70% of their base salary and up to 100% of their annual performance-based cash bonus. Deferrals and notional earnings related to those deferrals are reflected on the Company's books as an unfunded obligation of the Company. We do not make any contributions to the SDCP, and notional earnings on deferrals are based on the performance of investment funds selected by each participant from a menu of investment options offered pursuant to the SDCP. Deferral amounts, earnings and year-end balances for our NEOs are set forth in the table titled "Fiscal Year 2014 Nonqualified Deferred Compensation," below.

International (Expatriate) Assignment Policies

        Our global business needs require, from time to time, the temporary short- or long-term relocation of certain employees with special or unique skills to countries where those skills may not be available. To meet this need, we utilize the benefits available under our Short-Term Assignment Policy ("STA") and Long-Term International Assignment Policy ("LTIA"). Specifically, we provide certain benefits and allowances to our international assignees, including our NEOs, in accordance with the terms of the STA or LTIA, as applicable, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. In addition, we make tax equalization payments on behalf of our international assignees to ensure that the assignment is tax neutral to the employee.

Severance and Change in Control Benefits

        We provide severance benefits to assist in aligning NEO and shareholder interests during the evaluation of an ownership change, to remain competitive in attracting and retaining NEOs and to support organizational changes necessary to achieve our business strategy. The purpose of the Fifth Amended and Restated Executive Severance and Change in Control Plan (the "Severance Plan") is to:

        (1)   provide for the payment of severance benefits to our NEOs in the event their employment with the Company or any applicable subsidiary is involuntarily terminated;

        (2)   encourage our NEOs to continue employment in the event of a potential "change in control" (as such term is defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control," below); and

        (3)   ensure that our NEOs generally receive the same severance benefits in connection with a qualifying termination of employment.

        All of our NEOs, except our CEO and, solely if his termination occurs within two years of his date of hire, Mr. Lerner, receive the same level and type of severance benefits; the level of severance benefits payable to our CEO under the terms of the Severance Plan is higher than for the other NEOs to reflect his level of responsibility within our organization, the strategic importance of his position and a market-competitive level of severance for comparable positions within the NEO Peer Group.

        The Severance Plan provisions were developed based on a comparison of severance benefits typically available at the NEO Peer Group companies, in consultation with F.W. Cook, following review by the independent directors of the Board. Consistent with our compensation philosophy, the Severance Plan provides for severance only in the event of an involuntary termination (i.e., a termination by us without "cause" or by the Executive for "good reason"). The Severance Plan includes the following features:

  •
  severance benefits do not include a guaranteed bonus amount;

  •
  no post-termination healthcare benefit subsidy if the involuntary termination occurs outside of a "change in control period" (as defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control—Involuntary Termination Without Cause or for Good Reason During a Change in Control Period", below);

  •
  enhanced severance benefits provided in connection with a change in control require a "double trigger" (which is defined as an involuntary termination during a "change in control period") before an NEO becomes entitled to receive such benefits; and

  •
  severance payments cannot exceed three times the sum of the Executive's base salary and target bonus.

        In the event that the benefits payable following a change in control exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would otherwise be subject to excise taxes imposed by Section 4999 of the Code). We do not provide a gross-up for any taxes payable on severance benefits and the NEO is responsible for the payment of all personal taxes, including any excise taxes imposed on change in control payments and benefits.

        For further details on the Severance Plan, see the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control."

        In connection with the hiring of Mr. Lerner as President, Cloud Systems and Solutions, we agreed that if Mr. Lerner is terminated without "cause" or resigns for "good reason" outside of a "change in control period" but within two years of his date of hire, he will be eligible for the following benefits in lieu of the benefits he would receive under the Severance Plan: (a) 24 months of base salary, (b) his target annual bonus and MBO Bonus for the year of termination and (c) with respect to the unvested portion of 100,000 of the TPSUs awarded to him, pro-rata vesting based on the days he worked from the last vesting date through his termination date (with Mr. Lerner being deemed to have worked for an additional two years following his termination for purposes of calculating such pro rata vesting). We sometimes refer to the 100,000 TPSUs mentioned in the preceding sentence as the "Transition Award."

Other Company Policies and Compensation Considerations

Impact of Section 162(m) of the Internal Revenue Code

        The Compensation Committee seeks to qualify NEO compensation for deductibility under applicable tax laws to the greatest extent possible. Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) places a limit of $1 million on the amount that a public company may deduct for compensation in any taxable year to any of the CEO and each of the next three most highly compensated NEOs employed at the end of the year (other than the Company's CFO), unless such compensation is considered "performance-based" under Section 162(m).

        Both the EOPB and the 2012 Plan have been approved by our shareholders and are administered by the Compensation Committee. Each plan has been structured such that compensation paid or awarded thereunder may qualify as "performance-based" and therefore not be subject to the Section 162(m) limit. We received shareholder approval for the EOPB at the 2013 AGM in order to preserve the Company's ability to pay annual incentive bonuses to our executive officers that may qualify as "performance-based" compensation under Section 162(m). However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote varying corporate goals, the Compensation Committee retains the discretion to pay compensation that may not be tax deductible. Due to the timing of Mr. Lerner's hire, the first tranche of his TPSU award does not qualify as "performance-based" compensation for purposes of Section 162(m) because the performance condition was satisfied at the time of grant. Additionally, due to the accelerated vesting provisions that apply if Mr. Lerner is terminated without "cause" or resigns for "good reason" within two years of his date of hire, his Transition Award, does not qualify as "performance-based" compensation for purposes of Section 162(m).

  Securities Trading

        The Board believes that short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") is not appropriate under any circumstances; therefore, such conduct is prohibited by Seagate's Securities Trading Policy. In addition, all employees (including our NEOs) and Board members are prohibited from taking "short" positions in our securities or engaging in hedging or other monetization transactions with respect to our securities. We discourage our executives from using our shares in margin accounts or otherwise pledging shares as collateral. We have also amended our Securities Trading Policy to, among other things, require the first trade under a new plan established pursuant to Rule 10b5-1 promulgated under the Exchange Act take place after a reasonable "seasoning period" has passed from the time of adoption of the plan; in addition, an insider will only be permitted to use one 10b5-1 plan at a time.

Pay Recovery Policy

        Our Pay Recovery Policy is intended to eliminate any reward for fraudulent accounting. It provides standards for recovering compensation from an NEO where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such NEO. The NEO's repayment obligation applies to any bonus paid, share award issued (whether or not vested) or options exercised during the period commencing with the date that is four years prior to the beginning of the fiscal year in which a restatement is announced, and ending on the date recovery is sought. We intend to review our Pay Recovery Policy following the enactment of regulations pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company's Proxy Statement for fiscal year 2014.

COMPENSATION COMMITTEE
Edward J. Zander, Chairman Frank J. Biondi, Jr. Jay L. Geldmacher Lydia M. Marshall

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables show fiscal year 2014, 2013 and 2012 compensation awarded to and earned by our CEO, CFO and our three most highly compensated Executives other than our CEO and CFO:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(4)	Total ($)
Stephen J. Luczo	2014	1,153,886	—	—	1,458,068	3,563	2,615,517
Chairman and Chief Executive Officer	2013	1,037,015	12,920,085	3,577,285	2,220,761	3,260	19,758,406
	2012	1,024,026	5,320,635	—	2,726,468	114,955	9,186,084
Patrick J. O'Malley	2014	560,710	2,156,210	346,172	457,659	7,860	3,528,611
Executive Vice President and Chief	2013	549,037	1,796,880	363,611	774,142	5,582	3,489,251
Financial Officer	2012	549,037	1,197,570	—	974,540	5,503	2,726,650
James J. Lerner(3)	2014	141,350	8,353,500	1,671,382	157,133	1,817	10,325,182
President, Cloud Systems and Solutions
William D. Mosley	2014	579,561	3,080,300	494,532	573,497	4,500	4,732,389
President, Operations and Technology	2013	524,035	1,796,880	363,611	738,890	4,500	3,427,916
	2012	524,035	1,197,570	—	930,162	3,500	2,655,268
Albert A. Pimentel	2014	600,018	2,156,210	346,172	583,217	23,428	3,709,045
President, Global Markets and	2013	600,018	1,796,880	363,611	846,025	24,866	3,631,400
Customers	2012	600,018	—	—	1,065,031	5,340	1,670,389

(1)
Share Awards and Option Awards: These amounts do not reflect the actual value realized by the NEO. In accordance with SEC rules, these columns represent the aggregate grant date fair value calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. For all performance share units whose vesting is subject to performance conditions as defined by ASC 718, we have assumed the probable outcome of related performance conditions at target levels. The aggregate grant date fair value for these PSUs and TPSUs, assuming the achievement of the highest level of performance, is $4,955,800 for Mr. Mosley, $3,469,060 for each of Messrs. O'Malley and Pimentel, and $8,353,500 for Mr. Lerner. See the "Grants of Plan-Based Awards" table for further information. For additional information on the valuation assumptions, see Note 11, "Compensation" in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K ("Form 10-K") for the fiscal year ended June 27, 2014.

(2)
All Other Compensation: The amounts shown in this column consist of the following:

All Other Compensation Table

Name	Personal Guest Travel ($)(a)	401k Match ($)(b)	Other Comp ($)(c)	Executive Life Insurance ($)	Total ($)
Stephen J. Luczo	—	—	—	3,563	3,563
Patrick J. O'Malley	—	5,188	385	2,287	7,860
James J. Lerner	—	1,817	—	—	1,817
William D. Mosley	—	4,500	—	—	4,500
Albert A. Pimentel	19,528	3,900	—	—	23,428

(a)
Personal guest travel consists of travel costs incurred for the executive's spouse in connection with a sales incentive program offered to all eligible sales personnel.

(b)
401(k) match is for the 401(k) Plan contribution provided to all U.S. employees who participate in the 401(k) Plan. The maximum amount is $4,500 per calendar year, but it may be higher for a particular fiscal year.

(c)
Other compensation consists of incentives paid to employees participating in the Seagate Healthy Journeys Wellness Program offered to all eligible U.S. employees. The maximum incentive is $450 per calendar year.

(3)
Mr. Lerner commenced his employment with us on March 10, 2014.

(4)
We provide the use of our corporate aircraft to our NEOs primarily so that they can travel to business functions and different facilities in the course of their duties. Certain trips taken by Mr. Luczo in fiscal year 2014 may have had a personal element. To the extent that a travel leg has a personal element to it, Mr. Luczo has fully reimbursed the company for the aggregate incremental cost of such leg to us. Such reimbursement includes the costs of "wheels up time", a portion of fuel and insurance costs, catering, excise taxes, and crew expenses.

Grants of Plan-Based Awards Table for Fiscal Year 2014

								Estimated Future Payments Under Equity Incentive Plan Awards
										All Other Option Awards: Number of Securities Underlying Options (#)
					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)							Grant Date Fair Value of Stock and Option Awards(6) ($)
											Exercise or Base Price of Option Awards ($/Sh)
		Date of Compensation Committee Action
Name	Type of Award		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Stephen J. Luczo	Cash Bonus				900,000	1,800,000	3,600,000
Patrick J. O'Malley	Cash Bonus				282,500	565,000	1,130,000
	Time Option	7/23/2013	9/9/2013	(2)						35,000	40.16	346,172
	PSU	7/23/2013	9/9/2013	(3)				35,000	70,000			1,312,850
	TPSU	7/23/2013	9/9/2013	(4)				21,000				843,360
James J. Lerner	Cash Bonus				70,675	176,687	318,037
	Time Option	2/24/2014	4/21/2014	(2)						125,000	55.69	1,671,382
	TPSU	2/24/2014	4/21/2014	(4)(5)				150,000				8,353,500
William D. Mosley	Cash Bonus				300,000	750,000	1,350,000
	Time Option	7/23/2013	9/9/2013	(2)						50,000	40.16	494,532
	PSU	7/23/2013	9/9/2013	(3)				50,000	100,000			1,875,500
	TPSU	7/23/2013	9/9/2013	(4)				30,000				1,204,800
Albert A. Pimentel	Cash Bonus				300,000	750,000	1,350,000
	Time Option	7/23/2013	9/9/2013	(2)						35,000	40.16	346,172
	PSU	7/23/2013	9/9/2013	(3)				35,000	70,000			1,312,850
	TPSU	7/23/2013	9/9/2013	(4)				21,000				843,360

(1)
Amounts shown were the potential range of payments for fiscal year 2014 for the NEOs under the EOPB. This range varied based on the individual's position and bonus target as a percentage of fiscal year 2014 ending base salary, or a pro-rata salary in the case of Mr. Lerner (150% percent of base salary for Mr. Luczo, 100% for Messrs. Lerner, Mosley and Pimentel, and 100% for Messrs. O'Malley). Messrs. Lerner, Mosley and Pimentel can earn up to an additional 25% of their annual base salary based on the achievement of individual goals tied to strategic objectives for each their organization during fiscal year 2014. For a description of the EOPB, refer to the section above entitled "Annual Bonus Plan."

(2)
Options awarded during fiscal year 2014 under the 2012 Plan are subject to a four-year vesting schedule. After one year of continuous service, the NEO will vest in 25% of the shares subject to the option on the first anniversary of the vesting commencement date. Thereafter, the remaining 75% of the shares subject to option will vest proportionally on a monthly basis for the next three years, contingent on continuous service. For a description of the options, refer to the section entitled "Compensation Discussion and Analysis—Long Term Equity Incentives—Options".

(3)
PSUs awarded during fiscal year 2014 under the 2012 Plan. These units vest after the end of a three-year performance period, subject to both continuous service and the achievement of the applicable performance criteria. For a description of the PSUs, refer to the section entitled "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Performance Share Units".

(4)
TPSUs awarded during fiscal year 2014 under the 2012 Plan. Vesting is contingent on continuous service and satisfaction of performance vesting requirements. The first tranche vests no sooner than one year after the vesting commencement date, subject to the satisfaction of specified performance criteria. The awards will continue to vest annually thereafter if the annual performance goals are achieved. If threshold performance is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. For a description of the TPSUs, refer to the section entitled "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Threshold Performance Shares and Threshold Performance Share Units".

(5)
Mr. Lerner was awarded threshold performance share units as part of his new hire compensation package, of which 100,000 units (the Transition Award) are subject to accelerated vesting on certain terminations of employment. For a description of this accelerated vesting, refer to the section entitled "Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period" below.

(6)
In accordance with SEC rules, this column represents the aggregate grant date fair value calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. For all performance share units, we have assumed the probable outcome of related performance conditions as defined by ASC 718 at target levels. The aggregate grant date fair value for these PSUs and TPSUs, assuming the achievement of the highest level of performance, is $4,955,800 for Mr. Mosley, $3,469,060 for each of Messrs. O'Malley and Pimentel, and $8,353,500 for Mr. Lerner. For additional information on the valuation assumptions, see Note 11, "Compensation" in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 2014.

Outstanding Equity Awards at Fiscal Year 2014

Name	Stock Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Date		Number of Shares or Units of Stock That have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Stephen J. Luczo	9/13/2010	(2)	8,593	25,782	11.065	9/13/2017
							9/12/2011	(4)			240,700	13,700,644
							9/12/2011	(5)			130,000	7,399,600
	8/1/2012	(2)	3,997	103,925	30.230	8/1/2019
	8/1/2012	(3)	—	206,300	30.230	8/1/2019
							8/1/2012	(4)			287,790	16,381,007
							8/1/2012	(5)			64,755	3,685,855
							8/1/2012	(6)	112,130	6,382,440
Patrick J. O'Malley	9/13/2010	(2)	39,583	6,251	11.065	9/13/2017
							9/13/2010	(5)			4,000	227,680
							9/12/2011	(4)			54,200	3,085,064
							9/12/2011	(5)			29,250	1,664,910
	9/10/2012	(2)	17,499	22,501	29.870	9/10/2019
							9/10/2012	(4)			40,000	2,276,800
							9/10/2012	(5)			18,000	1,024,560
	9/9/2013	(2)	—	35,000	40.160	9/9/2020
							9/9/2013	(4)			35,000	1,992,200
							9/9/2013	(5)			21,000	1,195,320
James J. Lerner	4/21/2014	(2)		125,000	55.690	4/21/2021
							4/21/2014	(5)(7)			150,000	8,538,000
William D. Mosley	9/12/2008		1,459	—	13.730	9/12/2015
	1/30/2009	(2)	81,250	—	4.045	1/30/2016
	9/13/2010	(2)	63,021	8,594	11.065	9/13/2017
							9/13/2010	(5)			5,500	313,060
							9/12/2011	(4)			54,200	3,085,064
							9/12/2011	(5)			29,250	1,664,910
	9/10/2012	(2)	17,499	22,501	29.870	9/10/2019
							9/10/2012	(4)			40,000	2,276,800
							9/10/2012	(5)			18,000	1,024,560
	9/9/2013	(2)	—	50,000	40.160	9/9/2020
							9/9/2013	(4)			50,000	2,846,000
							9/9/2013	(5)			30,000	1,707,600
Albert A. Pimentel	3/3/2009	(2)	15,000	—	3.845	3/3/2016
	10/28/2009	(2)	10,000	—	14.825	10/28/2016
	4/6/2011	(2)	512,604	134,896	14.810	4/6/2018
							4/6/2011	(5)			27,750	1,579,530
	9/10/2012	(2)	17,499	22,501	29.870	9/10/2019
							9/10/2012	(4)			40,000	2,276,800
							9/10/2012	(5)			18,000	1,024,560
	9/9/2013	(2)		35,000	40.160	9/9/2020
							9/9/2013	(4)			35,000	1,992,200
							9/9/2013	(5)			21,000	1,195,320

(1)
Value based on the closing price of our ordinary shares on June 27, 2014 of $56.92.

(2)
Options vest as to 25% of the shares subject thereto one year after the vesting commencement date, and then with respect to 1/48th of the shares subject to monthly thereafter see "Compensation Discussion and Analysis—Long Term Equity Incentives—Options—Time-Vesting Options").

(3)
The TSR Options granted to our CEO cliff vest three years following their grant date, contingent on continuous service. The performance condition associated with these options was satisfied as of July 23, 2013 (see "Compensation Discussion and Analysis—Long-Term Equity Incentives—Options—TSR Performance-Vesting Options").

(4)
These PSUs were issued under the 2004 SCP and the 2012 Plan. The PSUs vest after the end of a three-year performance period, subject to both continuous service and the achievement of performance criteria. If the minimum performance threshold is not achieved, no PSUs will vest and the PSUs will be forfeited at the end of the performance period. The PSUs are described in more detail above under "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Performance Share Units".

(5)
These TPS and TPSU awards, issued under the 2004 SCP and the 2012 Plan, are subject to both continuous service and the satisfaction of applicable performance vesting requirements. The first tranche may vest no sooner than one year after the grant date, with vesting subject to satisfying specified performance criteria. Potential vesting for these awards is annually thereafter according to specific performance requirements. If threshold performance is not achieved, no awards will vest and the shares underlying the award will be forfeited at the end of the performance period. The TPS and TPSU awards are described in more detail above under "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Threshold Performance Shares and Threshold Performance Share Units".

(6)
The TSR PSUs granted to our CEO cliff vest three years following their grant date, contingent on continuous service. The performance condition associated with these PSUs was satisfied as of July 23, 2013 (see "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—TSR Performance Share Units").

(7)
Mr. Lerner was awarded TPSUs as part of his new hire compensation package, of which 100,000 units (the Transition Award) are subject to accelerated vesting on certain terminations of employment. For a description of this accelerated vesting, refer to the section entitled "Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period" below.

 Option Exercises and Stock Vested for Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Luczo	629,408	24,984,931	380,687	18,383,123
Patrick J. O'Malley	109,683	5,082,293	67,399	3,235,323
James J. Lerner	—	—	—	—
William D. Mosley	—	—	84,953	4,089,852
Albert A. Pimentel	30,000	1,184,102	35,000	1,723,630

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Name	Executive Contributions in FY2014 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in FY2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in FY2014 ($)(a)
Stephen J. Luczo	—	—	—	—	—
Patrick J. O'Malley	888,908	—	438,661	—	3,878,477
James J. Lerner	—	—	—	—	—
William D. Mosley	—	—	21,192	—	534,906
Albert A. Pimentel	—	—	—	—	—
Kenneth M. Massaroni	—	—	—	—	—

(a)
The amounts reported as Executive contributions represent compensation already reported in the Summary Compensation Table, with the exception of earnings on contributions, as such earnings are not considered at above-market rates.

        The SDCP is a nonqualified deferred compensation plan allowing participants to defer on a pre-tax basis up to 70% of their base salary and up to 100% of their annual performance-based cash bonus, and to select from several mutual fund investment options used to determine notional earnings on the deferred amounts. The deferrals and notional earnings related to those deferrals are reflected on our books as an unfunded obligation of the Company, and remain part of our general assets. We have established a grantor (or rabbi) trust for the purpose of accumulating funds to satisfy our obligations and process payments due under the SDCP.

        Participants may elect to receive distributions upon retirement or termination of employment or at a specified time while still employed. Participants may elect to receive distributions following retirement or termination in a lump sum or in quarterly installments over 3, 5, 10, or 15 years. Participants may elect to receive in-service distributions in a lump sum or annual installments payable over 2, 3, 4 or 5 years. Upon disability, a participant's account will be distributed in accordance with his or her retirement/termination distribution elections. Additionally, upon death, a participant's accounts will be paid to his or her beneficiary or beneficiaries in a cash lump-sum payment payable before the later of the end of the calendar year in which the participant dies, and two and one-half months after the participant dies. Unless otherwise determined by the Compensation Committee prior to a change in control, the SDCP will be terminated upon the occurrence of a change in control and the aggregate balance credited to and held in a participant's account shall generally be distributed to him or her in a lump sum not later than the thirtieth day following the change in control.

Potential Payments Upon Qualifying Termination or Change in Control

        As discussed above under the heading titled "Compensation Discussion and Analysis—Severance and Change in Control Benefits," the Compensation Committee adopted the Severance Plan to provide, among other things, consistent severance benefits to NEOs who are terminated without cause or resign for good reason, in lieu of severance protections that might otherwise have been included in individually negotiated employment agreements. In addition to severance, participating NEOs are entitled to receive payment of deferred amounts in the event of a termination of employment or a change in control, as described under the immediately preceding heading titled "Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans".

Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period

        Under the Severance Plan in effect during fiscal year 2014, if an NEO's employment were to have been terminated by the Company without "cause" (as defined below) or by the NEO for "good reason" (as defined below), the NEO would have been entitled to receive a severance payment equal to a pre-determined number of months of base salary, based on the NEO's job level. In the event of such an involuntary termination outside of a "change in control period" (as defined below), the CEO would be entitled to receive 24 months of base salary and the other NEOs (except Mr. Lerner, whose severance arrangement is described below) would be entitled to receive 20 months of base salary, as well as a pro-rata bonus for the year of termination based on the number of days elapsed from the beginning of the fiscal year until the termination date at the most recent accrued performance level, and, if applicable, the prior year bonus (if earned but unpaid at the time of termination). The severance benefits are generally payable within 20 business days following the "payment confirmation date" (as defined in the Severance Plan) in an amount equal to the lesser of (a) 50% of the severance benefit and (b) $510,000 (for calendar year 2014), with the remaining amount payable twelve months following the date of termination. The Company would also provide paid outplacement services for a period of two years following termination. The receipt of these severance benefits would generally be subject to the NEO's execution of an effective release of claims against the Company and compliance with certain non-competition, non-solicitation and confidentiality covenants during the applicable severance period.

        Under the Severance Plan, "cause" means (i) an NEO's continued failure to substantially perform the material duties of his or her office, (ii) fraud, embezzlement or theft by an NEO of Company property, (iii) the conviction of an NEO of, or plea of nolo contendere by the NEO to, a felony, (iv) an NEO's willful malfeasance or willful misconduct in connection with such NEO's duties or any other act or omission which is materially injurious to the financial condition or business reputation of Seagate, or (v) a material breach by an NEO of any of the provisions of (A) the Severance Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such NEO is subject or (C) any company policy or other agreement to which such NEO is subject. If an NEO is involuntarily terminated for any reason outside a change in control period, the Severance Plan does not provide for any accelerated vesting of outstanding equity awards. Instead, the terms of any vesting acceleration are governed by the applicable award agreement (including, without limitation, the accelerated vesting provided to Mr. Lerner in connection with his Transition Award, as described below). Other than in connection with Mr. Lerner's Transition Award, upon termination of an NEO's continuous service for any reason (other than death or disability): (i) the award agreements (including TPS and TPSU) provide that vesting will cease and, where applicable, Seagate will automatically reacquire all unvested shares without payment of consideration and (ii) the option agreements provide that all unvested options will be cancelled effective as of the termination date, although NEOs, as all other option holders, would have three months to exercise options that are vested as of the date of termination.

        If Mr. Lerner is terminated without "Cause" or resigns for "Good Reason" outside of a "Change in Control Period" (as each such term is defined in the Severance Plan) within two years of his date of hire, he will be eligible for the following severance benefits instead of the benefits he would receive under the Severance Plan: (a) 24 months of base salary, (b) the EOPB Target Bonus and the MBO Target Bonus for the year of termination, and (c) for the unvested portion of the Transition Award, pro-rata vesting based on the days Mr. Lerner worked from the last vesting date (if any) through his termination date (with Mr. Lerner being deemed to have worked an additional two years following his termination for purposes of such calculation).

Involuntary Termination Without Cause or For Good Reason During a Change in Control Period

        The Severance Plan provides for enhanced severance benefits if an NEO is terminated by the Company without cause or resigns for good reason during a "change in control period". This period is defined as the period commencing six months prior to the effective date of a "change in control" (as defined below) and ending 24 months following such date. In the event of an involuntary termination within a change in control period (often called a "double trigger"), the NEO would be entitled to receive the following: (i) 36 months of base salary and target bonus in the case of the CEO, or 24 months of base salary and target bonus in the case of the other NEOs, (ii) a lump sum cash payment equal to two times the before-tax annual cost of the applicable COBRA premiums for the NEO and his or her eligible dependents, if any, (iii) paid outplacement services for a period of two years, and (iv) full vesting of all unvested equity-based awards (whether or not awarded prior to or following the adoption of the Severance Plan). All other rights and obligations imposed under the Severance Plan upon such a termination of employment outside of the context of a change in control (as described above) would also be generally applicable in the event of a termination during a change in control period, except that the severance benefits would generally be payable within 20 business days following the "payment confirmation date" in an amount equal to the lesser of (a) 100% of the severance benefit and (b) $510,000 (for calendar year 2014), with the remainder, if any, payable six months and one day following the termination date.

        Under the Severance Plan, "change in control" or "CIC" means the consummation or effectiveness of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of Seagate to a person or group of related persons; (ii) a merger, reorganization, recapitalization, consolidation or other similar transaction involving Seagate in which the voting securities of Seagate owned by the shareholders of Seagate immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such transaction; (iii) any person or group of related persons is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of Seagate; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Seagate was approved by a vote of a majority of the directors of Seagate then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) a dissolution or liquidation of Seagate.

        In addition, under the terms of our equity award agreements with each NEO and consistent with the treatment of equity awards under the Severance Plan, if a change in control (which is generally defined in a similar manner as under the Severance Plan) occurs and the successor company does not assume or replace the awards with alternatives that preserve both the intrinsic value and the rights and benefits of the award immediately prior to the CIC, then all awards accelerate and become fully vested at least 10 days prior to the consummation of the CIC. The PSU award agreement further provides that the number of shares that will vest on the later of the closing of a CIC and an NEO's involuntary termination within the change in control period will be based on the Company's performance through the closing date of the CIC, with relative TSR performance measured by using the average closing prices over the 30-day trading period preceding the CIC. The vesting of the TSR Options and TSR PSUs issued to our CEO will accelerate in full upon the later of a CIC and a qualifying termination of employment,.

        In the event that the benefits payable following a CIC exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would be subject to excise taxes imposed by Section 4999 of the Code). We do not provide any gross-up for excise taxes and the NEO is responsible for payment of all personal taxes, including excise taxes.

Termination due to Death or Disability

        In the event a termination of employment occurs due to an NEO's death or disability, the NEO would not be entitled to any benefits under the Severance Plan. Under the Severance Plan, "disability" means that the NEO is physically or mentally incapacitated and therefore unable to substantially perform his duties for six consecutive months or an aggregate of nine months in any consecutive 24-month period. However, in the event of termination of employment due to an NEO's death or disability, the Compensation Committee has the discretion under the terms of the EOPB to pay to the NEO or the NEO's estate a pro-rated target bonus for the fiscal year in which the termination occurs.

        The terms of the restricted share and performance share award agreements for our NEOs provide that vesting will cease upon a termination due to disability (as defined above), and the Company will automatically reacquire all unvested shares without payment of consideration. However, for a termination due to death, the NEO will be deemed to have completed an additional year of service as of the termination date so that an additional 25% of the award will vest immediately.

        Similarly, the option agreements provide that upon termination due to death, the NEO will be deemed to have completed an additional year of service for purposes of determining the portion of an option award that will be vested at termination. For our CEO, both the TSR Option agreement and the TSR PSU award agreement provides that the CEO will vest pro-rata in the option or award based on the number of days from the beginning of the performance period until the termination date upon termination due to death or disability. Additionally, the PSU agreements for our NEOs provide that in the event of a termination due to death or disability, the awards will vest pro-rata based on the number of days from the beginning of the performance period until the termination date, based on actual Company performance, and will be settled in ordinary shares after the end of the performance period.

        Finally, for those Executives who participate in the group replacement life insurance plan, the Company will continue to pay its portion of the insurance premiums through the end of the calendar year in which the Executive becomes disabled.

Potential Payments Upon Termination

  Severance Benefits Upon Termination Without Cause or For Good Reason outside a Change in Control Period

        The following table sets forth the estimated value of the potential payments and benefits to each NEO assuming termination of the NEO by the Company without cause or by the NEO for good reason on June 27, 2014.

Name	Monthly Base Salary ($)	Months of Base Pay (#)	Prior Year Bonus ($)(1)	Outplacement Benefit ($)	Total ($)
Stephen J. Luczo	100,005	24	1,458,068	15,000	1,458,068
Patrick J. O'Malley	47,084	20	457,659	15,000	457,659
James J. Lerner	43,751	20	157,133	15,000	157,133
William D. Mosley	50,001	20	573,497	15,000	573,497
Albert A. Pimentel	50,001	20	583,217	15,000	583,217

(1)
Represents full-year bonus earned but unpaid at the time of termination.

  Severance Benefits Upon Termination Due to Death

        The following table sets forth the estimated value as of June 27, 2014 of the potential payments and benefits to each NEO, assuming termination of the NEO due to death on such date.

Name	Target Bonus ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)
Stephen J. Luczo	1,800,000	5,957,181	32,126,103	39,883,285
Patrick J. O'Malley	565,000	813,769	6,462,697	7,841,466
James J. Lerner	656,265	48,046	2,134,500	2,838,811
William D. Mosley	750,000	1,031,203	6,903,030	8,684,233
Albert A. Pimentel	750,000	6,207,600	4,111,161	11,068,761

(1)
Amounts for the bonus component of the death benefit assume that the Compensation Committee elects to exercise its discretion to pay the NEO's estate a bonus for the fiscal year in which death occurs. In addition, the amount has been calculated assuming that the Compensation Committee elects to award the bonus at the NEO's target bonus opportunity for that year. However, the EOPB does not obligate the Compensation Committee to pay a bonus at the target bonus level or otherwise in the event of an NEO's death.

(2)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014, or $56.92 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of options that have an exercise price greater than $56.92 or for options that were already vested as of June 27, 2014. Under the terms of the TSR Options issued to our CEO, the same number of options would accelerate in the event of disability as in the event of death because the performance condition was satisfied as of July 23, 2013; the value of the acceleration of such TSR Options is set forth in the table below (see footnote 3 below).

(3)
Amounts for the value of share awards that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle. In the event of disability, the NEOs would receive the same number of shares under the terms of the PSU award agreements as in the event of death, as set forth below. In addition, under the terms of the TSR PSUs issued to our CEO, the same number of

  PSUs would accelerate in the event of disability as in the event of death because the performance condition was satisfied as of July 23, 2013.

Name	Accelerated Vesting of PSU Awards ($)	Accelerated Vesting of Options ($)
Stephen J. Luczo	32,126,103	3,494,762
Patrick J. O'Malley	6,462,697	—
James J. Lerner	2,134,500	—
William D. Mosley	6,903,030	—
Albert A. Pimentel	4,111,161	—
(4)
In the event of the death of either of Messrs. Luczo or O'Malley, their beneficiary(ies) would be entitled to a death benefit of $450,000 under the terms of the group replacement life insurance plan, in addition to any accrued cash value. Further, under the terms of this plan, each of Messrs. Luczo and O'Malley would be entitled to continued payment of the Company's portion of the insurance premiums through December 31, 2014, in the aggregate amount of $3,563 and $2,287, respectively, in the event the Executive became disabled on June 27, 2014.

  Severance Benefits Upon Termination Without Cause or For Good Reason within a Change in Control Period

        The following table sets forth the estimated value calculated as of June 27, 2014 of the potential payments to each NEO, assuming termination of the NEO by the Company without cause or by the NEO for good reason on such date in connection with a change in control, during a change in control period, as defined in the Severance Plan.

Name	Monthly Base Salary ($)	Monthly Target Bonus ($)	Months of Pay (#)	Total Severance Pay ($)	Total Health Care Benefit ($)	Outplacement Benefit	Accelerated Vesting of Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)	Total ($)(3)
Stephen J. Luczo	100,000	150,000	36	9,000,000	40,241	15,000	19,125,518	47,549,545	75,730,304
Patrick J. O'Malley	47,083	47,083	24	2,260,000	24,991	15,000	1,481,892	11,466,534	15,248,417
James J. Lerner	43,751	54,689	24	2,362,554	42,266	15,000	153,750	8,538,000	11,111,570
William D. Mosley	50,000	62,500	24	2,700,000	42,456	15,000	1,840,730	12,917,994	17,516,179
Albert A. Pimentel	50,000	62,500	24	2,700,000	42,456	15,000	6,875,723	8,068,410	17,701,588

(1)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014, or $56.92 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of options that have an exercise price greater than $56.92 or for options that were already vested as of June 27, 2014.

(2)
Amounts for the value of share awards that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle, except for the TSR PSUs issued to our CEO which would accelerate in full because the performance condition had been satisfied as of July 23, 2013.

(3)
Calculations do not include the impact of any potential cutback pursuant to the application of the Code Section 280G safe harbor limit under the relevant provisions of the Severance Plan.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning the Company's equity compensation plans as of June 27, 2014.

Equity compensation plans	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	6,400,381	(1)	$19.82	(2)	25,914,007	(3)
Equity compensation plans not approved by shareholders	18.719	(4)	$14.09	(5)

Total	6,419,100		$19.80		25,914,007

(1)
This number includes 417,731 ordinary shares that were subject to issuance upon the exercise of share options granted under our Seagate Technology plc 2001 Share Option Plan (the "SOP"), 3,390,664 ordinary shares that were subject to issuance upon the exercise of share options granted under the 2004 SCP and 2,591,986 ordinary shares that were subject to issuance upon the exercise of shares options granted under the 2012 Plan.

(2)
This value is calculated based on the exercise price of options outstanding under the SOP, the 2004 SCP and the 2012 Plan.

(3)
This number includes 15,683,937 ordinary shares available for future issuance under the 2012 Plan and 10,230,070 ordinary shares available for issuance under our ESPP.

(4)
This number includes 7,498 ordinary shares that were subject to issuance under the Maxtor Corporation 2005 Performance Incentive Plan (the "Maxtor 2005 Plan") and 11,221 ordinary shares that were subject to issuance under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (the "Maxtor 1996 Plan").

(5)
This value is calculated based on the exercise price of options outstanding under the Maxtor 2005 Plan and the Maxtor 1996 Plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board has adopted a written policy for approval of transactions with our directors, director nominees, executive officers, shareholders that beneficially own more than 5% of our shares and immediate family members of such persons (each, a "Related Person"). Pursuant to the policy, if any Related Person has a direct or indirect material interest in a transaction or potential transaction in which the amount involved exceeds $120,000, he or she must promptly report it to the General Counsel of the Company or his designee. The Nominating and Corporate Governance Committee then reviews any such transactions and determines whether or not to approve or ratify them. In doing so, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, the extent of the Related Person's interest; whether the transaction would interfere with the Related Person's judgment in fulfilling his or her duties to the Company; whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances; whether the transaction is in the interest of the Company and its shareholders; and whether the transaction would present an improper conflict of interest.

        In addition, if the transaction involves a director, the Nominating and Corporate Governance Committee will consider whether such transaction would impact such director's independence under NASDAQ rules or qualifications to serve on committees under the Company's Corporate Governance Guidelines and applicable NASDAQ and SEC rules. The Board has delegated authority to the Chair of the Nominating and Corporate Governance Committee to review and approve or ratify transactions where the aggregate amount is expected to be less than $1 million. A summary of any new transactions approved by the Chair is provided to the full Nominating and Corporate Governance Committee for its review at the next scheduled committee meeting after such approval.

        On December 19, 2011, the Company completed the acquisition of Samsung Electronics Co., Ltd.'s ("Samsung"; references to "Samsung" hereafter include Samsung affiliates) hard disk drive business (the "Acquisition"), in consideration for which the Company transferred cash and 45,239,490 ordinary shares to Samsung, giving them approximately 9.7% of our then outstanding ordinary shares. In connection with the Acquisition, the Company entered into a number of agreements with Samsung during fiscal year 2012 which remained in effect in fiscal year 2014. These included (i) a Shareholders Agreement, dated April 19, 2011 (the "Shareholders Agreement"), pursuant to which Samsung had the right to appoint one member of the Board so long as it held more than 7% of the Company's outstanding ordinary shares and provided for certain share registration rights; (ii) a warranty agreement to assume specified warranty liabilities for Samsung products following the closing of the Acquisition, (iii) an intellectual property agreement in relation to certain intellectual property sold and licensed as well as an amended cross-license agreement in relation to certain of the Company's and Samsung's patents, neither of which required any additional payment to be made by either the Company or Samsung, and iv) a trademark license agreement with Samsung pursuant to which the Company accrued approximately $9 million during fiscal year 2014. In addition, in connection with the Acquisition, the Company and Samsung also negotiated certain supply arrangements pursuant to which the parties entered into (i) a new hard disk drive supply agreement under which the Company supplies disk drives to Samsung for its personal computer, notebook, consumer electronics and other businesses, and (ii) a new NAND flash memory supply agreement (the "NAND Agreement") under which Samsung provides the Company with semiconductor products for use in the Company's enterprise solid state drives, solid state hybrid drives and other products, in each case on terms that may be made available to each party's largest customers. In addition to agreements related the Acquisition, there were also a number of ongoing relationships and transactions between the Company and Samsung during fiscal year 2014.

        During fiscal year 2014, the Company recorded revenues of $216 million in relation to the sale of hard disk drives to Samsung, and made payments of approximately $318 million for the purchase of NAND flash and other memory products under the terms of the NAND Agreement and other solid state memory supply agreements with Samsung. During that period, the Company and Samsung also continued to jointly develop certain storage technologies under the terms of a joint development and license agreement entered into in July 2010. In addition, in fiscal year 2012, the Company and Samsung entered into a contract for the construction of a new Seagate design center in Korea, pursuant to which the Company paid Samsung approximately $0.6 million in fiscal year 2014.

        On October 7, 2013, the Company and Samsung, entered into a Share Redemption Agreement (the "Share Redemption Agreement") pursuant to which the Company repurchased 32,700,000 ordinary shares by way of redemption from Samsung at a price of $46.03 per share, for a total redemption price of approximately $1.51 billion (the "Share Redemption Transaction"). Immediately prior to the Share Redemption Transaction, Samsung beneficially owned approximately 12.6% of the Company's outstanding shares. Immediately following the close of the Share Redemption Transaction on October 21, 2013, Samsung beneficially owned approximately 3.9% of the Company's outstanding shares. The Share Redemption Transaction was part of the Company's previously announced share repurchase program.

        In connection with the entry into the Share Redemption Agreement, the Company and Samsung entered into an Amendment and Termination Agreement (the "Amendment and Termination Agreement") amending and terminating the Shareholders Agreement. Pursuant to the Amendment and Termination Agreement, Samsung's right to appoint one member of the Board was terminated as were certain transfer restrictions, standstill provisions and voting provisions.

        In accordance with the Company's policy on Related Person transactions, the Board and the Nominating and Corporate Governance Committee approved the participation of the Company in the Acquisition, the Share Redemption Transaction and the Company's participation in all transactions with Samsung during the period when it was a Related Person were in accordance with the Company's policy on Related Person transactions.

        Josip Relota, Mr. Luczo's brother-in-law, has been employed as a software engineer by one of our majority-owned subsidiaries since June 24, 2013. In connection with such employment, Mr. Relota receives total annual cash compensation from such subsidiary of approximately $165,000. In addition, Mr. Relota is eligible to participate in such subsidiary's general employee benefit plans, including vacation and health plans. In fiscal year 2014, Mr. Relota was granted 9,000 stock options of such subsidiary with an exercise price of $0.09 per share. Mr. Relota's compensation is commensurate with that of other employees of such subsidiary in similar positions. The Company's Nominating and Corporate Governance Committee has ratified the terms of Mr. Relota's employment and compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than 10% of the Company's ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC. To the Company's knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the fiscal year 2014 other than one Form 4 reporting one transaction for Mr. Reyes and one transaction filed on a form 4/A for Mr. Morton.

SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any proposal by a shareholder intended to be included in our proxy statement for the 2015 AGM must be received by the Company at its registered office at 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attn: Company Secretary, no later than May [    ], 2015. Any such proposal must meet the requirements

set forth in the rules and regulations of the SEC, including Rule 14a-8, to be eligible for inclusion in our 2015 proxy statement.

        The Company's Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or who wish to bring other business before a shareholders' general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. A shareholder wishing to nominate a director for the 2015 AGM must provide written notice to the Company Secretary of their intention to make such nomination no earlier than April [    ], 2015 and no later than May [    ], 2015, that is by a date not less than 120 nor more than 150 days before the date of the proxy statement for our prior year's annual general meeting. If the date of the 2015 AGM occurs more than 30 days before or after the anniversary of the 2014 AGM, then the written notice must be provided to the Company Secretary earlier than the 150th day prior to the date of the 2015 AGM and not later than the later of the 120th day prior to the date of the 2015 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        Unless a shareholder who wishes to bring business before the 2015 AGM outside the processes of Rule 14a-8 (other than a nomination as outlined above, and subject to applicable rules) provides written notice of such business received by the Company Secretary, at the address specified above, no later than July [    ], 2015, the Company Designees will have discretionary authority to vote on any such proposal at the 2015 AGM with respect to all proxies submitted to us, even when we do not include in our proxy statement advice on the nature of the matter and how the Company Designees intend to exercise their discretion to vote on the matter. If the date of the 2015 AGM occurs more than 30 days before or after the anniversary of the 2014 AGM, then such notice must be received by the Company Secretary, at the address specified above, not later than the later of the 75th day prior to the date of the 2015 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include a description of the proposed item and the reasons the proposing Shareholder believes its position concerning the item. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our 2015 proxy statement.

        The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to that Committee, care of the Company Secretary, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Seagate officers, employees and others. As stated in the Company's Corporate Governance Guidelines, all candidates for Board membership are selected based upon their professional experience, recognized achievement in his or her respective field, willingness to make the commitment of time and effort required, good judgment, strength of character, reputation for integrity and personal and professional ethics, and an independent mind. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

        Irish law provides that any shareholder or shareholders holding not less than 10% of the paid-up share capital carrying voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice at Seagate's registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

        If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Company Secretary, at the address set forth above.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Compensation Committee" and "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

        Information contained on, or accessible through, our website is not a part of this Proxy Statement and is not deemed incorporated by reference hereunder for any purpose.

ANNUAL REPORT

        A copy of our Annual Report on Form 10-K (excluding exhibits) and our Irish Statutory Accounts, both for the fiscal year ended June 27, 2014, accompany this Proxy Statement. A printed copy of either document, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014, or upon calling 1+ (408) 658-1222.

HOUSEHOLDING

        SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder's address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company's proxy statement and annual report by contacting the Company at Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014. Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

By Order of the Board of Directors,

Kenneth M. Massaroni Executive Vice President, General Counsel, Chief Administrative Officer and Company Secretary

September [    ], 2014

 APPENDIX A

AMENDED AND RESTATED

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Adopted by Board on July 27, 2011, and amended on July 23, 2014

Approved by Shareholders on October 26, 2011, and on October 22, 2014

Termination Date: July 27, 2021

A-i

A-ii

A-iii

Page
XI	MISCELLANEOUS		A-17
	11.1	Shareholder Rights	A-17
	11.2	No Employment or other Service Rights	A-17
	11.3	Investment Assurances	A-17
	11.4	Withholding Obligations	A-18
	11.5	Forfeiture Provisions	A-18
	11.6	Compliance with Laws	A-18
XII	ADJUSTMENTS UPON CHANGES IN SHARES		A-19
	12.1	Capitalization Adjustments	A-19
	12.2	Adjustments Upon a Change of Control	A-19
XIII	AMENDMENT OF THE PLAN AND SHARE AWARDS		A-20
	13.1	Amendment of Plan	A-20
	13.2	Shareholder Approval	A-20
	13.3	Contemplated Amendments	A-20
	13.4	Amendment of Share Awards	A-20
XIV	TERMINATION OR SUSPENSION OF THE PLAN		A-20
	14.1	Termination or Suspension	A-20
	14.2	No Material Impairment of Rights	A-20
XV	EFFECTIVE AND EXPIRATION DATE OF PLAN		A-20
	15.1	Effective Date	A-20
	15.2	Expiration Date	A-20
XVI	CHOICE OF LAW		A-21

A-iv

I.    PURPOSES.

        The Company, by means of this Plan, seeks to provide incentives for the group of persons eligible to receive Share Awards to align their long-term interests with those of the Company's shareholders and to perform in a manner individually and collectively that enhances the success of the Company. The Plan is further intended to provide a means by which eligible recipients of Share Awards may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Share Awards including, but not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Share Options, (iii) Restricted Share Bonuses, (iv) Share Appreciation Rights, (v) Phantom Share Units, (vi) Restricted Share Units, (vii) Performance Share Bonuses, (viii) Performance Share Units, (ix) Deferred Share Units, and (x) Other Share-Based Awards.

II.    DEFINITIONS.

        2.1   "Affiliate" means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. Solely with respect to the granting of any Nonstatutory Share Options or Share Appreciation Rights, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as defined in Treasury Regulation §1.409A-1(b)(5)(iii)(E).

        2.2   "Beneficial Owner" means the definition given in Rule 13d-3 promulgated under the Exchange Act.

        2.3   "Board" means the Board of Directors of the Company.

        2.4   "Change of Control" means the consummation or effectiveness of any of the following events:

            (i)  The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

           (ii)  A merger, reorganization, recapitalization, consolidation or other similar transaction involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such transaction;

          (iii)  Any person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, takeover (including an acquisition by means of a scheme of arrangement), consolidation or otherwise);

          (iv)  During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

           (v)  A dissolution or liquidation of the Company.

        In addition, if a Change of Control constitutes a payment event with respect to any Share Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described above with respect to such Share Award must also constitute a "change in the ownership or effective control of the Company or a "change in the ownership of a substantial portion of the assets" of the Company," as defined in Treasury Regulation §1.409A-3(i)(5).

        Notwithstanding the foregoing, a restructuring of the Company for the purpose of changing the domicile of the Company (including, but not limited to, any change in the structure of the Company resulting from the process of moving its domicile between jurisdictions), reincorporation of the Company or other similar transaction involving the Company (a "Restructuring Transaction") will not constitute a Change of Control if, immediately after the Restructuring Transaction, the shareholders of the Company immediately prior to such Restructuring Transaction represent, directly or indirectly, more than fifty percent (50%) of the total voting power of the surviving entity.

        2.5   "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        2.6   "Committee" means a committee of one or more Directors (or other individuals who are not members of the Board to the extent allowed by applicable law) appointed by the Board in accordance with Section 3.3 of the Plan.

        2.7   "Company" means Seagate Technology Public Limited Company, a public company incorporated under the laws of the Republic of Ireland with limited liability under registered number 480010, or any successor thereto.

        2.8   "Consultant" means any person, including an advisor engaged by the Company or an Affiliate, to render consulting or advisory services and who is compensated for such services.

        2.9   "Continuous Service" means that the Participant's active service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided, that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in such party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave.

        2.10  "Covered Employee" means the chief executive officer and the three (3) other highest compensated officers of the Company (other than the chief executive officer and the chief financial officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m), and as such definition may be amended from time to time.

        2.11  "Director" means a member of the Board.

        2.12  "Deferred Share Unit" means any Share Award for which a valid deferral election is made.

        2.13  "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Share Awards, "Disability" means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person's physical or mental incapacitation shall be determined by the Board in its sole discretion.

        2.14  "Dividend Equivalent" means a right granted to a Participant pursuant to Sections 7.3(iii), 7.4(iv) and 7.6(iv) of the Plan to receive the equivalent value (in cash or in Shares) of dividends paid on the Ordinary Shares.

        2.15  "Eligible Individual" means any person who is an Employee, Director or Consultant, as determined by the Board.

        2.16  "Employee" means any person on the payroll records of the Company or an Affiliate and actively providing services as an employee. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute "employment" by the Company or an Affiliate.

        2.17  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        2.18  "Fair Market Value" means, as of any date, the value of an Ordinary Share determined as follows:

            (i)  Unless otherwise determined by the Board in accordance with Section 409A of the Code, if the Ordinary Shares are listed on any established stock exchange (including the New York Stock Exchange) or traded on the NASDAQ Global Select Market, the Fair Market Value of a Share shall be the closing per-share sales price of such Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading; or if the Shares are not listed or admitted to trading on a national securities exchange, then the Fair Market Value of a Share shall be determined in good faith by the Board, and to the extent appropriate, based on the application of a reasonable valuation method.

           (ii)  For any reference to Fair Market Value in the Plan used to establish the price at which the Company shall issue Ordinary Shares to a Participant under the terms and conditions of a Share Award (such as a Share Award of Options or Share Appreciation Rights), the date as of which this definition shall be applied shall be the grant date of such Share Award.

        2.19  "Full-Value Share Award" shall mean any of a Restricted Share Bonus, Restricted Share Units, Phantom Share Units, Performance Share Bonus, or Performance Share Units.

        2.20  "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        2.21  "Nominal Value" means US$0.00001 per Share.

        2.22  "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        2.23  "Nonstatutory Share Option" means an Option not intended to qualify as an Incentive Stock Option.

        2.24  "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        2.25  "Option" means an Incentive Stock Option or a Nonstatutory Share Option granted pursuant to the Plan.

        2.26  "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        2.27  "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        2.28  "Ordinary Share" or "Share" means an ordinary share of the Company, nominal value US$0.00001.

        2.29  "Other Share-Based Award" means a Share Award (other than an Option, a Restricted Share Bonus, a Share Appreciation Right, a Phantom Share Unit, a Restricted Share Unit, a Performance Share Bonus, a Performance Share Unit or a Deferred Share Unit) subject to the provisions of Section 7.7 of the Plan.

        2.30  "Other Share-Based Award Agreement" means a written agreement between the Company and a holder of an Other Share-Based Award setting forth the terms and conditions of an Other Share-Based Award grant. Each Other Share-Based Award Agreement shall be subject to the terms and conditions of the Plan.

        2.31  "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of U.S. Treasury Regulations promulgated under Section 162(m)), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an Officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director; or (ii) is otherwise considered an "outside director" for purposes of Section 162(m).

        2.32  "Participant" means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

        2.33  "Performance Goal" means, for a Performance Period, the one or more goals established by the Committee measured by the achievement of certain results, whether financial, transactional or otherwise. Financial results may be, but are not required to be, based on Qualifying Performance Criteria.

        2.34  "Performance Period" means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Share Award determined in accordance with Article VIII of the Plan.

        2.35  "Performance Share Bonus" means a grant of Ordinary Shares subject to the provisions of Section 7.5 of the Plan.

        2.36  "Performance Share Bonus Agreement" means a written agreement between the Company and a Participant setting forth the terms and conditions of a Performance Share Bonus grant. Each Performance Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.37  "Performance Share Unit" means the right to receive the value of one (1) Ordinary Share subject to the provisions of Section 7.6 of the Plan.

        2.38  "Performance Share Unit Agreement" means a written agreement between the Company and a holder of a Performance Share Unit setting forth the terms and conditions of a Performance Share

Unit grant. Each Performance Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.39  "Phantom Share Unit" means the right to receive the value of one (1) Ordinary Share, subject to the provisions of Section 7.3 of the Plan.

        2.40  "Phantom Share Unit Agreement" means a written agreement between the Company and a holder of a Phantom Share Unit setting forth the terms and conditions of a Phantom Share Unit grant. Each Phantom Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.41  "Plan" means this Amended and Restated 2012 Equity Incentive Plan of Seagate Technology Public Limited Company, as amended from time to time.

        2.42  "Predecessor Plan" means the Seagate Technology Public Limited Company 2004 Share Compensation Plan.

        2.43  "Qualifying Performance Criteria" means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured, including annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) pre- and after-tax income; (b) operating income; (c) net operating income or profit (before or after taxes); (d) net earnings; (e) net income (before or after taxes); (f) operating margin; (g) gross margin; (h) cash flow (before or after dividends); (i) earnings per share; (j) return on equity; (k) return on assets, net assets, investments or capital employed; (l) revenue; (m) market share; (n) cost reductions or savings; (o) funds from operations; (p) total shareholder return; (q) share price; (r) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) market capitalization; (t) economic value added; (u) operating ratio; (v) product development or release schedules; (w) new product innovation; (x) implementation of the Company's critical processes or projects; (y) customer service or customer satisfaction; (z) product quality measures; (aa) days sales outstanding or working capital management; (bb) inventory or inventory turns; (cc) pre-tax profit and/or (dd) cost reductions. Unless applicable U.S. tax and/or securities laws are amended to permit the Committee's discretion to change Qualifying Performance Criteria without shareholder approval, the Committee shall have no discretion to change Qualifying Performance Criteria without obtaining shareholder approval.

        2.44  "Restricted Share Bonus" means a grant of Ordinary Shares subject to the provisions of Section 7.1 of the Plan.

        2.45  "Restricted Share Bonus Agreement" means a written agreement between the Company and a Participant setting forth the terms and conditions of a Restricted Share Bonus grant. Each Restricted Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.46  "Restricted Share Unit" means the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests, subject to the provisions of Section 7.4 of the Plan.

        2.47  "Restricted Share Unit Agreement" means a written agreement between the Company and a holder of a Restricted Share Unit setting forth the terms and conditions of a Restricted Share Unit grant. Each Restricted Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.48  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        2.49  "Section 162(m)" means Section 162(m) of the Code.

        2.50  "Securities Act" means the U.S. Securities Act of 1933, as amended.

        2.51  "Share Appreciation Right" or "SAR" means the right to receive an amount equal to the Fair Market Value of one (1) Ordinary Share on the day the Share Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 7.2 of the Plan.

        2.52  "Share Appreciation Right Agreement" means a written agreement between the Company and a holder of a Share Appreciation Right setting forth the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        2.53  "Share Award" means any Option, Restricted Share Bonus, Share Appreciation Right, Phantom Share Unit, Restricted Share Unit, Performance Share Bonus, Performance Share Unit, Deferred Share Unit, or Other Share-Based Award.

        2.54  "Share Award Agreement" means a written agreement between the Company and a holder of a Share Award setting forth the terms and conditions of a Share Award grant. Each Share Award Agreement shall be subject to the terms and conditions of the Plan.

        2.55  "Ten Percent Shareholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

III.    ADMINISTRATION.

        3.1    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

        3.2    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  to determine (a) which Eligible Individuals shall be granted Share Awards; (b) when each Share Award shall be granted; (c) the type or types of Share Awards to be granted; and (d) the number of Share Awards to be granted and the number of Shares to which a Share Award shall relate;

           (ii)  to determine the terms and conditions of any Share Award granted pursuant to the Plan, including, but not limited to, (a) the purchase price (if any) of Shares to be issued pursuant to any Share Award, (b) any restrictions or limitations on any Share Award or Shares acquired pursuant to a Share Award, (c) any vesting schedule or conditions applicable to a Share Award and accelerations or waivers thereof (including, but not limited to, upon a Change in Control), and (d) any provisions related to recovery of gain on, or forfeiture of, a Share Award or Shares issued pursuant to a Share Award, based on such considerations as the Board in its sole discretion determines;

          (iii)  to construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

          (iv)  to amend the Plan or a Share Award as provided in Article XIII of the Plan;

           (v)  to suspend or terminate the Plan at any time; provided, that suspension or termination of the Plan shall not materially impair the rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant;

          (vi)  to settle all controversies regarding the Plan and Share Awards granted under it;

         (vii)  to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan; and

        (viii)  to establish, adopt or revise any rules and regulations, including adopting sub-plans to the Plan or special terms for Share Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Share Awards granted to Participants outside the United States (as further set forth in Section 5.3 of the Plan) as it may deem necessary or advisable to administer the Plan.

        3.3    Delegation to Committee.

          (i)    General.    The Board may delegate administration of the Plan to a Committee of one or more individuals, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

          (ii)    Committee Composition when Ordinary Shares are Publicly Traded.    So long as the Ordinary Shares are publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m), and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more individuals who are not Outside Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Share Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) and/or (b) delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then subject to Section 16 of the Exchange Act or (2) receiving a Share Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Share Award.

        3.4    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

IV.    SHARES SUBJECT TO THE PLAN.

        4.1    Share Reserve.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, the maximum aggregate number of Shares that may be issued pursuant to Share Awards under the Plan shall not exceed fifty-two million (52,000,000) Shares, plus any Shares remaining available for grant under the Predecessor Plan as of the Effective Date (as defined in Section 15.1) (the "Share Reserve"). Any Shares that are subject to Options or SARs granted under the Plan shall be counted against the Share Reserve as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Share Awards granted under the Plan shall be counted against the Share Reserve as two and one-half (2.5) Shares for every one (1) Share granted; provided, that Full-Value Share Awards granted under the Plan prior to October 22, 2014 shall be counted against the Share Reserve as two and one-tenth (2.1) Shares for every one (1) Share granted. Notwithstanding the foregoing, and subject to the provisions of Article XII, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall not exceed twenty million (20,000,000) Shares.

        4.2    Adjustments to the Share Reserve.    If (i) any Share Award or share award granted under the Predecessor Plan shall for any reason expire, be cancelled or otherwise terminated, in whole or in part, without having been exercised or redeemed in full, or be settled in cash, or (ii) if any Shares subject to Share Awards or share awards granted under the Predecessor Plan shall be reacquired by the Company prior to vesting, the Shares subject to such awards shall revert to the Share Reserve and again become available for issuance under the Plan. Any Shares that again become available for grant pursuant to this Section 4.2 shall be added back to the Share Reserve in the applicable ratio described in Section 4.1 of the Plan; provided, that, any Shares that were outstanding under the Predecessor Plan that become available for grant shall be added back to the Share Reserve in the ratio set forth in the Predecessor Plan. Notwithstanding the foregoing, the following shall not revert to the Share Reserve: (a) Shares tendered by a Participant or withheld by the Company in payment of the exercise price to the Company or to satisfy any tax withholding obligation or other tax liability of the Participant, and (b) Shares repurchased by the Company on the open market or otherwise using cash proceeds from the exercise of Options or the exercise of options granted under the Predecessor Plan.

        4.3    Source of Shares.    The Shares subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

V.    ELIGIBILITY AND PARTICIPATION.

        5.1    Eligibility.    Subject to the provisions of the Plan, each Eligible Individual shall be eligible to receive Share Awards pursuant to the Plan, except that only Employees shall be eligible to receive Incentive Stock Options.

        5.2    Participation.    Subject to the provisions of the Plan, the Board may, from time to time, select from among Eligible Individuals those to whom Share Awards shall be granted, and shall determine the nature and amount of each Share Award. No Eligible Individual shall have any right to be granted a Share Award pursuant to the Plan.

        5.3    Non-U.S. Participants.    Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Eligible Individuals provide services to the Company or its Affiliates, the Board, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States shall be eligible to participate in the Plan; (iii) modify the terms and conditions of any Share Award granted to Eligible Individuals outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants residing in particular locations; provided, that no such sub-plans and/or modifications shall take precedence over Article IV of the Plan or otherwise require shareholder approval; and (v) take any action, before or after a Share Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive a Share Award under the Plan or on death, disability, retirement or other termination of Continuous Service, available methods of exercise or settlement of a Share Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Share Awards shall be granted, that would violate the Securities Act, the Exchange Act, any securities law or governing statute or any other applicable law.

VI.    OPTION PROVISIONS.

        Each Option shall be evidenced by an Option Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated Incentive Stock Options or Nonstatutory Share Options at the time of grant. The terms and conditions of Option Agreements may change from time to time and the terms and conditions of separate Option Agreements need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

        6.1    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Share Options.

        6.2    Term.    No Option shall be exercisable after the expiration of seven (7) years from the date it was granted. Notwithstanding the foregoing, no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date it was granted.

        6.3    Vesting.    The Board shall determine the criteria under which Options may vest and become exercisable; the criteria may include Continuous Service and/or the achievement of Performance Goals and in any event such criteria shall be set forth in the Option Agreement.

        6.4    Exercise Price of an Option.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted; provided, that an Option may be granted with an exercise price lower than that set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code and Section 424(a) of the Code. Notwithstanding the foregoing, the exercise price of each Incentive Stock Option granted to a Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted.

        6.5    Consideration.    The purchase price of Ordinary Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Share Option) and pursuant to procedures established by the Company from time to time: (a) by delivery to the Company of other Shares, (b) according to a deferred payment or other similar arrangement with the Optionholder, including use of a promissory note, (c) pursuant to a "same day sale" program, or (d) by some combination of the foregoing.

        6.6    Termination of Continuous Service.    In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

        6.7    Extension of Option Termination Date.    An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time because the issuance of Shares would violate either the registration requirements under the Securities Act (or other applicable securities law) or the Company's insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of either such registration requirements (or other applicable securities law) or the Company's insider trading policy.

        6.8    Disability of Optionholder.    In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

        6.9    Death of Optionholder.    In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death pursuant to Section 6.10 or 6.11 of the Plan, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (b) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

        6.10    Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        6.11    Transferability of a Nonstatutory Share Option.    Unless otherwise provided by the Board, a Nonstatutory Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

VII.    SHARE AWARDS PROVISIONS OTHER THAN OPTIONS.

        7.1    Restricted Share Bonus Awards.    Each Restricted Share Bonus shall be evidenced by a Restricted Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Restricted Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Restricted Share Bonus Agreements may change from time to time, and the terms and conditions of separate Restricted Share Bonus Agreements need not be identical, but each Restricted Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Restricted Share Bonus awards shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service. Upon failure to meet the vesting conditions, Shares awarded under the Restricted Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company shall reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Bonus Agreement.

          (iii)    Transferability.    Rights to acquire Shares under the Restricted Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Restricted Share Bonus Agreement remain subject to the terms of the Restricted Share Bonus Agreement.

          (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Restricted Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon the vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, that, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Restricted Share Bonus Agreement).

        7.2    Share Appreciation Rights.    Two types of Share Appreciation Rights (or SARs) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. Each SAR shall be evidenced by a Share Appreciation Right Agreement (or, if applicable, the underlying Option Agreement) which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a SAR in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the SAR shall then be allotted as fully paid to the Participant. The additional terms and conditions of Share Appreciation Right Agreements (and/or underlying Option Agreements, as applicable) may change from time to time, and the additional terms and conditions of separate Share Appreciation Right Agreements (and/or underlying Option Agreements) need not be identical.

          (i)    Stand-Alone SARs.    The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

            (a)   The stand-alone SAR shall cover a specified number of underlying Shares and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the Shares underlying the redeemed right over (ii) the aggregate base price in effect for those Shares.

            (b)   The number of Shares underlying each stand-alone SAR and the base price in effect for those Shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per Share be less than one hundred percent (100%) of the Fair Market Value per underlying Share on the grant date.

            (c)   The distribution with respect to any redeemed stand-alone SAR may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

          (ii)    Stapled SARs.    The following terms and conditions shall govern the grant and redemption of stapled SARs:

            (a)   Stapled SARs may only be granted concurrently with an Option to acquire the same number of Shares as the number of such Shares underlying the stapled SARs.

            (b)   Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (1) the exercise of the concurrently granted Option for Shares, whereupon the number of Shares subject to the stapled SARs shall be reduced by an equivalent number, (2) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested Shares which the holder redeems over the aggregate base price for such vested Shares, whereupon the number of Shares subject to the concurrently granted Option shall be reduced by any equivalent number, or (3) a combination of (1) and (2).

            (c)   The distribution to which the holder of stapled SARs shall become entitled under this Section 7.2 upon the redemption of stapled SARs as described in Section 7.2(ii)(B) above may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

        7.3    Phantom Share Units.    Each Phantom Share Unit shall be evidenced by a Phantom Share Unit Agreement which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a Phantom Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Phantom Share Unit award shall then be allotted as fully paid to the Participant. The additional terms and conditions of Phantom Share Unit Agreements may change from time to time, and the additional terms and conditions of separate Phantom Share Unit Agreements need not be identical. The following terms and conditions shall govern the grant and redeemability of Phantom Share Units:

            (i)  Phantom Share Unit awards shall be redeemable by the Participant to the Company upon such terms and conditions as the Board may establish. The value of a single Phantom Share Unit shall be equal to the Fair Market Value of a Share, unless the Board otherwise provides in the terms of the Phantom Share Unit Agreement.

           (ii)  The distribution with respect to any Phantom Share Unit award may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

          (iii)  Dividend Equivalents may be credited in respect of Shares covered by Phantom Share Units, as determined by the Board and set forth in the Phantom Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Phantom Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Phantom Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Phantom Share Units to which they relate.

        7.4    Restricted Share Units.    Each Restricted Share Unit shall be evidenced by a Restricted Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Restricted Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests. Should Shares be issued pursuant to a Restricted Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Restricted Share Unit agreement, a Participant may elect to defer receipt of the value of the Shares otherwise deliverable upon the vesting of Restricted Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Restricted Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Restricted Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred.

        Restricted Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Share Units.

        The terms and conditions of Restricted Share Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Agreements need not be identical, but each Restricted Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Restricted Share Units shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Restricted Share Units held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Unit agreement shall be forfeited.

          (iii)    Transferability.    Rights to acquire the value of Shares under the Restricted Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Unit Agreement, as the Board shall determine in its discretion, so long as any Ordinary Shares awarded under the Restricted Share Unit Agreement remain subject to the terms of the Restricted Share Unit Agreement.

          (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Restricted Share Units, as determined by the Board and set forth in the Restricted Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Restricted Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the

  Restricted Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Restricted Share Units to which they relate.

        7.5    Performance Share Bonus Awards.    Each Performance Share Bonus shall be evidenced by a Performance Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Performance Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Performance Share Bonus Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Agreements need not be identical, but each Performance Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Performance Share Bonus awards shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Bonus Agreement. Upon failure to meet Performance Goals or other vesting conditions, Shares awarded under the Performance Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus Agreement.

          (iii)    Transferability.    Rights to acquire Shares under the Performance Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Bonus Agreement remain subject to the terms of the Performance Share Bonus Agreement.

          (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Performance Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, that, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Performance Share Bonus Agreement).

        7.6    Performance Share Units.    Each Performance Share Unit shall be evidenced by a Performance Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Performance Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Performance Share Unit vests. Should Shares be issued pursuant to a Performance Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Performance Unit Share Agreement, a Participant may elect to defer receipt of the value of Shares otherwise deliverable upon the vesting of an award of Performance Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Performance Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Performance Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred. Performance Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Units.

        The terms and conditions of Performance Share Unit Agreements may change from time to time, and the terms and conditions of separate Performance Share Unit Agreements need not be identical, but each Performance Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Performance Share Units shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Unit Agreement.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Performance Share Units held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Unit Agreement will be forfeited.

          (iii)    Transferability.    Rights to acquire the value of Shares under the Performance Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Unit Agreement remain subject to the terms of the Performance Share Unit Agreement.

          (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Performance Share Units, as determined by the Board and set forth in the Performance Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Performance Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Performance Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Performance Share Units to which they relate.

        7.7    Other Share-Based Awards.    The Board is authorized under the Plan to grant Other Share-Based Awards to Participants subject to the terms and conditions set forth in the applicable Share Award Agreement and such other terms and conditions as may be specified by the Board that are not inconsistent with the provisions of the Plan, and that by their terms involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Board may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Other Share-Based Awards to one or more classes of Participants on such terms and conditions as determined by the Board from time to time.

VIII.    QUALIFYING PERFORMANCE-BASED COMPENSATION.

        8.1    General.    The Board may establish Performance Goals and the level of achievement versus such Performance Goals that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a Share Award (including a Restricted Share Bonus, Restricted Share Unit, Performance Share Bonus or Performance

Share Unit), which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Board may specify that a Share Award or a portion of a Share Award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m); provided, that the Performance Goals for such Award or portion of a Share Award that is intended by the Board to satisfy the requirements under Section 162(m) shall be a measure based only on one or more Qualifying Performance Criteria selected by the Board and specified at the time the Award is granted, or no later than the earlier of (i) the date that is ninety (90) days after the commencement of the applicable Performance Period or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Qualifying Performance Criteria remains substantially uncertain. The Board shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Share Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m).

        8.2    Adjustments.    To the extent consistent with Section 162(m), the Board may determine to adjust Qualifying Performance Criteria as follows:

            (i)  to exclude restructuring and/or other nonrecurring charges;

           (ii)  to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

          (iii)  to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards);

          (iv)  to exclude the effects of any statutory adjustments to corporate tax rates;

           (v)  to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles;

          (vi)  to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

         (vii)  to respond to any unusual or extraordinary transaction, event or development;

        (viii)  to respond to changes in applicable laws, regulations, and/or accounting principles;

          (ix)  to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures;

           (x)  to exclude the effect of any change in the outstanding shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

          (xi)  to reflect the effect of a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and (l) to reflect the effect of any partial or completed corporate liquidation.

        8.3    Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) for Share Awards that are intended to qualify as "performance-based compensation," notwithstanding the satisfaction of any Performance Goals, the number of Shares granted, issued, retainable and/or vested under a Performance Share Bonus award or Performance Share Unit may, to the extent specified in the Share Award Agreement, be reduced, but not increased, by the Board on the basis of such further considerations as the Board shall determine.

        8.4    Annual Section 162(m) Limitation.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, no Employee shall be eligible to be granted Share Awards covering more than ten million (10,000,000) Shares during any fiscal year or Options and/or SARs covering more than eight million (8,000,000) Shares during any fiscal year.

IX.    USE OF PROCEEDS FROM SHARES.

        Proceeds from the sale of Ordinary Shares pursuant to Share Awards shall constitute general funds of the Company.

X.    CANCELLATION AND RE-GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS.

        10.1 Subject to the provisions of the Plan, the Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options and SARs under the Plan and/or (ii) with the consent of the affected Participants, the cancellation of any outstanding Options and SARs under the Plan in exchange for a cash payment and/or the grant in substitution therefor of new Options and SARs under the Plan covering the same or different number of Shares, but having an exercise or redemption price per Share not less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, not less than one hundred ten percent (110%) of the Fair Market Value) per Share on the new grant date. Notwithstanding the foregoing, the Board may grant a Share Award with an exercise or redemption price lower than that set forth above if such Share Award is granted pursuant to an assumption or substitution for another award in a manner satisfying the provisions of Section 409A of the Code and/or Section 424(a) of the Code, as applicable.

        10.2 Prior to the implementation of any such repricing or cancellation of one or more outstanding Options or SARs, the Board shall obtain the approval of the shareholders of the Company.

        10.3 Shares subject to an Option or SAR canceled under this Article X shall continue to be counted against the Share Reserve described in Section 4.2 of the Plan. The repricing of an Option or SAR under this Article X, resulting in a reduction of the exercise or redemption price, as applicable, shall be deemed to be a cancellation of the original Option or SAR and the grant of a substitute Option or SAR; in the event of such repricing, both the original and the substituted Options or SARs shall be counted against the Share Reserve described in Section 4.2 of the Plan. The provisions of this Section 10.3 shall be applicable only to the extent required by Section 162(m).

XI.    MISCELLANEOUS.

        11.1    Shareholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to a Share Award except to the extent that the Company has issued the Shares relating to such Share Award.

        11.2    No Employment or other Service Rights.    Nothing in the Plan or any instrument executed or Share Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause to the extent permitted under local law, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

        11.3    Investment Assurances.    The Company may require a Participant, as a condition of exercising or redeeming a Share Award or acquiring Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Shares subject to the Share Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Shares; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on Share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Shares.

        11.4    Withholding Obligations.    To the extent provided by the terms of a Share Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation or employer tax liability assumed by the Participant in connection with a Share Award or the acquisition, vesting, distribution or transfer of Ordinary Shares under a Share Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) subject to approval from the Board, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant; or (iii) subject to approval from the Board, delivering to the Company owned and unencumbered Shares. The Participant may also satisfy such tax withholding obligation or employer tax liability assumed by the Participant by any other means set forth in the applicable Share Award Agreement.

        11.5    Forfeiture Provisions.    Pursuant to its general authority to determine terms and conditions of Share Awards under the Plan, the Board may specify in a Share Award Agreement that the Participant's rights, payments and/or benefits with respect to the Share Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of such Share Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of any applicable Company policy or code of conduct (including without limitation, engaging in "Fraud" or "Misconduct" within the meaning of the Company's Compensation Recovery for Fraud or Misconduct Policy), breach of any agreement between the Participant and the Company or any Affiliate, or any other conduct by the Participant that is detrimental to the business interests or reputation of the Company or any Affiliate.

        11.6    Compliance with Laws.    The Plan, the granting and vesting of Share Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Share Awards granted or awarded hereunder are subject to compliance with all applicable Irish, U.S. (federal, state and local) and foreign laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver Shares prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Share Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

XII.    ADJUSTMENTS UPON CHANGES IN SHARES.

        12.1    Capitalization Adjustments.    If any change is made in the Ordinary Shares subject to the Plan, or subject to any Share Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, spinoff, dividend in property other than cash, share split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan or the maximum number of securities subject to award to any person pursuant to Section 8.4 above, and the outstanding Share Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of the securities subject to such outstanding Share Awards, and the Board's determination regarding such adjustments shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the "Shortfall"), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

        12.2    Adjustments Upon a Change of Control.

            (i)  In the event of a Change of Control as defined in Sections 2.4(i) through 2.4(iv) hereof, then any surviving entity or acquiring entity shall assume or continue any Share Awards outstanding under the Plan or shall substitute similar share awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Share Awards or to substitute similar share awards for those outstanding under the Plan, then with respect to any or all outstanding Share Awards held by Participants, the Board in its sole discretion and without liability to any person may (a) provide for the payment of a cash amount in exchange for the cancellation of a Share Award which, in the case of Options and SARs, may be equal to the product of (x) the excess, if any, of the Fair Market Value per Share at such time over the exercise or redemption price, if any, times (y) the total number of Shares then subject to such Share Award (and otherwise, the Board may cancel such Share Awards for no consideration if the aggregate Fair Market Value of the Shares subject to the Share Awards is less than or equal to the aggregate exercise or redemption price of such Share Awards), (b) continue the Share Awards, or (c) notify Participants holding an Option, Share Appreciation Right or Phantom Share Unit that they must exercise or redeem any portion of such Share Award (including, at the discretion of the Board, any unvested portion of such Share Award) at or prior to the closing of the transaction by which the Change of Control occurs, and that the Share Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Share Awards outstanding under the Plan, such Share Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Board shall not be obligated to treat all Share Awards, even those that are of the same type, in the same manner.

           (ii)  In the event of a Change of Control as defined in Section 2.4(v) hereof, all outstanding Share Awards shall terminate immediately prior to such event.

XIII.    AMENDMENT OF THE PLAN AND SHARE AWARDS.

        13.1    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Article XII of the Plan relating to adjustments upon changes in the Ordinary Shares, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, NASDAQ Global Select Market or other securities exchange listing requirements, or other applicable law or regulation; provided, that rights under any Share Award granted before an amendment to the Plan shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

        13.2    Shareholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        13.3    Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        13.4    Amendment of Share Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Share Awards; provided, that the rights under any Share Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

XIV.    TERMINATION OR SUSPENSION OF THE PLAN.

        14.1    Termination or Suspension.    The Board may suspend or terminate the Plan at any time. No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        14.2    No Material Impairment of Rights.    Suspension or termination of the Plan shall not materially impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the Participant.

XV.    EFFECTIVE AND EXPIRATION DATE OF PLAN.

        15.1    Effective Date.    The Plan shall become effective on the date that it is approved by the shareholders of the Company (the "Effective Date"), which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. No Share Awards may be granted under the Plan prior to the time that the shareholders have approved the Plan. The approval or disapproval of the Plan by the shareholders of the Company shall have no effect on any other equity compensation plan, program or arrangement sponsored by the Company or any of its Affiliates; provided, that upon shareholder approval of this Plan, no new awards may be granted under the Predecessor Plan. Awards granted under the Predecessor Plan shall continue to be governed by the terms of the Predecessor Plan in effect on the date of grant of such award.

        15.2    Expiration Date.    The Plan shall expire, and no Share Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date, except that no Incentive Stock Option shall be granted under the Plan after the earlier of the tenth (10th) anniversary of (i) the date the Plan is approved by the Board or (ii) the Effective Date. Any Shares Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Share Award Agreement.

XVI.    CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

APPENDIX B

Seagate Technology plc
Directors' Report and Financial Statements For the Year Ended 27 June 2014

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date w SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on October 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials, including notices of shareholder meetings, electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on October 20, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which must be received by October 20, 2014. SEAGATE TECHNOLOGY PLC 38/39 FITZWILLIAM SQUARE DUBLIN 2, IRELAND M77845-P54830 SEAGATE TECHNOLOGY PLC (the "Company") Any shareholder entitled to attend and vote at the Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s) of the Company. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Abstain For Against Nominees: ! ! ! Abstain Against For 1a. Stephen J. Luczo ! ! ! ! ! ! 1b. Frank J. Biondi, Jr. 2. To grant the Directors authority to issue shares. ! ! ! ! ! ! 3. To grant the Directors authority to issue shares for cash without first offering shares to existing Shareholders. 1c. Michael R. Cannon ! ! ! ! ! ! 4. To determine the price range at which the Company can re-issue shares held as treasury shares. 1d. Mei-Wei Cheng ! ! ! ! ! ! 5. To approve the Amended and Restated Seagate Technology plc 2012 Equity Incentive plan. 1e. William T. Coleman ! ! ! ! ! ! 6. To approve, in a non-binding advisory vote, the compensation of named executive officers. 1f. Jay L. Geldmacher ! ! ! ! ! ! 7. To authorize holding the 2015 Annual General Meeting of Shareholders of the Company at a location outside of Ireland. 1g. Kristen M. Onken ! ! ! ! ! ! 8. To ratify, in a non-binding vote, the appointment of Ernst & Young as the independent auditors of the Company and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors' remuneration. 1h. Dr. Chong Sup Park ! ! ! 1i. Gregorio Reyes In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting. ! ! ! 1j. Stephanie Tilenius ! ! ! 1k. Edward J. Zander You can instruct your proxy not to vote on a resolution by inserting an "x" in the box under "Abstain". Please note that an abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for and against a resolution. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders: The Notice and Proxy Statement, Form 10-K, Shareholder letter and Irish Statutory Accounts are available at www.proxyvote.com. M77846-P54830 SEAGATE TECHNOLOGY PLC Annual General Meeting of Shareholders October 22, 2014 9:30 AM local time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Dr. Chong Sup Park and Mr. Kenneth M. Massaroni, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Seagate Technology plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:30 a.m., local time on October 22, 2014, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2014 Annual General Meeting of Shareholders, Dr. Chong Sup Park and Mr. Kenneth M. Massaroni, or each of them, shall be entitled to vote the undersigned's shares, as designated on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4, 5, 6, 7 AND 8, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE The signer(s) hereby acknowledge(s) receipt of the Notice of the 2014 Annual General Meeting of Shareholders and accompanying proxy statement. Continued and to be signed on reverse side